PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated February 21, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-215157

THE FIRST BANCSHARES, INC.

3,563,380 Shares of Common Stock

This prospectus supplement relates to the Prospectus dated February 21, 2017 (the “Prospectus”), which permits the resale of up to 3,563,380 outstanding shares of our common stock by the selling securityholders identified in the Prospectus, as amended and supplemented from time to time. We will pay the expenses of registering the shares, but we are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This prospectus supplement is being filed to update, amend, and supplement the information previously included in the Prospectus with the information contained in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 (the “10-K”) and our Current Report on Form 8-K/A filed with the SEC on March 16, 2017 (the “8-K/A”), which amends our Current Report on Form 8-K filed with the SEC on January 4, 2017. Accordingly, we have attached the 10-K and 8-K/A to this prospectus supplement. You should read this prospectus supplement together with the Prospectus, which is to be delivered with this prospectus supplement.

The First Bancshares, Inc. common stock is listed on the NASDAQ Global Market under the symbol “FBMS”. On March 15, 2017, the closing sale price of the common stock on the NASDAQ Global Market was $28.65 per share.

The securities offered by the selling securityholders, which are shares of our common stock, are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

Investing in our common stock involves a certain degree of risk. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page 7 of the Prospectus, as amended and supplemented by the “Risk Factors” beginning on page 15 of the 10-K, and all other information included or incorporated by reference in this Prospectus in its entirety before you decide whether to invest.

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None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is March 16, 2017.

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____ to ____

Commission file no. 333-94288

THE FIRST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Mississippi	64-0862173
(State or Other Jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or Organization)

6480 U.S. Hwy. 98 West, Suite A
Hattiesburg, Mississippi	39402
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number:	(601) 268-8998

Securities registered under Section 12(b) of the Exchange Act:

Name of Each Exchange on
Title of Each Class	Which Registered

Common Stock, $1.00 par value	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in rule 405 of the Securities Act.

Yes ☐                   No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.

Yes ☐                   No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒                   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☒                   No ☐

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this

Form 10-K ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐                   No ☒

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐  Accelerated filer ☒  Non-accelerated filer ☐ Smaller reporting company ☐

Based on the price at which the registrant’s Common Stock was last sold on June 30, 2016, at that date, the aggregate market value of the registrant’s Common Stock held by non-affiliates of the registrant (assuming solely for the purposes of this calculation that all directors and executive officers of the registrant are “affiliates”) was $82,750,310.28

On March 13, 2017, the registrant had outstanding 9,144,412 shares of common stock.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the following documents are incorporated by reference to Parts II and III of the Form 10-K report: Proxy Statement dated April 12, 2017, and the Annual Report to the Stockholders for the year ended December 31, 2016.

THE FIRST BANCSHARES, INC.

FORM 10-K

THE FIRST BANCSHARES, INC.

FORM 10-K

PART I

This Report, including information incorporated by reference herein, contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which statements are inherently subject to risks and uncertainties. These statements are based on many assumptions and estimates and are not guarantees of future performance. Forward looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other statements concerning opinions or judgments of the Company, the Bank, and management about possible future events or outcomes. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Bank’s customers or vendors, actions of government regulators, the level of market interest rates, and general economic conditions.

Potential risks and uncertainties that could cause our actual results to differ materially from those anticipated in any forward-looking statements include, but are not limited to, the following:

•	reduced earnings due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;

•	reduced earnings due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;

•	the rate of delinquencies and amount of loans charged-off;

•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required to replenish the allowance in future periods;

•	results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses through additional loan loss provisions or writedown assets;

•	the amount of our loan portfolio collateralized by real estate and the weakness in the commercial real estate market;

•	the impact of our efforts to raise capital on our financial position, liquidity, capital, and profitability;

•	risks and uncertainties relating to not successfully negotiating and entering into definitive agreements with respect to, and closing the, currently contemplated acquisitions within our currently expected timeframe and other terms;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•	increased funding costs due to market illiquidity, increased competition for funding, higher interest rates, and increased regulatory requirements with regard to funding;

•	significant increases in competition in the banking and financial services industries;

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•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	our ability to retain our existing customers, including our deposit relationships;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	ability of borrowers to repay loans, which can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, natural disasters, and international instability;

•	changes in deposit flows;

•	changes in accounting principles, policies, or guidelines;

•	our ability to maintain adequate internal controls over financial reporting;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the SEC.

We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in and the assumptions underlying our forward-looking statements are reasonable, we cannot guarantee that these expectations will be achieved or the assumptions will prove out. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ITEM 1. BUSINESS

BUSINESS OF THE COMPANY

Overview and History

The Company was incorporated on June 23, 1995 to serve as a bank holding company for The First, A National Banking Association (“The First”), headquartered in Hattiesburg, Mississippi. The Company is a Mississippi corporation and is a registered financial holding company. The First began operations on August 5, 1996 from our main office in the Oak Grove community, which is now incorporated within the city of Hattiesburg. The First currently operates its main office and 43 full-service branches, one motorbank, and four loan production offices in Mississippi, Alabama, Louisiana and Florida. Our principal executive offices are located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, and our telephone number is (601) 268-8998.

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We exited the recent recession with strong asset quality metrics compared to most of our peers, which we believe illustrates our historically disciplined underwriting and credit culture. As such, we benefited from our strength by taking advantage of growth opportunities when many of our peers were unable to do so. Since that time, we focused on growing earnings per share and increasing our tangible common equity and tangible book value per share. In addition, we returned to strong levels of loan growth by continuing to strengthen our relationships with existing clients and creating new relationships.

We believe we are well-positioned to continue to benefit from the ongoing post-Katrina rebuilding efforts along the Gulf Coast. In September 2011 we completed the purchase of eight branches required to be divested by another financial institution. Seven of these branches were located along the Mississippi Gulf Coast and one was in Louisiana.

In April 2013, we completed our first post-recession acquisition with the purchase of First National Bank of Baldwin County, which resulted in our strategic entry into the south Alabama market. Then in July 2014 we completed our acquisition of Bay Bank, previously headquartered in Mobile, Alabama. The conversion and integration of these acquisitions have been successful to date, and we are optimistic that this market will continue to contribute to our future growth and success. Also in 2014 we established a de novo branch in Baton Rouge, Louisiana and a loan production office in Slidell, Louisiana.

In January, 2017, we completed the acquisitions of Iberville Bank and Gulf Coast Community Bank. We expect the conversion and integrations of these two banks to be successful and to be completed by the end of the second quarter of 2017.

As of December 31, 2016, we had 306 full-time employees and 9 part-time employees, and as of March 13, 2017, we had 427 full-time employees and 22 part-time employees.

Unless otherwise indicated or unless the context requires otherwise, all references in this report to “the Company”, “we”, “us”, “our”, or similar references, mean The First Bancshares, Inc. and our subsidiaries, including our banking subsidiary, The First, A National Banking Association on a consolidated basis. References to “The First” or the “Bank” mean our wholly owned banking subsidiary, The First A National Banking Association.

Market Areas and Recent Developments

The First operates its main office, 16 full-service branches, and one motor branch in Mississippi, ten branches in Alabama, twelve branches in Louisiana and five branches in Florida. In Mississippi, we serve the cities of Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach, Diamondhead, and the surrounding areas of Lamar, Forrest, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties. In Alabama, we serve the Baldwin County and Mobile County, Alabama markets with branches in the following cities: Foley, Daphne, Fairhope, Gulf Shores, Orange Beach, Mobile, Bay Minette, Dauphin Island, and Theodore. In Louisiana, we serve the city of Bogalusa in Washington Parish and Baton Rouge in East Baton Rouge Parish. With the recent acquisitions, we will additionally operate ten branches in Addis, Baton Rouge, Denham Springs, Pierre Part, Plaquemine, Plattenville, Port Allen, Prairieville, Saint Gabriel, and White Castle, Louisiana, and five branches in Gulf Breeze, Pace, and Pensacola, Florida. For more information about the acquisitions of Iberville Bank and Gulf Coast Community Bank you should read “Recent Developments” below [and Note T to the Consolidated Financial Statements]. In addition, the First operates production office in Ocean Springs, Brandon, and Madison in Mississippi and in Slidell, Louisiana.

Recent Developments

Acquisitions of Iberville Bank and Gulf Coast Community Bank

Iberville Bank. On January 1, 2017, we completed our acquisition of 100% of the common stock of Iberville Bank, Plaquemine, Louisiana from A. Wilbert’s Sons Lumber and Shingle Co. (“Iberville Parent”), and immediately thereafter merged Iberville Bank with and into The First. We paid Iberville Parent a total of $28.6 million in cash for all of the outstanding equity securities of Iberville Bank. An additional $2.5 million of the purchase price paid in connection with the purchase of Iberville Bank is being held in escrow as contingency for flood-related losses in the loan portfolio that may be incurred due to recent flooding in Iberville Bank’s market area. At September 30, 2016, Iberville Bank had $257.8 million in total assets, $147.2 million in net loans, $229.6 million in deposits, and $26.5 million in stockholders’ equity.

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Gulf Coast Community Bank. Also on January 1, 2017, we completed our merger with Gulf Coast Community Bank, Pensacola, Florida which was merged with and into The First. Each shareholder of Gulf Coast Community Bank are received, in the aggregate, shares of the Company’s common stock having a value of $25.10, determined by averaging the trading price of our common stock price over a 30 day trading period ending on the fifth business day prior to the closing of the Gulf Coast acquisition, which was December 23, 2016. The aggregate purchase price was 89,591 shares of our common stock in the aggregate value at $2.2 million in exchange for all of the outstanding equity securities of Gulf Coast. As of September 30, 2016, Gulf Coast had total assets of approximately $135.4 million, deposits of approximately $116.6 million, and total stockholders’ equity of approximately $5.8 million.

Banking Services

We strive to provide our customers with the breadth of products and services offered by large regional banks, while maintaining the timely response and personal service of a locally owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, we have a mortgage division. The following is a description of the products and services we offer.

Deposit Services. We offer a full range of deposit services that are typically available in most banks and savings institutions, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our principal market areas at rates competitive to those offered by other banks in these areas. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law. We solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities. In addition, we offer certain retirement account services, such as Individual Retirement Accounts (IRAs).

Loan Products. We offer a full range of commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include equity lines of credit and secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. We also make real estate construction and acquisition loans. Our lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the bank), in general we are subject to an aggregate loans-to-one-borrower limit of 15% of our unimpaired capital and surplus.

Mortgage Loan Division. We have a residential mortgage loan division which originates loans to purchase existing residential homes or construct new homes and to refinance existing mortgages.

Private Banking Division. We have a private banking division, which offers financial services and wealth management services to individuals who meet certain criteria.

Other Services. Other bank services we offer include on-line internet banking services, voice response telephone inquiry services, commercial sweep accounts, cash management services, safe deposit boxes, travelers checks, mobile deposit, direct deposit of payroll and social security checks, and automatic drafts for various accounts. We are associated with the MasterCard, Cirrus, Pulse, and Community Cash networks of automated teller machines that may be used by our customers throughout our market area and other regions. The First also offers VISA credit card services through a correspondent bank.

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Competition

The First generally competes with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. State law permits statewide branching by banks and savings institutions, and many financial institutions in our market area have branch networks. Consequently, commercial banking in Mississippi, Alabama, Louisiana and Florida is highly competitive. Many large banking organizations currently operate in our market area, several of which are controlled by out-of-state ownership. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has been intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Federal legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services. Currently there are numerous other commercial banks, savings institutions, and credit unions operating in The First's primary service area.

We face increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and other institutions in the Company's market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Company. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Company and offer certain services such as trust banking that the Company does not currently provide. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of the Company that may provide these competitors with an advantage in geographic convenience that the Company does not have at present.

We also compete with numerous financial and quasi-financial institutions for deposits and loans, including providers of financial services over the internet.  Recent technology advances and other changes have allowed parties to effectuate financial transactions that previously required the involvement of banks.  For example, consumers can maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits.  Consumers can also complete transactions such as paying bills and transferring funds directly without the assistance of banks.

Available Information

We file reports with the Securities and Exchange Commission. We make available free of charge, on or through our website www.thefirstbank.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and amendments to such filings, as soon as reasonably practicable after each is electronically filed with, or furnished to, the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The SEC maintains a website that contains the Company’s reports, proxy statements, and the Company’s other SEC filings. The address of the SEC’s website is www.sec.gov. Information appearing on the Company’s website is not part of any report that it files with the SEC.

SUPERVISION AND REGULATION

The Company and The First are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), and now most recently the sweeping Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The operations of the Company and The First may be affected by legislative changes and the policies of various regulatory authorities. We are unable to predict the nature or the extent of the effect on our business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

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Bank Holding Company Regulation

The Company is subject to extensive regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). The Company is also required to file certain reports with, and otherwise comply with the rules and regulations of the SEC under federal securities laws.

Federal Regulation

The Company is registered with the Federal Reserve as a bank holding company and has elected to be treated as a financial holding company under the Bank Holding Company Act. As such, the Company and its subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

The Bank Holding Company Act generally prohibits a corporation that owns a federally insured financial institution (“bank”) from engaging in activities other than banking, managing or controlling banks or other subsidiaries engaging in permissible activities. Also prohibited is acquiring or obtaining control of more than 5% of the voting interests of any company that engages in activities other than those activities determined by the Federal Reserve to be so closely related to banking, managing or controlling banks as to be proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve considers whether the performance of the activity can reasonably be expected to produce benefits to the public that outweigh possible adverse effects. Examples of activities that the Federal Reserve has determined to be permissible are making, acquiring or servicing loans; leasing personal property; providing certain investment or financial advice; performing certain data processing services; acting as agent or broker in selling credit life insurance; and performing certain insurance underwriting activities. The Bank Holding Company Act does not place territorial limits on permissible bank-related activities of bank holding companies. Even with respect to permissible activities, however, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or its control of any subsidiary when the Federal Reserve has reasonable cause to believe that continuation of such activity or control of such subsidiary would pose a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before it: (1) acquires ownership or control of any voting shares of any bank if, after such acquisition, such bank holding company will own or control more than 5% of the voting shares of such bank, (2) causes any of its non-bank subsidiaries to acquire all of the assets of a bank, (3) merges with any other bank holding company, or (4) engages in permissible non-banking activities. In reviewing a proposed covered acquisition, the Federal Reserve considers a bank holding company’s financial, managerial and competitive posture. The future prospects of the companies and banks concerned and the convenience and needs of the community to be served are also considered. The Federal Reserve also reviews the indebtedness to be incurred by a bank holding company in connection with the proposed acquisition to ensure that the bank holding company can service such indebtedness without adversely affecting its ability, and the ability of its subsidiaries, to meet their respective regulatory capital requirements. The Bank Holding Company Act further requires that consummation of approved bank holding company or bank acquisitions or mergers must be delayed for a period of not less than 15 or more than 30 days following the date of Federal Reserve approval. During such 15 to 30-day period, the Department of Justice has the right to review the competitive aspects of the proposed transaction. The Department of Justice may file a lawsuit with the relevant United States Court of Appeals seeking an injunction against the proposed acquisition.

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As described above, the prior approval of the Federal Reserve must be obtained before the Company may acquire substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”) permits adequately capitalized and managed bank holding companies to acquire control of banks in any state, subject to federal regulatory approval, without regard to whether such a transaction is prohibited by the laws of any state. The Riegle-Neal Act further provides that a bank holding company may not, following an interstate acquisition, control more than 10% of nationwide insured deposits or 30% of deposits within any state in which the acquiring bank operates. States have the right to adopt legislation to lower the 30% limit, although no states within the Company’s current market area have done so. Additional provisions require that interstate activities conform to the Community Reinvestment Act, which is intended to encourage depository institutions to help meet the credit needs of the communities in which they operate, including low-and moderate-income neighborhoods, consistent with safe and sound operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) authorizes national and state banks to establish de novo branches in other states to the same extent a bank chartered in those states would be so permitted.

The Gramm-Leach-Bliley Act of 1999 (the “Financial Services Modernization Act”) established a comprehensive framework that permits affiliations among qualified bank holding companies, commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company to engage in a full range of financial activities through a financial holding company.

Capital Requirements

General Risk-Based and Leverage-Based Capital Adequacy Requirements

The Federal Reserve has adopted capital adequacy guidelines for use in its examination and regulation of bank holding companies and financial holding companies. The regulatory capital of a bank holding company or financial holding company under applicable federal capital adequacy guidelines is particularly important in the Federal Reserve’s evaluation of the overall safety and soundness of the bank holding company or financial holding company and are important factors considered by the Federal Reserve in evaluating any applications made by such holding company to the Federal Reserve. If regulatory capital falls below minimum guideline levels, a financial holding company may lose its status as a financial holding company and a bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open additional facilities. Additionally, each bank subsidiary of a financial holding company as well as the holding company itself must be well capitalized and well managed as determined by the subsidiary bank’s primary federal regulator, which in the case of The First, is the Office of the Comptroller of the Currency (the “OCC”). To be considered well managed, the bank and holding company must have received at least a satisfactory composite rating and a satisfactory management rating at its most recent examination. The Federal Reserve rates bank holding companies through a confidential component and composite 1-5 rating system, with a composite rating of 1 being the highest rating and 5 being the lowest. This system is designed to help identify institutions requiring special attention. Financial institutions are assigned ratings based on evaluation and rating of their financial condition and operations. Components reviewed include capital adequacy, asset quality, management capability, the quality and level of earnings, the adequacy of liquidity and sensitivity to interest rate fluctuations. As of December 31, 2016, the Company and The First were both well capitalized and well managed.

A financial holding company that becomes aware that it or a subsidiary bank has ceased to be well capitalized or well managed must notify the Federal Reserve and enter into an agreement to cure the identified deficiency. If the deficiency is not cured timely, the Federal Reserve Board may order the financial holding company to divest its banking operations. Alternatively, to avoid divestiture, a financial holding company may cease to engage in the financial holding company activities that are unrelated to banking or otherwise impermissible for a bank holding company.

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The final rules concerning capital adequacy that became effective January 1, 2015 established a new category of capital measure, Common Equity Tier 1 capital, which includes a limited number of capital instruments from the existing definition of Tier 1 Capital, as well as raised minimum thresholds for Tier 1 Leverage capital (100 basis points), and Tier 1 Risk-based capital (200 basis points). Additionally, the final rules introduced a capital conservation buffer of Common Equity Tier 1, Tier 1 Risk-based and Total Risk-based capital ratios above the minimum risk-based capital requirements. The buffer must be maintained to avoid limitations on capital distributions and limitations on discretionary bonus payments to executive officers. Each of the minimum capital ratios took effect in 2015, with the capital conservation buffer set to be phased in beginning in 2016 and implemented in full by 2019. Based on estimated capital ratios using Basel III definitions, the Company and The First currently exceed all capital requirements of the new rule, including the fully phased-in conservation buffer.

The new rules addressed both the components of capital and other issues affecting the numerator in banking institutions’ regulatory capital ratios, as well as the risk weights and other issues affecting the denominator, replacing the existing Basel I-derived risk weighting approach with a more risk-sensitive approach based, in part, on the standardized approach in the Basel Committee’s 2004 “Basel II” capital accords. Regarding the denominator, under the final rules, the Company, among other items, is required to increase the risk weights applied to certain high volatility commercial real estate loans and to certain loans past due. Additionally, the Company is required to risk weight at 20% the conversion factors for commitments with an original maturity of one year or less that are not unconditionally cancellable at any time. Regarding the numerator under the final rules, NOLs and tax credits carried forward are deducted from Tier 1 capital. Additionally, there are deductions and adjustments to capital for goodwill and other intangibles as well as deductions and adjustments to capital by the amount that the carrying value of certain assets exceeds 10% of capital. Examples of these assets are deferred tax assets, mortgage servicing rights, significant investments in unconsolidated subsidiaries, investments in certain capital instruments of financial entities and unrealized gains on cash flow hedges included in accumulated other comprehensive income arising from hedges not carried at fair market value on the balance sheet. Under the final rules, some banks, including The First, were given a one-time “opt out” in which they were allowed to elect to filter certain volatile accumulated other comprehensive income (“AOCI”) components from inclusion in regulatory capital. The AOCI opt-out election was made on the institution’s first Call Report, FR Y-9C or FR Y-9SP, as applicable, filed after January 1, 2015. The Company and The First elected to opt out.

Below are measures of regulatory capital applicable to holding companies in 2016.

	Minimum	Company at 12/31/2016
Tier 1 leverage capital ratio	4.00%	11.9%
Common equity Tier 1 capital ratio*	7.00%	13.8%
Tier 1 capital ratio**	8.50%	14.7%
Total risk-based capital (Tier 1 plus Tier 2)***	10.50%	15.5%
* a minimum of 4.5% plus a capital conservation buffer of 2.5%, which will be fully phased in by January 1, 2019
**a minimum of 6.0% plus a phased-in capital conservation buffer of 2.5%
*** a minimum of 8% plus a phased-in capital conservation buffer of 2.5%

The essential difference between the leverage capital ratio and the risk-based capital ratios is that the latter identify and weight both balance sheet and off-balance sheet risks. Tier 1 capital generally includes common equity, retained earnings, qualifying minority interests (issued by consolidated depository institutions or foreign bank subsidiaries), accounts of consolidated subsidiaries and an amount of qualifying perpetual preferred stock, limited to 50% of Tier 1 capital. In calculating Tier 1 capital, goodwill and other disallowed intangibles and disallowed deferred tax assets and certain other assets are excluded. Tier 2 capital is a secondary component of risk-based capital, consisting primarily of perpetual preferred stock that may not be included as Tier 1 capital, mandatory convertible securities, certain types of subordinated debt and an amount of the allowance for loan losses (limited to 1.25% of risk weighted assets).

The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to take into account off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under the risk-based capital guidelines, assets are assigned to one of four risk categories: 0%, 20%, 50% and 100%. For example, U.S. Treasury securities are assigned to the 0% risk category while most categories of loans are assigned to the 100% risk category. Off-balance sheet exposures such as standby letters of credit are risk-weighted and all or a portion thereof are included in risk-weighted assets based on an assessment of the relative risks that they present. The risk-weighted asset base is equal to the sum of the aggregate dollar values of assets and off-balance sheet items in each risk category, multiplied by the weight assigned to that category.

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Federal Reserve Oversight

The Company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the Company’s consolidated net worth. The Federal Reserve may disapprove such a transaction if it determines that the proposed redemption or stock purchase would constitute an unsafe or unsound practice, would violate any law, regulation, Federal Reserve order or directive or any condition imposed by, or written agreement with, the Federal Reserve.

The Federal Reserve has issued its “Policy Statement on Cash Dividends Not Fully Covered by Earnings (the “Policy Statement”) which sets forth various guidelines that the Federal Reserve believes a bank holding company should follow in establishing its dividend policy. In general, the Federal Reserve stated that bank holding companies should pay dividends only out of current earnings. The Federal Reserve also stated that dividends should not be paid unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

The Company is required to file annual and quarterly reports with the Federal Reserve, and such additional information as the Federal Reserve may require pursuant to the Bank Holding Company Act. The Federal Reserve may examine a bank holding company or any of its subsidiaries.

Additional Federal Regulatory Issues

In June 2010, the federal banking agencies issued joint guidance on executive compensation designed to help ensure that a banking organization’s incentive compensation policies do not encourage imprudent risk taking and are consistent with the safety and soundness of the organization. In addition, the Dodd-Frank Act requires those agencies, along with the Commission, to adopt rules to require reporting of incentive compensation and to prohibit certain compensation arrangements. The federal banking agencies and the Commission proposed such rules in April 2011. In addition, in June 2012, the Commission issued final rules to implement the Dodd-Frank Act’s requirement that the Commission direct the national securities exchanges to adopt certain listing standards related to the compensation committee of a company’s board of directors as well as its compensation advisers.

The Company is a legal entity separate and distinct from The First. There are various restrictions that limit the ability of The First to finance, pay dividends or otherwise supply funds to the Company or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.

Stress Testing

The Dodd-Frank Act requires stress testing of certain bank holding companies and banks that have more than $10 billion but less than $50 billion of consolidated assets (“medium-sized companies”). Additional stress testing is required for banking organizations having $50 billion or more of assets. Because the consolidated assets of the Company and The First are less than these threshold levels, the stress test requirements are not applicable to the Company or to The First at present.

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Company Participation in Legislative and Regulatory Initiatives

The Congress, Treasury Department and the federal banking regulators, including the FDIC, have taken broad action since early September 2008 to address volatility in the U.S. banking system. In October 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted. The EESA authorized the Treasury Department to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in a troubled asset relief program (“TARP”).  The purpose of TARP was to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  The Treasury Department allocated $250 billion towards the TARP Capital Purchase Program (“CPP”), pursuant to which the Treasury Department purchased debt or equity securities from participating institutions.  The TARP also included the Community Development Capital Initiative (“CDCI”), which was made available only to certified Community Development Financial Institutions (“CDFIs”) and imposed a lower dividend or interest rate, as applicable, than the CPP funding. Participants in the TARP are subject to executive compensation limits and are encouraged to expand their lending and mortgage loan modifications.

On February 6, 2009, as part of the CPP, the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with the Treasury Department, pursuant to which the Company sold (i) 5,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series UST (the “CPP Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 54,705 shares of the Company’s Common Stock for an exercise price of $13.71 per share. On September 29, 2010, after successfully obtaining CDFI certification, the Company exited the CPP by refinancing its CPP funding into lower-cost CDCI funding and also accepted additional CDCI funding. In connection with this transaction, the Company retired its CPP Preferred Stock and issued to the Treasury Department 17,123 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series CD (the “CDCI Preferred Stock”). Including refinanced funding and newly obtained funding, the Company’s total CDCI funding was $17,123,000.

The CDCI Preferred Stock qualified as Tier 1 capital and, provided that the Company maintains its CDFI eligibility and certification. While the CDCI Preferred Stock was outstanding, Treasury was entitled to cumulative dividends at a rate of 2% per annum until 2018, and 9% per annum thereafter.

The Company was required to maintain compliance with the eligibility requirements of the CDFI Program. These eligibility requirements included the following:

•	The Company must have a primary mission of promoting community development, based on criteria set forth in 12 C.F.R. 1805.201(b)(1);

•	The Company must provide Financial Products, Development Services, and/or other similar financing as a predominant business activity in arm’s-length transactions, as provided in 12 C.F.R. 1805.201(b)(2);

•	The Company must serve a Target Market by serving one or more Investment Areas and/or Targeted Populations, substantially in the manner set forth in 12 C.F.R. 1805.201(b)(3);

•	The Company must provide Development Services in conjunction with its Financial Products, either directly, through an Affiliate, or through a contract with a third-party provider, as provided in 12 C.F.R. 1805.201(b)(4);

•	The Company must maintain accountability to residents of the applicable Investment Area(s) and/or Targeted Population(s) through representation on its governing Board of Directors or otherwise, as provided in 12 C.F.R. 1805.201(b)(5); and

•	The Company must remain a non-governmental entity which is not an agency or instrumentality of the United States of America, or any State or political subdivision thereof, as described in 12 C.F.R. 1805.201(b)(6) and within the meaning of any supplemental regulations or interpretations of 12 C.F.R. 1805.201(b)(6) or such supplemental regulations published by the Fund.

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As used in the discussion above, the terms “Affiliate,” “Financial Products,” “Development Services,” “Target Market,” “Investment Area(s),” and “Targeted Population(s)” have the meanings ascribed to such terms in 12 C.F.R. 1805.104.

American Reinvestment and Recovery Act of 2009. The America Reinvestment and Recovery Act of 2009 (“ARRA”) contained expansive new restrictions on executive compensation for financial institutions and other companies participating in the TARP. As long as the Treasury continued to hold equity interests in the Company issued under the TARP, the Company monitored its compensation arrangements, modified such compensation arrangements, agreed to limit and limit its compensation deductions, and took such other actions as were necessary to comply with the standards discussed below. These restrictions applied to us during 2016 and are further detailed in implementing regulations found at 31 CFR Part 30, which are described below (any reference to “ARRA” herein includes a reference to the implementing regulations). On December 6, 2016, the Company repurchased all 17,123 shares of its CDCI Preferred Shares from Treasury at fair market value. Therefore, as of December 6, 2016, the Company no longer has any obligations under TARP or the ARRA. However, as part of its repurchase obligations with the Treasury, the Company agreed to maintain its CDFI certification status for a period of two years.

ARRA prohibits bonus and similar payments to the most highly compensated employee of the Company. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all TARP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

ARRA prohibits any payment to the principal executive officer, the principal financial officer, and any of the next eight most highly compensated employees upon departure from the Company for any reason for as long as any TARP-related obligations remain outstanding.

Under ARRA TARP-participating companies are required to recover any bonus or other incentive payment paid to the principal executive officer, the principal financial officer, or any of the next 23 most highly compensated employees on the basis of materially inaccurate financial or other performance criteria.

ARRA prohibits TARP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees.

ARRA requires the principal executive officer and the principal financial officer of any publicly-traded TARP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company’s annual filings with the SEC beginning in 2010.

ARRA requires each TARP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the principal executive officer and the next four other highest paid executive officer of the Company and the next 20 most highly compensated employees of each company receiving TARP assistance before ARRA was enacted, and to “seek to negotiate” with the TARP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with TARP or otherwise in conflict with the public interest.

ARRA also prohibits the payment of tax gross-ups; required disclosures related to perquisite payments and the engagement, if any, by the TARP participant of a compensation consultant; and prohibits the deduction for tax purposes of executive compensation in excess of $500,000 for each applicable senior executive.

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The First, A National Banking Association

The First operates as a national banking association incorporated under the laws of the United States and subject to examination by the OCC. Deposits in The First are insured by the FDIC up to a maximum amount (generally $250,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulate or monitor virtually all areas of The First’s operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC requires The First to maintain certain capital ratios and imposes limitations on The First’s aggregate investment in real estate, bank premises, and furniture and fixtures. The First is required by the OCC to prepare quarterly reports on their financial condition and to conduct an annual audit of their financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

Under FDICIA, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition, or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

National banks and their holding companies which have been chartered or registered or undergone a change in control within the past two years or which have been deemed by the OCC or the Federal Reserve Board, respectively, to be troubled institutions must give the OCC or the Federal Reserve Board, respectively, thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A Deposit Insurance Fund ("DIF") is maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions like The First have paid for deposit insurance under a risk-based premium system. Assessments are calculated based on the depository institution’s average consolidated total assets, less its average amount of tangible equity.

Transactions With Affiliates and Insiders. The First is subject to Section 23A of the Federal Reserve Act, which places limits on the amount of loans to, and certain other transactions with, affiliates, as well as on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of The First's capital and surplus and, as to all affiliates combined, to 20% of The First's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.

The First is also subject to Section 23B of the Federal Reserve Act, which prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution, as those prevailing at the time for comparable transactions with nonaffiliated companies. The First is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

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Dividends. The principal source of funds from which we pay cash dividends are the dividends received from our bank subsidiary, The First. Federal banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Under certain conditions, dividends paid to us by The First are subject to approval by the Office of the Comptroller of the Currency. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under FDICIA, the banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized. See "Capital Requirements" above.

Additionally, as discussed above we participated in the CDCI program under TARP during 2016. We received $17,123,000 in funding under the CDCI program in exchange for our issuance of preferred stock and common stock warrants on September 29, 2010. On December 6, 2016, the Company repurchased all 17,123 shares of its CDCI Preferred Shares at fair market value $15,925,000, which equated to a discount of 7% to par, or $1,198,000. Therefore, the Company no longer has any obligations under the CDCI or TARP. However, due to our participation in the CDCI program during 2016, our ability to raise dividends was constrained by TARP and ARRA to no more than $0.15 per share annually.

Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Mississippi, Alabama, Louisiana and Florida law, banks may open branches throughout these states with the prior approval of the OCC or other primary federal regulator. In addition, with prior regulatory approval, banks are able to acquire existing banking operations in Mississippi, Alabama, Louisiana and Florida. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out of state acquisitions by bank holding companies (subject to veto by new state law), interstate branching by banks if allowed by state law, interstate merging by banks, and de novo branching by national banks if allowed by state law.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, the OCC, or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

USA Patriot Act. In 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) was signed into law. The USA Patriot Act broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA Patriot Act require that regulated financial institutions, including banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. The First has adopted policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and implementing regulations.

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Other Bank Regulations. Interest and certain other charges collected or contracted for by The First are subject to state usury laws and certain federal laws concerning interest rates. The First’s loan operations are subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Practices Act, concerning the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of The First also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Other Regulatory Matters

Risk-retention rules. Under the final risk-retention rules, banks that sponsor the securitization of asset-backed securities and residential-mortgage backed securities are required to retain 5% of any loan they sell or securitize, except for mortgages that meet low-risk standards to be developed by regulators.

Changes to federal preemption. The Dodd-Frank Act created a new independent supervisory body, the Consumer Financial Protection Bureau (the “CFPB”) that is to be housed within the Federal Reserve. The CFPB is the primary regulator for federal consumer financial statutes. State attorneys general are authorized to enforce new regulations issued by the CFPB. Although state consumer financial laws will continue to be preempted under the National Bank Act, OCC determinations of such preemption are made on a case-by-case basis. As a result, it is possible that state consumer financial laws enacted in the future may be held to apply to our business activities. The cost of complying with any such additional laws could have a negative impact on our financial results.

Changes to regulation of bank holding companies. Under the Dodd-Frank Act, bank holding companies must be well-capitalized and well-managed to engage in interstate transactions. In the past, only the subsidiary banks were required to meet those standards. The Federal Reserve Board’s “source of strength doctrine” has now been codified, mandating that bank holding companies such as the Company serve as a source of strength for their subsidiary banks, such that the bank holding company must be able to provide financial assistance in the event the subsidiary bank experiences financial distress.

Mortgage Rules. During 2013, the CFPB finalized a series of rules related to the extension of residential mortgage loans made by banks. Among these rules are requirements that a bank make a good faith determination that a borrower has the ability to repay a mortgage loan prior to extending such credit, a requirement that certain mortgage loans contain escrow payments, new appraisal requirements, and specific rules regarding how loan originators may be compensated and the servicing of residential mortgage loans. The implementation of these new rules began in January 2014.

Volcker Rule. In December 2013, the Federal Reserve, the FDIC, the OCC, the Commission, and the Commodity Futures Trading Commission issued the “Prohibitions And Restrictions On Proprietary Trading And Certain Interests In, And Relationships With, Hedge Funds And Private Equity Funds,” commonly referred to as the Volcker Rule, which regulates and restricts investments which may be made by banks. The Volcker Rule was adopted to implement a portion of the Dodd-Frank Act and new Section 13 of the Bank Holding Company Act, which prohibits any banking entity from engaging in proprietary trading or from acquiring or retaining an ownership interest in, or sponsoring or having certain relationships with, a hedge fund or private equity fund (“covered funds”), subject to certain exemptions.

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Debit Interchange Fees

Interchange fees, or “swipe” fees, are fees that merchants pay to credit card companies and card-issuing banks such as The First for processing electronic payment transactions on their behalf. The maximum permissible interchange fee that an issuer may receive for an electronic debit transaction is the sum of 21 cents per transaction and 5 basis points multiplied by the value of the transaction, subject to an upward adjustment of 1 cent if an issuer certifies that it has implemented policies and procedures reasonably designed to achieve the fraud-prevention standards set forth by the Federal Reserve.

In addition, the legislation prohibits card issuers and networks from entering into exclusive arrangements requiring that debit card transactions be processed on a single network or only two affiliated networks, and allows merchants to determine transaction routing. Due to the Company’s size, The Federal Reserve rule limiting debit interchange fees has not reduced our debit card interchange revenues.

Summary

The foregoing is a brief summary of certain statutes, rules and regulations affecting the Company and The First. It is not intended to be an exhaustive discussion of all statutes and regulations having an impact on the operations of such entities.

Increased regulation generally has resulted in increased legal and compliance expense.

Finally, additional bills may be introduced in the future in the U.S. Congress and state legislatures to alter the structure, regulation and competitive relationships of financial institutions. It cannot be predicted whether and in what form any of these proposals will be adopted or the extent to which the business of the Company and The First may be affected thereby.

Effect of Governmental Monetary and Fiscal Policies

The difference between the interest rate paid on deposits and other borrowings and the interest rate received on loans and securities comprises most of a bank’s earnings. In order to mitigate the interest rate risk inherent in the industry, the banking business is becoming increasingly dependent on the generation of fee and service charge revenue.

The earnings and growth of a bank will be affected by both general economic conditions and the monetary and fiscal policy of the U.S. government and its agencies, particularly the Federal Reserve. The Federal Reserve sets national monetary policy such as seeking to curb inflation and combat recession. This is accomplished by its open-market operations in U.S. government securities, adjustments in the amount of reserves that financial institutions are required to maintain and adjustments to the discount rates on borrowings and target rates for federal funds transactions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates on loans and deposits. The nature and timing of any future changes in monetary policies and their potential impact on the Company cannot be predicted.

ITEM 1A. RISK FACTORS

Making or continuing an investment in securities, including the Company’s Common Stock, involves certain risks that you should carefully consider. The risks and uncertainties described below are not the only risks that may have a material adverse effect on the Company. Additional risks and uncertainties also could adversely affect the Company’s business and results of operations. If any of the following risks actually occur, our business, financial condition or results of operations could be affected, the market price for your securities could decline, and you could lose all or a part of your investment. Further, to the extent that any of the information contained in this Annual Report on Form 10-K constitutes forward-looking statements, the risk factors set forth below also are cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

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We may be vulnerable to certain sectors of the economy.

A significant portion of our loan portfolio is secured by real estate. If the economy deteriorates and real estate values depress beyond a certain point, as happened during the recent recession, the collateral value of the portfolio and the revenue stream from those loans could come under stress and possibly require additional loan loss accruals which would negatively impact our earnings. Our ability to dispose of foreclosed real estate at prices above the respective carrying values could also be adversely affected, causing additional losses.

Difficult market conditions in past years have adversely affected the industry in which we operate.

The capital and credit markets are subject to volatility and disruption. Dramatic declines in the housing market in years past caused home prices to fall and increased foreclosures, unemployment and under-employment. These events, if they were to happen again, could negatively impact the credit performance of mortgage loans and result in significant write-downs of asset values, including government-sponsored entities as well as major commercial and investment banks. Still wary about the stability of the financial markets generally and the strength of counterparties, many lenders still have reduced funding to borrowers, including to other financial institutions. Market turmoil and tightening of credit could lead to an increased level of commercial and consumer delinquencies, lack of consumer confidence and widespread reduction of business activity generally. A worsening of these conditions would have an adverse effect on us and others in the financial institution industry generally, particularly in our real estate markets, as lower home prices and increased foreclosures would result in higher charge-offs and delinquencies.

General economic conditions in the areas where our operations or loans are concentrated may adversely affect our customers’ ability to meet their obligations.

A sudden or severe downturn in the economy in the geographic markets we serve in the states of Mississippi, Louisiana, Alabama or Florida may affect the ability of our customers to meet loan payment obligations on a timely basis. The local economic conditions in these areas have a significant impact on our commercial, real estate, and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing such loans. Changes resulting in adverse economic conditions of these market areas could negatively impact the financial results of the Company’s banking operations, earnings, and profitability.

Additionally, adverse economic changes may cause customers to withdraw deposit balances, thereby causing a strain on our liquidity.

We are subject to a risk of rapid and significant changes in market interest rates.

Our assets and liabilities are primarily monetary in nature, and as a result we are subject to significant risks tied to changes in interest rates. Our ability to operate profitably is largely dependent upon net interest income. Unexpected movement in interest rates markedly changing the slope of the current yield curve could cause net interest margins to decrease, subsequently decreasing net interest income. In addition, such changes could adversely affect the valuation of our assets and liabilities.

At present the Company’s one-year interest rate sensitivity position is slightly asset sensitive, but a gradual increase in interest rates during the next twelve months should not have a significant impact on net interest income during that period. However, as with most financial institutions, the Company’s results of operations are affected by changes in interest rates and the Company’s ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and/or changes in the relationships between long-term and short-term market interest rates. A change in this difference might result in an increase in interest expense relative to interest income, or a decrease in the Company’s interest rate spread.

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Certain changes in interest rates, inflation, or the financial markets could affect demand for our products and our ability to deliver products efficiently.

Loan originations, and therefore loan revenues, could be adversely impacted by sharply rising interest rates. Conversely, sharply falling rates could increase prepayments within our loan and securities portfolio lowering interest earnings from those assets. An unanticipated increase in inflation could cause operating costs related to salaries and benefits, technology, and supplies to increase at a faster pace than revenues.

The fair market value of the securities portfolio and the investment income from these securities also fluctuates depending on general economic and market conditions. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

Changes in the policies of monetary authorities and other government action could adversely affect profitability.

The results of operations of the Company are affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, we cannot predict possible future changes in interest rates, deposit levels, loan demand or the Company’s business and earnings. Furthermore, the actions of the United States government and other governments in responding to developing situations or implementing new fiscal or trade policies may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Natural disasters could affect our ability to operate.

Our market areas are susceptible to natural disasters such as hurricanes and tornados. Natural disasters can disrupt operations, result in damage to properties that may be securing our loan assets and negatively affect the local economies in which we operate. We cannot predict whether or to what extent damage caused by future hurricanes, tornados or other natural disasters will affect operations or the economies in our market areas, but such weather events could cause a decline in loan originations, a decline in the value or destruction of properties securing the loans and an increase in the risk of delinquencies, foreclosures or loan losses.

Greater loan losses than expected may adversely affect our earnings.

The First, as lender, is exposed to the risk that its customers will be unable to repay their loans in accordance with their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on operating results. Credit risk with respect to our real estate and construction loan portfolio will relate principally to the creditworthiness of corporations and the value of the real estate serving as security for the repayment of loans. Credit risk with respect to its commercial and consumer loan portfolio will relate principally to the general creditworthiness of businesses and individuals within our local markets.

The First makes various assumptions and judgments about the collectability of its loan portfolio and provides an allowance for estimated loan losses based on a number of factors. The First believes that its current allowance for loan losses is adequate. However, if our assumptions or judgments prove to be incorrect, the allowance for loan losses may not be sufficient to cover actual loan losses. We may have to increase the allowance in the future in response to the request of one of our primary banking regulators, to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of the loan portfolio. The actual amount of future provisions for loan losses cannot be determined at this time and may vary from the amounts of past provisions.

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We may need to rely on the financial markets to provide needed capital.

Our common stock is listed and traded on the NASDAQ stock market. Although we anticipate that our capital resources will be adequate for the foreseeable future to meet our capital requirements, at times we may depend on the liquidity of the NASDAQ stock market to raise equity capital. If the market should fail to operate, or if conditions in the capital markets are adverse, we may be constrained in raising capital. Should these risks materialize, the ability to further expand our operations through organic or acquisitive growth may be limited.

We are subject to regulation by various Federal and State entities.

The Company and The First are subject to the regulations of the Securities and Exchange Commission (“SEC”), the Consumer Financial Protection Bureau, the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the OCC. New regulations issued by these agencies may adversely affect our ability to carry on our business activities. The Company is subject to various Federal and state laws and certain changes in these laws and regulations may adversely affect operations.

The Company and The First are also subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. Changes in accounting rules could adversely affect the reported financial statements or results of operations of the Company and may also require extraordinary efforts or additional costs to implement. Any of these laws or regulations may be modified or changed from time to time, and we cannot be assured that such modifications or changes will not adversely affect the Company.

We may engage in acquisitions of other businesses from time to time, which may not be well-received.

On occasion, we may engage in acquisitions of other businesses. Difficulty in integrating an acquired business or company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, or other anticipated benefits from any acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of the Company’s business or the business of the acquired company, or otherwise adversely affect the Company’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. The acquired companies may also have legal contingencies, beyond those that we are aware of, that could result in unexpected costs. The Company may need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of any significant acquisition, which may adversely impact earnings.

We may fail to realize the anticipated cost savings and other financial benefits of the Iberville Bank Acquisition and Gulf Coast Acquisition on the anticipated schedule, if at all..

The First, Iberville Bank, and Gulf Coast have historically operated independently. The success of the mergers of Iberville Bank and Gulf Coast into The First will depend, in part, on our ability to successfully combine the businesses of The First, Iberville Bank, and Gulf Coast. To realize these anticipated benefits, The First expects to integrate Iberville Bank’s and Gulf Coast’s businesses with its own businesses. We may face significant challenges in integrating both Iberville Bank’s and Gulf Coast’s operations into our operations in a timely and efficient manner and in retaining personnel from these two banks that we anticipate needing. Achieving the anticipated cost savings and financial benefits of the mergers will depend, in part, on whether we can successfully integrate these businesses. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, and policies that adversely affect our ability to maintain relationships with clients, customers, depositors, and employees or to achieve the anticipated benefits of the merger. In addition, the integration of certain operations following the mergers will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company. Any inability to realize the full extent of, or any of, the anticipated cost savings and financial benefits of the mergers, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the market price of our common stock.

18

We are subject to industry competition which may have an adverse impact upon our success.

The profitability of the Company depends on its ability to compete successfully with other financial services companies. We operate in a highly competitive financial services environment. Certain competitors are larger and may have more resources than we do. We face competition in our regional market areas from other commercial banks, savings institutions, credit unions, internet banks, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other financial intermediaries that offer similar services. Some of the nonbank competitors are not subject to the same extensive regulations that govern the Company or The First and may have greater flexibility in competing for business.

The First faces increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and other institutions in The First's market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon The First. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than The First and offer certain services such as trust banking that The First does not currently provide. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of The First that may provide these competitors with an advantage in geographic convenience that The First does not have at present. Currently there are numerous other commercial banks, savings institutions, and credit unions operating in The First's primary service area.

We also compete with numerous financial and quasi-financial institutions for deposits and loans, including providers of financial services over the internet.  Recent technology advances and other changes have allowed parties to effectuate financial transactions that previously required the involvement of banks.  For example, consumers can maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits.  Consumers can also complete transactions such as paying bills and transferring funds directly without the assistance of banks.  The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits.  The loss of these revenue streams and access to lower cost deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

Future issuances of additional securities could result in dilution of shareholders’ ownership.

We may determine from time to time to issue additional securities to raise additional capital, support growth, or to make acquisitions. Further, we may issue stock options or other stock grants to retain and motivate our employees. Such issuances of our securities could dilute the ownership interests of the Company’s shareholders.

Anti-takeover laws and certain agreements and charter provisions may adversely affect share value.

Certain provisions of state and federal law and our articles of incorporation may make it more difficult for someone to acquire control of the Company. Under federal law, subject to certain exemptions, a person, entity, or group must notify the federal banking agencies before acquiring 10% or more of the outstanding voting stock of a bank holding company, including the Company’s shares. Banking agencies review the acquisition to determine if it will result in a change of control. The banking agencies have 60 days to act on the notice, and take into account several factors, including the resources of the acquiror and the antitrust effects of the acquisition. There also are Mississippi statutory provisions and provisions in our articles of incorporation that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in our articles of incorporation could result in the Company being less attractive to a potential acquiror.

Securities issued by the Company, including the Company’s common stock, are not FDIC insured.

Securities issued by the Company, including the Company’s common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the Deposit Insurance Fund, or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

19

The failure of other financial institutions could adversely affect the Company.

Our ability to engage in routine funding transactions could be adversely affected by the actions and potential failures of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. As a result, defaults by, or even rumors or concerns about, one or more financial institutions or the financial services industry generally have led to market-wide liquidity problems and could lead to losses or defaults by the Company or by other institutions.

Concern by customers over deposit insurance may cause a decrease in deposits and changes in the mix of funding sources available to the Company.

With increased concerns about bank failures during and after the recent recession, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured and some may seek deposit products or other bank savings and investment products that are collateralized. Decreases in deposits and changes in the mix of funding sources may adversely affect the Company’s funding costs and net income.

Evaluation of investment securities for other-than-temporary impairment involves subjective determinations and could materially impact our results of operations and financial condition.

The evaluation of impairments is a quantitative and qualitative process, which is subject to risks and uncertainties, and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuers’ financial condition or future recovery prospects, the effects of changes in interest rates or credit spreads and the expected recovery period. Estimating future cash flows involves incorporating information received from third-party sources and making internal assumptions and judgments regarding the future performance of the underlying collateral and assessing the probability that an adverse change in future cash flows has occurred. The determination of the amount of other-than-temporary impairments is based upon the Company’s quarterly evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.

Additionally, our management considers a wide range of factors about the security issuer and uses its reasonable judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Impairments to the carrying value of our investment securities may need to be taken in the future, which would have a material adverse effect on our results of operations and financial condition.

We may be required to pay additional insurance premiums to the FDIC, which could negatively impact earnings.

Pursuant to the Dodd-Frank Act, the limit on FDIC coverage has been permanently increased to $250,000, causing the premiums assessed to The First by the FDIC to increase. Depending upon any future losses that the FDIC insurance fund may suffer, there can be no assurance that there will not be additional premium increases in order to replenish the fund. The FDIC may need to set a higher base rate schedule or impose special assessments due to future financial institution failures and updated failure and loss projections. Potentially higher FDIC assessment rates than those currently projected could have an adverse impact on our results of operations.

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With the completion of the acquisitions of Iberville Bank and Gulf Coast, the market price of our common stock may be affected by factors different from those historically affecting our independent operations through The First.

The historic businesses of each of The First, Iberville Bank, and Gulf Coast differ in important respects, and accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those historically affecting the independent results of operations of The First, Iberville Bank, and Gulf Coast.

The impact of flooding events in Louisiana and southwest Mississippi in 2016 on our market areas and those of Iberville Bank is presently unknown.

The First (including through the legacy operations of Iberville Bank) has a physical presence and collateral securing loans in or near parts of Louisiana and Mississippi that were affected by the late summer 2016 significant flooding in those areas. The First has worked diligently to assess and quantify the impact, if any, of this flooding on their respective businesses. While The First believes that any impact on their respective businesses has already been or will be adequately accounted for, either through the presence of insurance, special loan provisions, or otherwise, there can be no assurances that such measures will be appropriate or adequate. If the residual impact from such flooding is more significant on the businesses of The First, then the results of operations or financial condition of The First could be negatively impacted. If the impact from the flooding is more adverse than believed, the anticipated benefits from the Iberville Bank Acquisition may not be realized or realized to a lesser extent, and might have an adverse effect on the combined company and our Common Stock following such merger.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None

ITEM 2. PROPERTIES

Our company’s main office, which is the holding company headquarters, is located at 6480 U.S. Hwy 98 West in Hattiesburg, Mississippi. As of year-end, we had 28 full service banking and financial services offices and one motor bank facility as well as four loan production offices. We lease the Hardy Court Branch, the Gulfport Downtown Branch, the Pascagoula Branch, the Ocean Springs Branch, the Fairhope Branch, the Bayley’s Corner Branch, the Theodore Branch, the Dauphin Island Branch and the Baton Rouge Branch, which comprise nine of our full services banking and financial services offices. We also lease the Brandon, the Madison, the Ocean Springs and the Slidell loan production offices. Management ensures that all properties, whether owned or leased, are maintained in suitable condition.

ITEM 3. LEGAL PROCEEDINGS

From time to time the Company and/or The First may be named as defendants in various lawsuits arising out of the normal course of business. At present, the Company is not aware of any legal proceedings that it anticipates may materially adversely affect its business.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

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PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available to future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	250,217 shares
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	-0-	-0-	250,217 shares

Market Information

Our common stock trades on the NASDAQ Global Market under the ticker symbol “FBMS”. The following table sets forth the high and low sales price of the Company’s common stock as reported on the NASDAQ Global Market. These prices do not reflect retail mark-ups, mark-downs or commissions.

				Cash
		High	Low	Dividends
		Sale	Sale	Paid

2016	4th quarter	$28.50	$17.10	$0.0375
	3rd quarter	19.55	16.99	0.0375
	2nd quarter	17.72	15.50	0.0375
	1st quarter	18.50	15.32	0.0375
2015
	4th quarter	$18.34	$15.58	$0.0375
	3rd quarter	18.46	16.10	0.0375
	2nd quarter	16.99	15.50	0.0375
	1st quarter	17.70	13.80	0.0375

There were approximately 2,031 record holders of the Company’s common stock at March 13, 2017 and 9,144,412 shares outstanding.

Payment of Dividends

The principal sources of funds to the Company to pay dividends are the dividends received from The First, National Banking Association, Hattiesburg, Mississippi. Consequently, dividends are dependent upon The First’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by the Company’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years.

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Issuer Purchases of Equity Securities

The following table sets forth shares of our common stock we repurchased during the period ended December 31, 2016.

				Current Program
Period	Total Number of Shares Purchased		Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
1st Quarter 2016	-		-	-	-
2nd Quarter 2016	5,898		$18.00	-	-
3rd Quarter 2016	3,997		$17.50	-	-
4th Quarter 2016	-		-	-	-
Total	9,895	(a)	$17.75	-	-

(a)	Represents shares withheld by the Company in order to satisfy employee tax obligations for vesting of restricted stock awards.

Stock Performance Graph

The following performance graph and related information are neither “soliciting material” nor “filed’ with the SEC, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent the Company specifically incorporates it by reference to such filing.

The performance graph compares the cumulative five-year shareholder return on the Company’s common stock, assuming an investment of $100 on December 31, 2011 and the reinvestment of dividends thereafter, to that of the common stocks of United States companies reported in the NASDAQ Composite-Total Returns Index and the common stocks of the NASDAQ OMX Banks Index. The NASDAQ OMX Banks Index contains securities of NASDAQ-listed companies classified according to the Industry Classification Benchmark as Banks. They include banks providing a broad range of financial services, including retail banking, loans and money transmissions.

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ITEM 6. SELECTED FINANCIAL DATA

In response to this Item, the information contained on page 5 of the Company’s Annual Report to Shareholders for the year ended December 31, 2016, is incorporated herein by reference.

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ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In response to this Item, the information contained on pages 6 through 35 of the Company's Annual Report to Shareholders for the year ended December 31, 2016, is incorporated herein by reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In response to this Item, the information contained on pages 32 through 34 of the Company’s Annual Report to Shareholders for the year ended December 31, 2016 entitled “Interest Rate Risk Management” is incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

In response to this Item, the information contained on pages 39 through 90 of the Company's Annual Report to Shareholders for the year ended December 31, 2016 is incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A. CONTROLS AND PROCEDURES

The Company’s principal executive officer and principal financial officer have concluded, based upon their evaluation of the Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of December 31, 2016 that the Company’s disclosure controls and procedures were effective. During the quarter ended December 31, 2016, no changes have occurred in the Company’s internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting.

The First Bancshares, Inc.

Management’s Report on Internal Control Over Financial Reporting

Management of the Company is responsible for establishing and maintaining effective “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f) under the Securities Exchange Act of 1934). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). This assessment included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act. Based on this evaluation, management of the Company has concluded the Company maintained effective internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rule 13a-15(f), as of December 31, 2016.

25

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. These inherent limitations, however, are known features of the financial reporting process. It is possible, therefore, to design into the process safeguards to reduce, though not eliminate, this risk.

T. E. Lott & Company, an independent registered public accounting firm, which audited the Company’s consolidated financial statements included in this Form 10-K, has issued an attestation report on the Company’s internal control over financial reporting, which is included herein.

/s/ M. Ray (Hoppy) Cole, Jr.	/s/ Dee Dee Lowery
CEO and President	Executive VP and Chief Financial Officer
March 16, 2017	March 16, 2017

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the internal control over financial reporting of The First Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Because management's assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's Board of Directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

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Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The First Bancshares, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, and our report dated March 16, 2017, expressed an unqualified opinion on those consolidated financial statements.

/s/ T. E. Lott & Company

Columbus, Mississippi

March 16, 2017

ITEM 9B. OTHER INFORMATION

Not applicable.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

In response to this Item, the information contained under the captions, “Election of Directors” and “Additional Information Concerning Directors and Officers” of the Company's Proxy Statement to be filed with the SEC relating to the Annual Meeting of Shareholders to be held on May 25, 2017, is incorporated herein by reference.

Code of Ethics

Our company’s Board of Directors has adopted a Code of Ethics that applies to the Company's directors, officers and employees. A copy of this Code of Ethics can be found at the Company's internet website at www.thefirstbank.com. We intend to disclose any amendments to the Company’s Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, on the Company's internet website within five business days following such amendment or waiver. The information contained on or connected to the Company's internet website is not incorporated by reference into this Form 10-K and should not be considered part of this or any other report that we file with or furnish to the SEC.

Audit Committee

The information contained under the caption “Committees of the Board of Directors” of the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on May 25, 2017, is incorporated herein by reference. The Board of Directors has determined that there is at least one independent audit committee financial expert, J. Douglas Seidenburg, serving on the Audit Committee, as the terms independent and audit committee financial expert are used in pertinent NASDAQ listing standards and Securities and Exchange Commission regulations.

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Corporate Governance

The information contained under the caption “Additional Information Concerning Directors and Officers” of the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on May 25, 2017 is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

In response to this Item, the information contained under the captions “Executive Officer Compensation” and “Director Compensation” of the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on May 25, 2017, is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

In response to this Item, the information contained under the caption “Security Ownership of Certain Beneficial Owners and Management” of the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on May 25, 2017, is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

In response to this Item, the information contained under the caption “Certain Relationships and Related Transactions” of the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on May 25, 2017, is incorporated herein by reference.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

In response to this Item, the information contained under the caption “Principal Accountant Fees and Services” of the Company’s Proxy Statement for the Annual meeting of Shareholders to be held on May 25, 2017, is incorporated herein by reference.

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PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as part of this Report:

1.	The following consolidated financial statements of The First Bancshares, Inc. and subsidiaries are filed as part of this Report under Item 8 – Financial Statements and Supplementary Data and included as Exhibit 13.1, hereto:

Consolidated balance sheets – December 31, 2016 and 2015 (page 39)

Consolidated statements of income – Years ended December 31, 2016, 2015, and 2014 (pages 40 to 41)

Consolidated statements of other comprehensive income – Years ended December 31, 2016, 2015, and 2014 (page 42)

Consolidated statements of changes in stockholders’ equity– Years ended December 31, 2016, 2015 and 2014 (pages 43-45)

Consolidated statements of cash flows –Years ended December 31, 2016, 2015, and 2014 (pages 46 to 47)

Notes to consolidated financial statements – December 31, 2016, 2015, and 2014 (pages 48 to 90)

2.	Consolidated Financial Statement Schedules:

All schedules have been omitted, as the required information is either inapplicable or included in the Notes to Consolidated Financial Statements.

3.	Exhibits required to be filed by Item 601 of Regulation S-K, by Item 15(b) are listed below.

(b)	Exhibits:

All other financial statements and schedules are omitted as the required information is inapplicable or the required information is presented in the consolidated financial statements or related notes.

(a) 3. Exhibits:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated October 12, 2016, by and among The First Bancshares, Inc., The First, A National Banking Association, and Gulf Coast Community Bank (incorporated herein by reference to Exhibit 1.2 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

2.2	Stock Purchase Agreement, dated October 12, 2016, by and between The First Bancshares, Inc. and A. Wilbert’s Sons Lumber and Shingle Co. (incorporated herein by reference to Exhibit 1.1 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the First Bancshares’ Current Report on Form 8-K filed on July 28, 2016)

3.2	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to the First Bancshares’ Current Report on Form 8-K filed on March 18, 2016)

3.3	Certificate of Designation of the Series E Preferred Stock of The First Bancshares, Inc., effective October 14, 2016 (incorporated herein by reference to Exhibit 3.1 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

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4.1	Provisions in the Company’s Articles of Incorporation and Bylaws defining the rights of holders of the Company’s Common Stock (incorporated herein by reference to Exhibit 3.1 to The First Bancshares’ Current Report on Form 8-K filed on July 28, 2016 and to Exhibit 3.2 to The First Bancshares’ Current Report on Form 8-K filed on March 18, 2016)

4.2	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement No. 333-137198 on Form S-1 filed on September 8, 2006).

4.3	Certificate of Designation of the Series E Preferred Stock of The First Bancshares, Inc., effective October 14, 2016 (incorporated herein by reference to Exhibit 3.1 to The First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

10.1	Securities Purchase Agreement between the Company and the Purchasers provided therein, dated October 12, 2016 (incorporated herein by reference to Exhibit 1.3 to The First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

10.2	Registration Rights Agreement between the Company and the Purchasers provided therein, dated October 12, 2016 (incorporated herein by reference to Exhibit 1.4 to the First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)

10.3	Securities Purchase Agreement, dated as of December 6, 2016, by and between the United States Department of the Treasury and the Company (incorporated herein by reference to Exhibit 10.3 to the Registration Statement No. 333-215157 on Form S-1 filed on December 16, 2016).

10.4	Employment Agreement dated May 31, 2011, between The First, A National Banking Association, and M. Ray Cole, Jr. (incorporated herein by reference to Exhibit 10.5 of The First Bancshares' Annual Report on Form 10-K filed on March 29, 2012)

10.5	Change in Control Agreement dated as of February 1, 2017 between the Company and Dee Dee Lowery (incorporated herein by reference to Exhibit 10.1 of The First Bancshares’ Current Report on Form 8-K filed on February 6, 2016)

10.6	The First Bancshares, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to Exhibit 4.3 to The First Bancshares’ Registration Statement No. 171996 on Form S-8)

10.7	Amendment to 2007 Stock Incentive Plan effective May 28, 2015 (incorporated herein by reference to Exhibit 10.6 to The First Bancshares Annual Report on Form 10-K filed on March 30, 2016)

10.8	Loan Agreement, dated as of December 5, 2016, by and between the Company, as Borrower, and First Tennessee Bank National Association, as Lender (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 9, 2016).

10.9	Supplemental Executive Retirement Agreement between The First, A National Banking Association and M. Ray (Hoppy) Cole, Jr., as amended.

10.10	Supplemental Executive Retirement Agreement between The First, A National Banking Association and Donna T. Lowery, as amended.

10.11	Form of Supplemental Executive Retirement Agreements for Executives of The First, A National Banking Association.

13.1	The Company's 2016 Annual Report to Shareholders (pages 5 to 90)

21.1	Subsidiaries of The First Bancshares, Inc.

23.1	Consent of T.E. Lott & Company

31.1	Rule 13a-14(a)/15d-14(a) Certification of M. Ray (Hoppy) Cole, Jr.

31.2	Rule 13a-14(a)/15d-14(a) Certification of Dee Dee Lowery

32.1	Section 1350 Certifications

99.1	EESA Certifications of CEO

99.2	EESA Certifications of CFO

ITEM 16. FORM 10-K SUMMARY

None.

30

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE FIRST BANCSHARES, INC.

Date: March 16, 2017	By:	/s/ M. Ray (Hoppy) Cole, Jr.
M. Ray (Hoppy) Cole, Jr.
Chief Executive Officer and President
(Principal Executive Officer)

Date: March 16, 2017	By:	/s/ Dee Dee Lowery
Dee Dee Lowery
Executive VP and Chief Financial Officer
(Principal Financial and Principal Accounting
Officer)

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURES	CAPACITIES	DATE

/s/E. Ricky Gibson	Director and Chairman of the Board	March 16, 2017
/s/ David W. Bomboy	Director	March 16, 2017
/s/ Charles R. Lightsey	Director	March 16, 2017
/s/ Fred McMurry	Director	March 16, 2017
/s/ Gregory Mitchell	Director	March 16, 2017
/s/ Ted E. Parker	Director	March 16, 2017
/s/ J. Douglas Seidenburg	Director	March 16, 2017
/s/ Andrew D. Stetelman	Director	March 16, 2017
/s/ M. Ray (Hoppy) Cole, Jr.	CEO, President and Director	March 16, 2017
(Principal Executive Officer)
/s/ Dee Dee Lowery	Executive VP & Chief Financial Officer
(Principal Financial and
	Accounting Officer)	March 16, 2017

31

Exhibit 10.9

The First, a National Banking Association Supplemental Executive Retirement Agreement

The First, A National Banking Association

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS supplemental executive retirement AGREEMENT (“Agreement”) is made and entered into this 19 day of May, 2014, (“Effective Date”) between The First, A National Banking Association (“Bank”), a federally-chartered commercial bank located in Hattiesburg, Mississippi, and Milton R. Cole, Jr. (“Executive”).

Article 1

Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Each benefit described is in lieu of any other benefit herein, except as expressly stated otherwise.

Table A: Retirement Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following attainment of age 65 while in the employment of the Bank	$98,039.00 per year	Equal monthly installments	Payments begin: 30 days following Separation from Service Duration: 180 months

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service (voluntary or involuntary, except for Cause) prior to age 65	Vested portion of the Accrued Liability Balance, as of Separation from Service, according to the following vesting schedule: 10% per year until 100% vested after 10 Years of Service	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Separation from Service ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months
Change in Control prior to age 65	100% of the *present value of the full Table A Retirement Benefit, as if Executive had attained the age of 65 in the employment of the Bank**	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Change in Control ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months

The First, a National Banking Association Supplemental Executive Retirement Agreement

Table B (Cont.)

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Disability prior to age 65	100% of the Accrued Liability Balance, calculated as of the date of Disability	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Disability ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months

*Present Value Calculations shall be done using the discount rate being used to accrue for these benefits at the time of Change in Control

**If the Bank is under a regulatory order at the time of a Change in Control, the amount of benefit will be reduced to equal the amount available under a Separation from Service

***If payment at age 65 is elected, any Accrued Liability Balance will be credited with an interest rate equal to the discount rate being used at the time of the triggering payment event. Such rate shall be applied (compounded annually) from the date of the triggering payment event until payment commences.

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Death (while actively employed)	$1,470,585.00	Lump sum	Payment begins (to Beneficiary): 30 days following Executive’s death
Death during installment payout of benefit under Table A or Table B	An amount equal to any remaining unpaid payments	Equal monthly installments	Payment begins (to Beneficiary): 30 days following Executive’s death Duration: until remainder of payments have been made, and on same schedule as if Executive had lived

Article 2

Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3

Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the "Code"). It is also intended that the Agreement be "unfunded" and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not be construed to provide income to the Executive or Beneficiary under Code prior to actual receipt of benefits.

The First, a National Banking Association Supplemental Executive Retirement Agreement

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1	“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12, FAS 106, and FAS 87. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, and which may be adjusted from time to time.

3.2	“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.

3.3	“Board” shall mean the Board of Directors of the Bank.

3.4	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.5	“Disability” shall mean Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.6	“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

The First, a National Banking Association Supplemental Executive Retirement Agreement

3.7	“Termination for Cause” shall mean:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

3.8	“Years of Service” shall mean each consecutive 12-month period during which Executive is employed by the Bank on a full-time basis, commencing with the Effective Date of this Agreement. The Board shall have full discretion to determine whether a partial year qualifies as a completed Year of Service.

Article 4

Beneficiary

4.1	Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

4.2	Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

4.3	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

The First, a National Banking Association Supplemental Executive Retirement Agreement

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s employment is terminated for Cause.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3	Noncompetition. In consideration of any benefits received hereunder, the Executive shall not, during the term of employment with the Bank and for a period of one (1) year after Separation from Service with the Bank for any reason other than Cause, either directly or indirectly own, have a proprietary interest in, be employed by, or serve as a consultant to or for any retail banking business (other than the Bank and its subsidiaries) which is engaged in the same or similar field of endeavor as that of the Bank (including any of the Bank’s present or future subsidiaries) and which is located within fifty (50) miles of any location where the Bank (including any of the Bank’s present or future subsidiaries) is engaged in business. In addition, no Executive shall, during the term of his employment with the Bank and for a period of one (1) years after Separation from Service from the Bank, influence or attempt to influence or solicit any other employee, consultant, client, or agent of the Bank to terminate its employment or relationship with the Bank or to work for or on behalf of any competitor or potential competitor of the Bank, including, without limitation, the Executive or any other entity controlled or organized by an Executive or in which an Executive is an owner, officer, a director or agent. Failure to abide by these Covenants will result in loss of any benefits described hereunder.

Article 6

Administration of Agreement

6.1	Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

5

The First, a National Banking Association Supplemental Executive Retirement Agreement

6.2	Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

6.3	Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.

6.4	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.5	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.6	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.7	Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

6.8	Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in any administrative services contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims and Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6

The First, a National Banking Association Supplemental Executive Retirement Agreement

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7

The First, a National Banking Association Supplemental Executive Retirement Agreement

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Provided, however, if the Board determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, the Bank may terminate this Agreement. Additionally, the Bank may also amend this Agreement to conform to written directives to the Bank from its banking regulators.

8.2	Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and
(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

8

The First, a National Banking Association Supplemental Executive Retirement Agreement

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Mississippi, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9

The First, a National Banking Association Supplemental Executive Retirement Agreement

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14	Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

9.15	Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

10

The First, a National Banking Association Supplemental Executive Retirement Agreement

9.16	Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

[Signature Page]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:

The First, A National Banking Association

/s/ M. Ray (Hoppy) Cole, Jr.	By /s/ Donna T. Lowery
Milton R. Cole, Jr.
Title EVP and Chief Financial Officer

11

The First, a National Banking Association Supplemental Executive Retirement Agreement

BENEFICIARY DESIGNATION FORM

( )	New Designation
( )	Change in Designation

I, __________________________, designate the following as Beneficiary under the Agreement:

Primary: ___________________________________________________________ Name Relationship ___________________________________________________________ Name Relationship	_____% _____%
Contingent: ___________________________________________________________ Name Relationship ___________________________________________________________ Name Relationship	_____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your name] ”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.

Name:

Signature:	Date: _______

Received by the Plan Administrator [Bank] this ________ day of ___________________, 2___

By:

Title:

12

FIRST AMENDMENT

to the

THE FIRST, A NATIONAL BANKING ASSOCIATION

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

for

MILTON R. COLE, JR.

THIS FIRST AMENDMENT is entered into this 1st day of April, 2016, by and between THE FIRST, A NATIONAL BANKING ASSOCIATION, a federally-chartered commercial bank located in HATTIESBURG, MISSISSIPPI (the “Bank”), and MILTON R. COLE, JR. (the “Executive”).

WHEREAS, the Bank and the Executive executed the Supplemental Executive Retirement Agreement on May 19, 2014 (“Agreement”); and

WHEREAS, Section 8.1 of the Agreement provides that the Agreement may be amended upon mutual consent of the Bank and the Executive; and

WHEREAS, the purpose of this FIRST AMENDMENT is to increase the benefits payable to the Executive under the Agreement.

NOW, THEREFORE, pursuant to Section 8.1 of the Agreement, it is mutually agreed by and between the Bank and the Executive as follows:

1.	Article 1, Table A, the second column, shall be amended to increase the total Amount of Benefit to $164,110.00 per year.

2.	Article 1, Table C, first row, second column, shall be amended to increase the total Amount of Benefit to $2,961,650.00.

3.	Article 1, Table C, shall be modified to add a post-retirement death benefit as the third row. This benefit is in addition to the death benefit described in the second row of Table C, where applicable.

The changes to Table C, as described in points 2 and 3 above, are reflected in the revised Table C shown below:

Table C: Death Benefit

Note: Executive may be entitled to the death benefit amounts described in both rows 2 and 3 of this Table C, contingent upon meeting the criteria set forth therein.

Distribution Event	Amount of Benefit		Form of Benefit	Timing of Benefit Distribution
Death while actively employed (this benefit is effective until Executive’s Separation from Service at any age)	$2,961,650.00		Lump sum	Payment begins (to Beneficiary): 30 days following Executive’s death
Death during installment payout of benefit under Table A or Table B (this benefit applies to installment payments earned before or after age 65)	An amount equal to any remaining unpaid payments		Equal monthly installments	Payment begins (to Beneficiary): 30 days following Executive’s death Duration: until remainder of payments have been made, and on same schedule as if Executive had lived

If Executive dies after having reached age 65 in the employment of the Bank, and thereafter Separates from Service, the Bank will pay the Beneficiary a death benefit in an amount that corresponds with the Executive’s age at death

(this benefit is in addition to, and not in lieu of, the benefit described under row 2 of this Table C, and may only be earned if Executives reaches age 65 while in the employment of the Bank)

	Age at death	Amount of death benefit	Lump sum	Payment begins (to Beneficiary): 30 days following Executive’s death
	65	$450,000
	66	$450,000
	67	$400,000
	68	$400,000
	69	$350,000
	70	$350,000
	71	$300,000
	72	$300,000
	73	$250,000
	74	$250,000
	75	$200,000
	76	$200,000
	77	$150,000
	78	$150,000
	79	$100,000
	80	$100,000
	81	$50,000
	82 or later	$50,000

This Amendment supersedes any prior amendment on the same subject. To the extent any paragraph, term, or provision of the Agreement is not specifically amended herein, or in any other amendment thereto, such paragraph, term, or provision shall remain in full force and effect as set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this FIRST AMENDMENT as of the date indicated above.

EXECUTIVE:	BANK:

THE FIRST, A NATIONAL BANKING ASSOCIATION

/s/ M. Ray (Hoppy) Cole, Jr.	By /s/ Donna T. Lowery
Milton R. Cole, Jr.
Title EVP and Chief Financial Officer

Exhibit 10.10

The First, A National Banking Association Supplemental Executive Retirement Agreement

The First, A National Banking Association

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS supplemental executive retirement AGREEMENT (“Agreement”) is made and entered into this 19 day of May, 2014, (“Effective Date”) between The First, A National Banking Association (“Bank”), a federally-chartered commercial bank located in Hattiesburg, Mississippi, and Donna T. Lowery (“Executive”).

Article 1

Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Each benefit described is in lieu of any other benefit herein, except as expressly stated otherwise.

Table A: Retirement Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following attainment of age 65 while in the employment of the Bank	$53,252.00 per year	Equal monthly installments	Payments begin: 30 days following Separation from Service Duration: 180 months

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service (voluntary or involuntary, except for Cause) prior to age 65	Vested portion of the Accrued Liability Balance, as of Separation from Service, according to the following vesting schedule: 10% per year until 100% vested after 10 Years of Service	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Separation from Service ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months
Change in Control prior to age 65	100% of the *present value of the full Table A Retirement Benefit, as if Executive had attained the age of 65 in the employment of the Bank**	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Change in Control ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months

The First, A National Banking Association Supplemental Executive Retirement Agreement

Table B (Cont.)

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Disability prior to age 65	100% of the Accrued Liability Balance, calculated as of the date of Disability	As elected: X Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): X 30 days following Disability ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months

*Present Value Calculations shall be done using the discount rate being used to accrue for these benefits at the time of Change in Control

**If the Bank is under a regulatory order at the time of a Change in Control, the amount of benefit will be reduced to equal the amount available under a Separation from Service

***If payment at age 65 is elected, any Accrued Liability Balance will be credited with an interest rate equal to the discount rate being used at the time of the triggering payment event. Such rate shall be applied (compounded annually) from the date of the triggering payment event until payment commences.

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Death (while actively employed)	$798,780.00	Lump sum	Payment begins (to Beneficiary): 30 days following Executive’s death
Death during installment payout of benefit under Table A or Table B	An amount equal to any remaining unpaid payments	Equal monthly installments	Payment begins (to Beneficiary): 30 days following Executive’s death Duration: until remainder of payments have been made, and on same schedule as if Executive had lived

Article 2

Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3

Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the "Code"). It is also intended that the Agreement be "unfunded" and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not be construed to provide income to the Executive or Beneficiary under Code prior to actual receipt of benefits.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1	“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12, FAS 106, and FAS 87. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, and which may be adjusted from time to time.

3.2	“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.

3.3	“Board” shall mean the Board of Directors of the Bank.

3.4	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation Sec.1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.5	“Disability” shall mean Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.6	“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

3.7	“Termination for Cause” shall mean:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

3.8	“Years of Service” shall mean each consecutive 12-month period during which Executive is employed by the Bank on a full-time basis, commencing with the Effective Date of this Agreement. The Board shall have full discretion to determine whether a partial year qualifies as a completed Year of Service.

Article 4

Beneficiary

4.1	Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

4.2	Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

4.3	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s employment is terminated for Cause.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3	Noncompetition. In consideration of any benefits received hereunder, the Executive shall not, during the term of employment with the Bank and for a period of one (1) year after Separation from Service with the Bank for any reason other than Cause, either directly or indirectly own, have a proprietary interest in, be employed by, or serve as a consultant to or for any retail banking business (other than the Bank and its subsidiaries) which is engaged in the same or similar field of endeavor as that of the Bank (including any of the Bank’s present or future subsidiaries) and which is located within fifty (50) miles of any location where the Bank (including any of the Bank’s present or future subsidiaries) is engaged in business. In addition, no Executive shall, during the term of his employment with the Bank and for a period of one (1) years after Separation from Service from the Bank, influence or attempt to influence or solicit any other employee, consultant, client, or agent of the Bank to terminate its employment or relationship with the Bank or to work for or on behalf of any competitor or potential competitor of the Bank, including, without limitation, the Executive or any other entity controlled or organized by an Executive or in which an Executive is an owner, officer, a director or agent. Failure to abide by these Covenants will result in loss of any benefits described hereunder.

Article 6

Administration of Agreement

6.1	Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

6.2	Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

6.3	Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.

6.4	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.5	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.6	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.7	Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

6.8	Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in any administrative services contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims and Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Provided, however, if the Board determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, the Bank may terminate this Agreement. Additionally, the Bank may also amend this Agreement to conform to written directives to the Bank from its banking regulators.

8.2	Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and
(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Mississippi, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14	Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

9.15	Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

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The First, A National Banking Association Supplemental Executive Retirement Agreement

9.16	Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

[Signature Page]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:

The First, A National Banking Association

/s/ Donna T. Lowery	By /s/ M. Ray (Hoppy) Cole, Jr.
Donna T. Lowery
Title President and CEO

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The First, A National Banking Association Supplemental Executive Retirement Agreement

BENEFICIARY DESIGNATION FORM

( )	New Designation
( )	Change in Designation

I, __________________________, designate the following as Beneficiary under the Agreement:

Primary: ___________________________________________________________ Name Relationship ___________________________________________________________ Name Relationship	_____% _____%
Contingent: ___________________________________________________________ Name Relationship ___________________________________________________________ Name Relationship	_____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.

Name:

Signature:	Date: _______

Received by the Plan Administrator [Bank] this ________ day of ___________________, 2___

By:

Title:

12

FIRST AMENDMENT

to the

THE FIRST, A NATIONAL BANKING ASSOCIATION

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

for

DONNA T. LOWERY

THIS FIRST AMENDMENT is entered into this 1st day of April, 2016, by and between THE FIRST, A NATIONAL BANKING ASSOCIATION, a federally-chartered commercial bank located in HATTIESBURG, MISSISSIPPI (the “Bank”), and DONNA T. LOWERY (the “Executive”).

WHEREAS, the Bank and the Executive executed the Supplemental Executive Retirement Agreement on May 19, 2014 (“Agreement”); and

WHEREAS, Section 8.1 of the Agreement provides that the Agreement may be amended upon mutual consent of the Bank and the Executive; and

WHEREAS, the purpose of this FIRST AMENDMENT is to increase the benefits payable to the Executive under the Agreement.

NOW, THEREFORE, pursuant to Section 8.1 of the Agreement, it is mutually agreed by and between the Bank and the Executive as follows:

1.	Table A, the second column, shall be amended to increase the total Amount of Benefit to $89,140.00 per year.

2.	Table C, first row, second column, shall be amended to increase the total Amount of Benefit to $1,337,100.00.

This Amendment supersedes any prior amendment on the same subject. To the extent any paragraph, term, or provision of the Agreement is not specifically amended herein, or in any other amendment thereto, such paragraph, term, or provision shall remain in full force and effect as set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this FIRST AMENDMENT as of the date indicated above.

EXECUTIVE:	BANK:

THE FIRST, A NATIONAL BANKING ASSOCIATION

/s/ Donna T. Lowery	By /s/ M. Ray (Hoppy) Cole, Jr.
Donna T. Lowery
Title President and CEO

Exhibit 10.11

The First, a National Banking Association Supplemental Executive Retirement Agreement

The First, A National Banking Association

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS supplemental executive retirement AGREEMENT (“Agreement”) is made and entered into this ____ day of _____________, 20___, (“Effective Date”) between The First, A National Banking Association (“Bank”), a federally-chartered commercial bank located in Hattiesburg, Mississippi, and ______________ (“Executive”).

Article 1

Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Each benefit described is in lieu of any other benefit herein, except as expressly stated otherwise.

Table A: Retirement Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following attainment of age 65 while in the employment of the Bank	$12,000.00 per year	Equal monthly installments	Payments begin: 30 days following Separation from Service Duration: 180 months

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service (voluntary or involuntary, except for Cause) prior to age 65	Vested percentage of the Accrued Liability Balance, as of Separation from Service, according to the following vesting schedule:	As elected: ☐ Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): ☐ 30 days following Separation from Service ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months
Change in Control prior to age 65	100% of the *present value of the full Table A Retirement Benefit, as if Executive had attained the age of 65 in the employment of the Bank**	As elected: ☐ Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): ☐ 30 days following Change in Control ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months

The First, a National Banking Association Supplemental Executive Retirement Agreement

Table B (Cont.)

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Disability prior to age 65	100% of the Accrued Liability Balance, calculated as of the date of Disability	As elected: ☐ Lump sum or ☐ Equal monthly installments	Payment begins (elect one only): ☐ 30 days following Disability ☐ Upon attaining age 65*** If installments, duration: [check one box only]: ☐ 36 months ☐ 60 months ☐ 120 months

*Present Value Calculations shall be done using the discount rate being used to accrue for these benefits at the time of Change in Control

**If the Bank is under a regulatory order at the time of a Change in Control, the amount of benefit will be reduced to equal the amount available under a Separation from Service

***If payment at age 65 is elected, any Accrued Liability Balance will be credited with an interest rate equal to the discount rate being used at the time of the triggering payment event. Such rate shall be applied (compounded annually) from the date of the triggering payment event until payment commences.

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Death (while actively employed)	$680,000.00	Lump sum	Payment begins (to Beneficiary): 30 days following Executive’s death
Death during installment payout of benefit under Table A or Table B	An amount equal to any remaining unpaid payments	Equal monthly installments	Payment begins (to Beneficiary): 30 days following Executive’s death Duration: until remainder of payments have been made, and on same schedule as if Executive had lived

Article 2

Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3

Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the "Code"). It is also intended that the Agreement be "unfunded" and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not be construed to provide income to the Executive or Beneficiary under Code prior to actual receipt of benefits.

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The First, a National Banking Association Supplemental Executive Retirement Agreement

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1	“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12, FAS 106, and FAS 87. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, and which may be adjusted from time to time.

3.2	“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.

3.3	“Board” shall mean the Board of Directors of the Bank.

3.4	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.5	“Disability” shall mean Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.6	“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

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The First, a National Banking Association Supplemental Executive Retirement Agreement

3.7	“Termination for Cause” shall mean:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

3.8	“Years of Service” shall mean each consecutive 12-month period during which Executive is employed by the Bank on a full-time basis, commencing with the Effective Date of this Agreement. The Board shall have full discretion to determine whether a partial year qualifies as a completed Year of Service.

Article 4

Beneficiary

4.1	Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

4.2	Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

4.3	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

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The First, a National Banking Association Supplemental Executive Retirement Agreement

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s employment is terminated for Cause.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3	Noncompetition. In consideration of any benefits received hereunder, the Executive shall not, during the term of employment with the Bank and for a period of one (1) year after Separation from Service with the Bank for any reason other than Cause, either directly or indirectly own, have a proprietary interest in, be employed by, or serve as a consultant to or for any retail banking business (other than the Bank and its subsidiaries) which is engaged in the same or similar field of endeavor as that of the Bank (including any of the Bank’s present or future subsidiaries) and which is located within fifty (50) miles of any location where the Bank (including any of the Bank’s present or future subsidiaries) is engaged in business. In addition, no Executive shall, during the term of his employment with the Bank and for a period of one (1) years after Separation from Service from the Bank, influence or attempt to influence or solicit any other employee, consultant, client, or agent of the Bank to terminate its employment or relationship with the Bank or to work for or on behalf of any competitor or potential competitor of the Bank, including, without limitation, the Executive or any other entity controlled or organized by an Executive or in which an Executive is an owner, officer, a director or agent. Failure to abide by these Covenants will result in loss of any benefits described hereunder.

Article 6

Administration of Agreement

6.1	Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

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The First, a National Banking Association Supplemental Executive Retirement Agreement

6.2	Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

6.3	Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.

6.4	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.5	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.6	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.7	Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

6.8	Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in any administrative services contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims and Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

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The First, a National Banking Association Supplemental Executive Retirement Agreement

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

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The First, a National Banking Association Supplemental Executive Retirement Agreement

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Provided, however, if the Board determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, the Bank may terminate this Agreement. Additionally, the Bank may also amend this Agreement to conform to written directives to the Bank from its banking regulators.

8.2	Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and
(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

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The First, a National Banking Association Supplemental Executive Retirement Agreement

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Mississippi, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

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The First, a National Banking Association Supplemental Executive Retirement Agreement

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14	Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

9.15	Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

9.16	Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

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The First, a National Banking Association Supplemental Executive Retirement Agreement

[Signature Page]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:

The First, A National Banking Association

By
[Executive]
Title

11

The First, a National Banking Association Supplemental Executive Retirement Agreement

BENEFICIARY DESIGNATION FORM

( )	New Designation
( )	Change in Designation

I, __________________________, designate the following as Beneficiary under the Agreement:

Primary: ___________________________________________________________ Name Relationship ___________________________________________________________ Name Relationship	_____% _____%
Contingent: ___________________________________________________________ Name Relationship ___________________________________________________________ Name Relationship	_____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.

Name:

Signature:	Date: _______

Received by the Plan Administrator [Bank] this ________ day of ___________________, 2___

By:

Title:

12

EXHIBIT 13.1

THE FIRST BANCSHARES, INC.

2016 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2016	2015	2014	2013	2012
Earnings:
Net interest income	$40,289	$36,994	$33,398	$28,401	$22,194
Provision for loan losses	625	410	1,418	1,076	1,228

Noninterest income	11,247	7,588	7,803	7,083	6,324
Noninterest expense	36,862	32,161	30,734	28,165	22,164
Net income	10,119	8,799	6,614	4,639	4,049
Net income applicable to common stockholders	9,666	8,456	6,251	4,215	3,624

Per common share data:
Basic net income per share	$1.78	$1.57	$1.20	$.98	$1.17
Diluted net income per share	1.57	1.55	1.19	.96	1.16

Per share data:
Basic net income per share	$1.86	$1.64	$1.27	$1.07	$1.31
Diluted net income per share	1.64	1.62	1.25	1.06	1.29

Selected Year End Balances:

Total assets	$1,277,367	$1,145,131	$1,093,768	$940,890	$721,385
Securities	255,799	254,959	270,174	258,023	226,301
Loans, net of allowance	865,424	769,742	700,540	577,574	408,970
Deposits	1,039,191	916,695	892,775	779,971	596,627
Stockholders’ equity	154,527	103,436	96,216	85,108	65,885

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Purpose

The purpose of management's discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and The First during the year ended December 31, 2016, when compared to the years 2015 and 2014. The Company's consolidated financial statements and related notes should also be considered.

Critical Accounting Policies

In the preparation of the Company's consolidated financial statements, certain significant amounts are based upon judgment and estimates. The most critical of these is the accounting policy related to the allowance for loan losses. The allowance is based in large measure upon management's evaluation of borrowers' abilities to make loan payments, local and national economic conditions, and other subjective factors. If any of these factors were to deteriorate, management would update its estimates and judgments which may require additional loss provisions.

Companies are required to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company’s intent and ability to hold the security. Pursuant to these requirements, Management assesses valuation declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or market-related factors, such as interest rates. Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are recorded in earnings as realized losses.

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. As part of its testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines the fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the fair value of goodwill with its carrying amount, and then measures impaired loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Other intangibles are also assessed for impairment, both annually and when events or circumstances occur, that make it more likely than not that impairment has occurred. No impairment was indicated when the annual test was performed in 2016.

Overview

The First Bancshares, Inc. (the Company) was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. Currently, the First has 48 locations in South Mississippi, South Alabama, Louisiana, and Florida. The Company and The First engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals.

The Company’s primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, the Company seeks to employ as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, the Company also maintains a portion of its deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as “Federal Funds Sold”) to correspondent banks. The revenue which the Company earns (prior to deducting its overhead expenses) is essentially a function of the amount of the Company’s loans and deposits, as well as the profit margin (“interest spread”) and fee income which can be generated on these amounts.

The Company increased to approximately $1.3 billion in total assets, and $1.0 billion in deposits at December 31, 2016 from approximately $1.1 billion in total assets, and $916.7 million in deposits at December 31, 2015. Loans net of allowance for loan losses increased to $865.4 million at December 31, 2016 from approximately $769.7 million at December 31, 2015. The Company increased to $154.5 million in stockholders’ equity at December 31, 2016 from approximately $103.4 million at December 31, 2015. The First reported net income of $11.6 million, $9.6 million and $7.4 million for the years ended December 31, 2016, 2015, and 2014, respectively. For the years ended December 31, 2016, 2015 and 2014, the Company reported consolidated net income applicable to common stockholders of $9.7 million, $8.5 million and $6.3 million, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars In Thousands, Except Per Share Data)

	December 31,
	2016	2015	2014	2013	2012
Earnings:
Net interest income	$40,289	$36,994	$33,398	$28,401	$22,194
Provision for loan losses	625	410	1,418	1,076	1,228

Noninterest income	11,247	7,588	7,803	7,083	6,324
Noninterest expense	36,862	32,161	30,734	28,165	22,164
Net income	10,119	8,799	6,614	4,639	4,049
Net income applicable to common stockholders	9,666	8,456	6,251	4,215	3,624

Per common share data:
Basic net income per share	$1.78	$1.57	$1.20	$.98	$1.17
Diluted net income per share	1.57	1.55	1.19	.96	1.16

Per share data:
Basic net income per share	$1.86	$1.64	$1.27	$1.07	$1.31
Diluted net income per share	1.64	1.62	1.25	1.06	1.29

Selected Year End Balances:

Total assets	$1,277,367	$1,145,131	$1,093,768	$940,890	$721,385
Securities	255,799	254,959	270,174	258,023	226,301
Loans, net of allowance	865,424	769,742	700,540	577,574	408,970
Deposits	1,039,191	916,695	892,775	779,971	596,627
Stockholders’ equity	154,527	103,436	96,216	85,108	65,885

Results of Operations

The following is a summary of the results of operations by The First for the years ended December 31, 2016, 2015, and 2014.

	2016	2015	2014
	(In thousands)

Interest income	$44,535	$40,196	$36,365
Interest expense	4,094	3,022	2,791
Net interest income	40,441	37,174	33,574

Provision for loan losses	625	410	1,418

Net interest income after provision for loan losses	39,816	36,764	32,156

Other income	10,540	7,589	7,439

Other expense	33,941	31,032	29,477

Income tax expense	4,766	3,701	2,733

Net income	$11,649	$9,620	$7,385

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2016, 2015, and 2014:

	2016	2015	2014
	(In thousands)

Net interest income:
Net interest income of The First	$40,504	$37,174	$33,574
Intercompany eliminations	(215)	(180)	(176)
	$40,289	$36,994	$33,398

Net income applicable to common stockholders:
Net income of The First	$11,649	$9,620	$7,385
Net loss of the Company, excluding intercompany accounts	(1,983)	(1,164)	(1,134)
	$9,666	$8,456	$6,251

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of $9,666,382 for the year ended December 31, 2016, compared to a consolidated net income of $8,456,242 for the year ended December 31, 2015, and consolidated net income of $6,250,743 for the year ended December 31, 2014. The increase in income was attributable to an increase in net interest income of $3.3 million or 8.9%, an increase in other income of $3.7 million, or 48.2%, which was partially offset by an increase in other expenses of $4.7 million or 14.6%. Other expenses included charges of $521,000 related to the acquisitions. See Note T of Notes to Consolidated Financial Statements included at Item 8 of this report for more information on how the Company accounts for business combinations.

Consolidated Net Interest Income

The largest component of net income for the Company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Consolidated net interest income was approximately $40,289,000 for the year ended December 31, 2016, as compared to $36,994,000 for the year ended December 31, 2015, and $33,398,000 for the year ended December 31, 2014. This increase was the direct result of increased loan volumes during 2016 as compared to 2015 and increased loan volumes during 2015 as compared to 2014. Average interest-bearing liabilities for the year 2016 were $911,037,000 compared to $822,708,000 for the year 2015 and $746,025,000 for the year 2014. At December 31, 2016, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.63% compared to 3.65% at December 31, 2015 and compared to 3.62% at December 31, 2014. The net interest margin (which is net interest income divided by average earning assets) was 3.71% for the year 2016 compared to 3.72% for the year 2015 and compared to 3.70% for the year 2014. Rates paid on average interest-bearing liabilities increased to .47% for the year 2016 compared to ..39% for the year 2015 and compared to .40% for the year 2014. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 73.9% of average earnings assets for the year 2016 compared to 71.7% the year 2015 and 67.8% for the year 2014.

Average Balances, Income and Expenses, and Rates. The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

Average Balances, Income and Expenses, and Rates

		Years Ended December 31,
	2016			2015			2014
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
	(Dollars in thousands)
Assets
Earning Assets
Loans (1)(2)	$820,881	$38,497	4.69%	$730,326	$34,242	4.69%	$632,049	$30,276	4.79%
Securities (4)	261,508	6,885	2.63%	256,462	6,759	2.64%	271,247	7,024	2.59%
Federal funds sold (3)	18,806	127	.68%	24,582	64	.26%	24,845	53	.21%
Other	10,029	59	.59%	7,585	93	1.23%	3,827	85	2.22%
Total earning assets	1,111,224	45,568	4.10%	1,018,955	41,158	4.04%	931,968	37,438	4.02%

Other	117,735			103,237			98,354
Total assets	$1,228,959			$1,122,192			$1,030,322

Liabilities
Interest-bearing liabilities	$911,037	$4,316	.47%	$822,708	$3,208	.39%	$746,025	$2,973	.40%
Demand deposits (1)	191,998			196,284			184,037
Other liabilities	5,601			4,594			11,990
Stockholders’ equity	120,323			98,606			88,270
Total liabilities and stockholders’ equity	$1,228,959			$1,122,192			$1,030,322

Net interest spread			3.63%			3.65%			3.62%
Net yield on interest-earning assets		$41,252	3.71%		$37,950	3.72%		$34,465	3.70%

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $3,265, $7,368, and $6,056, respectively, during the periods presented. (i.e. 2016, 2015 and 2014). Loans include held for sale loans.
(2)	Includes loan fees of $857, $692, and $717, respectively, during the periods presented (i.e. 2016, 2015 and 2014).
(3)	Includes EBA-MNBB and Federal Reserve – New Orleans.
(4)	Tax equivalent yield

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2016 versus 2015 Increase (decrease) due to			2015 versus 2014 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$3,807	$448	$4,255	$3,826	$140	$3,966
Securities	174	(48)	126	(409)	144	(265)
Federal funds sold	(63)	126	63	19	(8)	11
Other short-term investments	4	(38)	(34)	3	5	8
Total interest income	3,922	488	4,410	3,439	281	3,720
Interest-Bearing Liabilities
Interest-bearing transaction accounts	207	215	422	204	66	270
Money market accounts and savings	(15)	54	39	6	(24)	(18)
Time deposits	108	313	421	(108)	50	(58)
Borrowed funds	77	149	226	77	(36)	41
Total interest expense	377	731	1,108	179	56	235
Net interest income	$3,545	$(243)	$3,302	$3,260	$225	$3,485

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2016, 2015, and 2014.

	December 31, 2016
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$121,391	$88,433	$209,824	$663,110	$872,934
Securities (2)	10,092	21,376	31,468	224,331	255,799
Funds sold and other	425	29,975	30,400	-	30,400
Total earning assets	$131,908	$139,784	$271,692	$887,441	$1,159,133
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$430,903	$430,903	$-	$430,903
Money market accounts	113,253	-	113,253	-	113,253
Savings deposits (1)	-	69,540	69,540	-	69,540
Time deposits	31,273	93,456	124,729	98,288	223,017
Total interest-bearing deposits	144,526	593,899	738,425	98,288	836,713
Borrowed funds (3)	30,000	26,000	56,000	13,000	69,000
Total interest-bearing liabilities	174,526	619,899	794,425	111,288	905,713
Interest-sensitivity gap per period	$(42,618)	$(480,115)	$(522,733)	$776,153	$253,420
Cumulative gap at December 31, 2016	$(42,618)	$(522,733)	$(522,733)	$253,420	$253,420
Ratio of cumulative gap to total earning assets at December 31, 2016	(3.7%)	(45.1%)	(45.1%)	21.9%

	December 31, 2015
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$101,160	$76,996	$178,156	$598,333	$776,489
Securities (2)	14,831	18,100	32,931	222,028	254,959
Funds sold and other	321	17,303	17,624	-	17,624
Total earning assets	$116,312	$112,399	$228,711	$820,361	$1,049,072
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$373,686	$373,686	$-	$373,686
Money market accounts	105,434	-	105,434	-	105,434
Savings deposits (1)	-	68,657	68,657	-	68,657
Time deposits	37,222	83,549	120,771	58,702	179,473
Total interest-bearing deposits	142,656	525,892	668,548	58,702	727,250
Borrowed funds (3)	81,130	21,191	102,321	8,000	110,321
Total interest-bearing liabilities	223,786	547,083	770,869	66,702	837,571
Interest-sensitivity gap per period	$(107,474)	$(434,684)	$(542,158)	$753,659	$211,501
Cumulative gap at December 31, 2015	$(107,474)	$(542,158)	$(542,158)	$211,501	$211,501
Ratio of cumulative gap to total earning assets at December 31, 2015	(10.2%)	(51.7%)	(51.7%)	20.2%

	December 31, 2014
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$99,183	$82,644	$181,827	$524,808	$706,635
Securities (2)	14,266	14,880	29,146	241,028	270,174
Funds sold and other	386	13,899	14,285	-	14,285
Total earning assets	$113,835	$111,423	$225,258	$765,836	$991,094
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$301,721	$301,721	$-	$301,721
Money market accounts	117,018	-	117,018	-	117,018
Savings deposits (1)	-	66,615	66,615	-	66,615
Time deposits	53,529	78,581	132,110	73,949	206,059
Total interest-bearing deposits	170,547	446,917	617,464	73,949	691,413
Borrowed funds (3)	40,004	40,464	80,468	8,982	89,450
Total interest-bearing liabilities	210,551	487,381	697,932	82,931	780,863
Interest-sensitivity gap per period	$(96,716)	$(375,958)	$(472,674)	$682,905	$210,231
Cumulative gap at December 31, 2014	$(96,716)	$(472,674)	$(472,674)	$210,231	$210,231
Ratio of cumulative gap to total earning assets at December 31, 2014	(9.8%)	(47.7%)	(47.7%)	21.2%

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are fairly stable. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is liability sensitive within the one-year time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position within one year would not be as indicative of the Company’s true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

The following tables depict, for the periods indicated, certain information related to interest rate sensitivity in net interest income and market value of equity.

December 31, 2016

	Net Interest Income at Risk		Market Value of Equity
Change in Interest Rates	% Change from Base	Policy Limit	% Change from Base	Policy Limit

Up 400 bps	15.4%	-20%	22.9%	-40.00%
Up 300 bps	11.8%	-15%	18.8%	-30.00%
Up 200 bps	8.0%	-10%	13.7%	-20.00%
Up 100 bps	4.0%	-5%	7.6%	-10.00%
Down 100 bps	-4.8%	-5%	-9.5%	-10.00%
Down 200 bps	-6.6%	-10%	-11.6%	-20.00%

December 31, 2015

	Net Interest Income at Risk		Market Value of Equity
Change in Interest Rates	% Change from Base	Policy Limit	% Change from Base	Policy Limit

Up 400 bps	11.2%	-20%	34.3%	-40.00%
Up 300 bps	8.6%	-15%	27.7%	-30.00%
Up 200 bps	5.8%	-10%	20.0%	-20.00%
Up 100 bps	2.9%	-5%	10.8%	-10.00%
Down 100 bps	-2.7%	-5%	-11.5%	-10.00%
Down 200 bps	-4.7%	-10%	-10.0%	-20.00%

December 31, 2014

	Net Interest Income at Risk		Market Value of Equity
Change in Interest Rates	% Change from Base	Policy Limit	% Change from Base	Policy Limit

Up 400 bps	9.9%	-20%	-14.9%	-40.00%
Up 300 bps	7.4%	-15%	-11.2%	-30.00%
Up 200 bps	4.8%	-10%	-7.7%	-20.00%
Up 100 bps	2.1%	-5%	-4.1%	-10.00%
Down 100 bps	-3.2%	-5%	6.5%	-10.00%
Down 200 bps	-5.1%	-10%	18.7%	-20.00%

Provision and Allowance for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

The Company’s allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance. The Company’s determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior seven years is utilized in determining the appropriate allowance. Historical loss factors are determined by criticized and uncriticized loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The loss factors of peer groups are considered in the determination of the allowance and are used to assist in the establishment of a long-term loss history for areas in which this data is unavailable and incorporated into the qualitative factors to be considered. The historical loss factors may also be modified based upon other qualitative factors including but not limited to local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio. These factors require judgment upon the part of management and are based upon state and national economic reports received from various institutions and agencies including the Federal Reserve Bank, United States Bureau of Economic Analysis, Bureau of Labor Statistics, meetings with the Company’s loan officers and loan committees, and data and guidance received or obtained from the Company’s regulatory authorities.

The second part of the allowance is determined in accordance with guidance issued by the FASB regarding impaired loans. Impaired loans are determined based upon a review by internal loan review and senior loan officers. Impaired loans are loans for which the Bank does not expect to receive contractual interest and/or principal by the due date. A specific allowance is assigned to each loan determined to be impaired based upon the value of the loan’s underlying collateral. Appraisals are used by management to determine the value of the collateral.

The sum of the two parts constitutes management’s best estimate of an appropriate allowance for loan losses. When the estimated allowance is determined, it is presented to the Company’s audit committee for review and approval on a quarterly basis.

Our allowance for loan losses model is focused on establishing a loss history within the Bank and relying on specific impairment to determine credits that the Bank feels the ultimate repayment source will be liquidation of the subject collateral.  Our model takes into account many other factors as well such as local and national economic factors, portfolio trends, non performing asset, charge off, and delinquency trends as well as underwriting standards and the experience of branch management and lending staff.   These trends are measured in the following ways:

Local Trends: (Updated quarterly usually the month following quarter end)

Local Unemployment Rate
Insurance Issues (Windpool Areas)
Bankruptcy Rates (Increasing/Declining)
Local Commercial R/E Vacancy Rates
Established Market/New Market
Hurricane Threat

National Trends: (Updated quarterly usually the month following quarter end)

Gross Domestic Product (GDP)
Home Sales
Consumer Price Index (CPI)
Interest Rate Environment (Increasing/Steady/Declining)
Single Family Construction Starts
Inflation Rate
Retail Sales

Portfolio Trends: (Updated monthly as the ALLL is calculated)

Second Mortgages
Single Pay Loans
Non-Recourse Loans
Limited Guaranty Loans
Loan to Value Exceptions
Secured by Non-Owner Occupied Property
Raw Land Loans
Unsecured Loans

Measurable Bank Trends: (Updated quarterly)

Delinquency Trends
Non-Accrual Trends
Net Charge Offs
Loan Volume Trends
Non-Performing Assets
Underwriting Standards/Lending Policies
Experience/Depth of Bank Lending Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2016, most economic indicators pointed to a stable and improving economy thus most factors were assigned a neutral basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the Bank has determined as having more risk.  Portfolio risk is defined as areas in the Bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the Bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the Bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the Bank as a whole. Branches with concentrations in these areas are graded on a scale from – 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the Bank at risk in the event of repossession or foreclosure.

Measurable Bank Wide Trends are measured on a quarterly basis as well. This consists of data tracked on a bank wide basis in which we have identified areas of additional risk or the need for additional allocation to the allowance for loan loss.   Data is updated quarterly, each area is assigned a basis point value from -25 basis points to + 25 basis points based on how each area measures to the previous time period.  Net charge offs, loan volume trends and non performing assets have all trended upwards therefore increasing the need for increased funds reserved for loan losses.  Underwriting standards/ lending standards as well as experience/ depth of bank lending management is evaluated on a per branch level.

Loans are reviewed for impairment when, in the Bank’s opinion, the ultimate source of repayment will be the liquidation of collateral through foreclosure or repossession.  Once identified updated collateral values are obtained on these loans and impairment worksheets are prepared to determine if impairment exists.  This method takes into account any expected expenses related to the disposal of the subject collateral.  Specific allowances for these loans are done on a per loan basis as each loan is reviewed for impairment.  Updated appraisals are ordered on real estate loans and updated valuations are ordered on non real estate loans to determine actual market value.

At December 31, 2016, the consolidated allowance for loan losses amounted to approximately $7.5 million, or .87% of outstanding loans excluding loans held for sale. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.00% of loans at December 31, 2016. At December 31, 2015, the allowance for loan losses amounted to approximately $6.7 million, which was .87% of outstanding loans. The Company’s provision for loan losses was $625,000 for the year ended December 31, 2016, and $410,000 for the year ended December 31, 2015, compared to $1,418,000 for the year ended December 31, 2014. During 2016 and 2015, the Company experienced recoveries of $219,000 and $722,000, respectively, on a previously charged off loan of $941,000.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. Impaired loans not deemed collateral dependent are analyzed according to the ultimate repayment source, whether that is cash flow from the borrower, guarantor or some other source of repayment. Impaired loans are deemed collateral dependent if in the Bank’s opinion the ultimate source of repayment will be generated from the liquidation of collateral.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2016, 2015 and 2014.

	December 31, 2016
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$204	$96	$658
Real Estate-mortgage	2,745	102	1,662
Real Estate-nonfarm nonresidential	269	-	909
Commercial	9	-	2
Consumer	22	-	33
Total	$3,249	$198	$3,264

	December 31, 2015
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$311	$-	$2,956
Real Estate-mortgage	3,339	29	2,055
Real Estate-nonfarm nonresidential	736	-	2,225
Commercial	97	-	100
Consumer	70	-	32
Total	$4,553	$29	$7,368

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$428	$-	$2,747
Real Estate-mortgage	3,208	208	2,164
Real Estate-nonfarm nonresidential	3,408	461	1,102
Commercial	29	-	5
Consumer	90	-	38
Total	$7,163	$669	$6,056

Total nonaccrual loans at December 31, 2016, amounted to $3.3 million, which was a decrease of $4.1 million from the December 31, 2015 amount of $7.4 and a decrease of $2.8 million from the December 31, 2014 amount of $6.1 million. Management believes these relationships were adequately reserved at December 31, 2016. Restructured loans not reported as past due or nonaccrual at December 31, 2016, amounted to $2.8 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2016, 2015 and December 31, 2014, The First had potential problem loans of $13,291,000, $17,878,000 and $20,946,000, respectively. The gradual decline is the result of payoffs, foreclosures and continual reduction through payment of criticized and classified loans.

Consolidated Allowance For Loan Losses

(In thousands)

	Years Ended December 31,
	2016		2015		2014		2013		2012

Average loans outstanding	$820,881		$730,326		$632,049		$583,200		$388,012
Loans outstanding at year end	$872,934		$776,489		$706,635		$583,302		$413,697

Total nonaccrual loans	$3,264		$7,368		$6,056		$3,181		$3,401

Beginning balance of allowance	$6,747		$6,095		$5,728		$4,727		$4,511
Loans charged-off	(771)		(843)		(1,459)		(759)		(1,190)
Total loans charged-off	(771)		(843)		(1,459)		(759)		(1,190)
Total recoveries	909		1,085		408		684		178
Net loans (charged-off) recoveries	138		242		(1,051)		(75)		(1,012)
Provision for loan losses	625		410		1,418		1,076		1,228
Balance at year end	$7,510		$6,747		$6,095		$5,728		$4,727

Net charge-offs (recoveries) to average loans	(.02%)		(.03%)		.17%		.01%		.26%
Allowance as percent of total loans	.86%		.87%		.86%		.98%		1.14%
Nonperforming loans as a percentage of total loans	.37%		.95%		.86%		.55%		.82%
Allowance as a multiple of nonaccrual loans	2.3	X	.92	X	1.0	X	1.8	X	1.4	X

At December 31, 2016, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$682
Graded loans	6,828
$7,510

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2016, 2015, and 2014.

Analysis of the Allowance for Loan Losses

	Years Ended December 31,
	2016	2015	2014
	(Dollars in thousands)

Balance at beginning of year	$6,747	$6,095	$5,728
Charge-offs:
Real Estate-construction	(274)	(162)	(47)
Real Estate-mortgage	(353)	(372)	(1,156)
Real Estate-nonfarm nonresidential	(-)	(-)	(-)
Commercial	(71)	(183)	(89)
Consumer	(73)	(126)	(167)
Total	(771)	(843)	(1,459)
Recoveries:
Real Estate-construction	229	63	96
Real Estate-mortgage	519	827	212
Real Estate-nonfarm nonresidential	7	15	17
Commercial	84	99	15
Consumer	70	81	68
Total	909	1,085	408
Net (Charge-offs) Recoveries	138	242	(1,051)
Provision for Loan Losses	625	410	1,418
Balance at end of year	$7,510	$6,747	$6,095

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2016, 2015 and 2014.

Allocation of the Allowance for Loan Losses

	December 31, 2016
		(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$1,118	15.6%
Commercial Real Estate	4,071	61.6%
Consumer Real Estate	1,589	20.3%
Consumer	155	2.4%
Unallocated	577	0.1%
Total	$7,510	100%

	December 31, 2015
		(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4%
Consumer Real Estate	1,477	21.9%
Consumer	141	2.5%
Unallocated	1,216	0.1%
Total	$6,747	100%

	December 31, 2014
		(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9%
Consumer Real Estate	1,852	24.2%
Consumer	175	2.6%
Unallocated	-	-
Total	$6,095	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary sources of noninterest income are mortgage banking operations as well as service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income increased $3,658,000 or 48.2% during 2016 to $11,247,000 from $7,589,000 for the year ended December 31, 2015, and decreased $214,000 or 2.8% during 2015 to $7,589,000 from $7,803,000 for the year ended December 31, 2014. The deposit activity fees were $5,126,000 for 2016 compared to $5,014,000 for 2015 and compared to $4,262,000 for 2014. Other service charges increased by $3,243,000 or 209.8% for the year ended 2016 from $1,546,000 for the year ended December 31, 2015 and other service charges decreased $392,000 or 20.2% to $1,546,000 for the year ended December 31, 2015, from $1,938,000 for the year ended December 31, 2014. Mortgage income increased $3.2 million during 2016 due to increased volume from the acquisition of The Mortgage Connection, LLC in December, 2015.

Noninterest expense increased to $36.9 million for the year ended December 31, 2016 from $32.2 million for the year ended December 31, 2015, and increased to $32.2 million for the year ended December 31, 2015, from $30.7 million for the year ended December 31, 2014. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $3.6 million in 2016 as compared to 2015 and $1.1 million in 2015 as compared to 2014. These increases were due in part to a full year of the addition of the Mortgage Connection and the lending teams in Mobile, AL and Jackson, MS.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

	Years ended December 31,
	2016	2015	2014
	(In thousands)

Salaries and employee benefits	$22,137	$18,537	$17,462
Occupancy	3,459	3,422	3,141
Equipment	1,262	1,199	1,541
Marketing and public relations	465	497	445
Data processing	535	150	161
Supplies and printing	287	300	498
Telephone	782	631	616
Correspondent services	109	104	83
Deposit and other insurance	1,020	1,051	1,048
Professional and consulting fees	1,805	1,332	1,618
Postage	396	400	302
ATM expense	883	763	689
Other	3,722	3,775	3,130

Total	$36,862	$32,161	$30,734

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future income/deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and this has had no significant impact on results year over year.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2016, 2015 and 2014, respectively, average loans accounted for 73.9%, 71.7% and 67.8% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $820.9 million during 2016 and $730.3 million during 2015, as compared to $632.0 million during 2014.

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio

	December 31,
	2016		2015		2014
	Amount	Percent Of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)

Mortgage loans held for sale	$5,880	0.6%	$3,974	0.5%	$2,103	0.3%
Commercial, financial and agricultural	129,423	14.8%	129,197	16.6%	106,109	15.0%
Real Estate:
Mortgage-commercial	314,359	36.0%	253,309	32.6%	238,602	33.8%
Mortgage-residential	289,640	33.2%	272,180	35.1%	256,406	36.3%
Construction	109,394	12.5%	99,161	12.8%	84,935	12.0%
Lease Financing Receivable	2,204	0.3%	2,650	0.3%
Obligations of states and subdivisions	6,698	0.8%	969	0.1%	1,990	0.3%
Consumer and other	15,336	1.8%	15,049	2.0%	16,490	2.3%
Total loans	872,934	100%	776,489	100%	706,635	100%
Allowance for loan losses	(7,510)		(6,747)		(6,095)
Net loans	$865,424		$769,742		$700,540

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2016.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2016
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$34,547	$79,019	$15,857	$129,423
Real estate – construction	60,202	42,655	6,537	109,394

	$94,749	$121,674	$22,394	$238,817
Loans maturing after one year with:
Fixed interest rates				$124,573
Floating interest rates				19,495
				$144,068

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $261.5 million in 2016, as compared to $256.5 million in 2015, and $271.2 million in 2014. This represents 23.5%, 25.2%, and 29.1% of the average earning assets for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, investment securities were $255.8 million and represented 22.1% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the carrying value of securities for the dates indicated.

Securities Portfolio

	December 31,
	2016	2015	2014
	(In thousands)
Available-for-sale
U. S. Government agencies and Mortgage-backed Securities	$123,334	$118,536	$120,407
States and municipal subdivisions	98,822	97,889	104,582
Corporate obligations	20,110	22,346	28,785
Mutual finds	940	961	972
Total available-for-sale	243,206	239,732	254,746
Held-to-maturity
U.S. Government agencies	-	1,092	2,193
States and municipal subdivisions	6,000	6,000	6,000
Total held-to-maturity	6,000	7,092	8,193
Total	$249,206	$246,824	$262,939

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2016.

Investment Securities Maturity Distribution and Yields (1)

	December 31, 2016
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
States and municipal subdivisions	$-	-	$-	-	$6,000,000	.93%	$-	-
Total investment securities held-to-maturity	-		$-		$6,000,000		$-	-
Available-for-sale:
U.S. Government agencies (2)	$4,039,195	1.06%	$5,005,475	1.37%	$-		$-
States and municipal subdivisions.	13,143,901	2.83%	39,588,283	3.33%	35,262,252	3.99%	10,827,971	4.75%
Corporate obligations and other	3,033,805	1.84%	14,835,047	2.02%	-	-	3,181,083	2.58%
Total investment securities available-for-sale	$20,216,901		$59,428,805		$35,262,252		$14,009,054

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $114.3 million with a yield of 2.23% and mutual funds of $.9 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $18.8 million in 2016, $24.6 million in 2015, and $24.8 million in 2014. At December 31, 2016, 2015, and December 31, 2014, short-term investments totaled $425,000, $321,000 and $386,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits were $1,021.1 million, an increase of $69.5 million, or 7.3% in 2016. Average total deposits were $951.6 million, an increase of $75.3 million, or 8.6% in 2015, and average total deposits were $876.3 million, an increase of $109.8 million, 14.3% in 2014. At December 31, 2016, total deposits were $1,039.2 billion, compared to $916.7at December 31, 2015, an increase of $122.5 million, or 13.4%, and $892.8 million at December 31, 2014.

The following table sets forth the deposits of the Company by category for the period indicated.

	Deposits
	December 31,
(Dollars in thousands)	2016		2015		2014
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$202,478	19.5%	$189,445	20.6%	$201,362	22.6%
NOW accounts	430,903	41.5%	373,686	40.8%	301,721	33.8%
Money market accounts	113,253	10.9%	105,434	11.5%	117,018	13.1%
Savings accounts	69,540	6.7%	68,657	7.5%	66,615	7.5%
Time deposits less than $250,000	162,797	15.6%	139,687	15.2%	166,339	18.6%
Time deposits of $250,000 or over	60,220	5.8%	39,786	4.4%	39,720	4.4%
Total deposits	$1,039,191	100%	$916,695	100%	$892,775	100%

The Company’s loan-to-deposit ratio was 83.4% at December 31, 2016, 84.3% at December 31, 2015 and 78.9% at December 31, 2014. The loan-to-deposit ratio averaged 80.4% during 2016. Core deposits, which exclude time deposits of $250,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $979.0 at December 31, 2016, $882.4 million at December 31, 2015, and $859.0 million at December 31, 2014. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $250,000 or more at December 31, 2016, is shown in the following table. The Company did not have any other time deposits of $250,000 or more.

Maturities of Certificates of Deposit

of $250,000 or More

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2016	$9,375	$22,030	$28,815	$60,220

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2016, advances from the FHLB totaled $48.0 compared to $100.0 million at December 31, 2015 and $84.5 million at December 31, 2014. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were $0, $5.3 million and $0 federal funds purchased at December 31, 2016, 2015, and 2014, respectively.

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $5,470,105 at December 31, 2016, $5,501,503 at December 31, 2015 and $7,443,951 at December 31, 2014. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

Subordinated Debentures

In 2006, the Company issued subordinated debentures of $4,124,000 to The First Bancshares, Inc. Statutory Trust 2 (Trust 2). The Company is the sole owner of the equity of the Trust 2. The Trust 2 issued $4,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 2. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2011 and thereafter, and mature in 2036. The Company entered into this arrangement to provide funding for expected growth.

In 2007, the Company issued subordinated debentures of $6,186,000 to The First Bancshares, Inc. Statutory Trust 3 (Trust 3). The Company is the sole owner of the equity of the Trust 3. The Trust 3 issued $6,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 3. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2012 and thereafter, and mature in 2037. The Company entered into this arrangement to provide funding for expected growth.

Capital

Total stockholders’ equity as of December 31, 2016 was $154.5 million, an increase of $51.1 million or approximately 49.4% as compared with stockholders’ equity of $103.4 million as of December 31, 2015 and $96.2 million as of December 31, 2014.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 600%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses, subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk-based regulatory minimum requirements are 6% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and The First exceeded their minimum regulatory capital ratios as of December 31, 2016, 2015 and 2014.

The Federal Reserve and the Federal Deposit Insurance Corporation approved final capital rules in July 2013, that substantially amend the existing capital rules for banks. These new rules reflect, in part, certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010 (which standards are commonly referred to as “Basel III”) as well as requirements contemplated by the Dodd-Frank Act.

Under the new capital rules, the Company is required to meet certain minimum capital requirements that differ from past capital requirements. The rules implement a new capital ratio of common equity Tier 1 capital to risk-weighted assets. Common equity Tier 1 capital generally consists of retained earnings and common stock (subject to certain adjustments) as well as accumulated other comprehensive income (“AOCI”), except to the extent that the Company exercised a one-time irrevocable option to exclude certain components of AOCI as of March 31, 2015. The Company will also be required to establish a “conservation buffer,” consisting of a common equity Tier 1 capital amount equal to 2.5% of risk-weighted assets to be phased in by 2019. An institution that does not meet the conservation buffer will be subject to restrictions on certain activities including payment of dividends, stock repurchases, and discretionary bonuses to executive officers.

The prompt corrective action rules are modified to include the common equity Tier 1 capital ratio and to increase the Tier 1 capital ratio requirements for the various thresholds. For example, the requirements for the Company to be considered well-capitalized under the rules will be a 5.0% leverage ratio, a 6.5% common equity Tier 1capital ratio, an 8.0% Tier 1 capital ratio, and a 10.0% total capital ratio. To be adequately capitalized, those ratios are 4.0%, 4.5%, 6.0%, and 8.0%, respectively.

The rules modify the manner in which certain capital elements are determined. The rules make changes to the methods of calculating the risk-weighting of certain assets, which in turn affects the calculation of the risk-weighted capital ratios. Higher risk weights are assigned to various categories of assets, including commercial real estate loans, credit facilities that finance the acquisition, development or construction of real property, certain exposures or credit that are 90 days past due or are nonaccrual, securitization exposures, and in certain cases mortgage servicing rights and deferred tax assets.

The Company was required to comply with the new capital rules on January 1, 2015, with a measurement date of March 31, 2015. The conservation buffer will be phased-in beginning in 2016, and will take full effect on January 1, 2019. Certain calculations under the rules will also have phase-in periods.

Analysis of Capital

	Adequately	Well	The Company			The First
Capital Ratios	Capitalized	Capitalized	December 31,			December 31,
			2016	2015	2014	2016	2015	2014

Leverage	4.0%	5.0%	11.9%	8.7%	8.4%	13.1%	8.6%	8.4%
Risk-based capital:
Common equity Tier 1	4.5%	6.5%	13.8%	8.1%	-	16.2%	11.0%	-
Tier 1	6.0%	8.0%	14.7%	11.1%	11.5%	16.2%	11.0%	11.4%
Total	8.0%	10.0%	15.5%	11.9%	12.3%	17.0%	11.8%	12.2%

Ratios

	2016	2015	2014
Return on assets (net income applicable to common stockholders divided by average total assets)	.79%	.75%	.61%

Return on equity (net income applicable to common stockholders divided by average equity)	8.0%	8.6%	7.1%

Dividend payout ratio (dividends per share divided by net income per common share)	9.6%	9.7%	12.6%

Equity to asset ratio (average equity divided by average total assets)	9.8%	8.8%	8.6%

Liquidity and Market Risk Management

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company’s market area.

The Company's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $28.8 million during the year ended December 31, 2016 and totaled $30.4 million at December 31, 2016. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2016, advances available totaled approximately $397.5 million of which $48.0 million had been drawn, or used for letters of credit.

As of December 31, 2016, the market value of unpledged debt securities plus pledged securities in excess of current pledging requirements comprised $100.2 million of the Company’s investment balances, compared to $66 million at December 31, 2015. The increase in unpledged debt from December 2016 compared to December 2015 is primarily due to an increase in unpledged investments and letters of credit utilized for pledging purposes. Other forms of balance sheet liquidity include but are not necessarily limited to any outstanding fed funds sold and vault cash. The Company has a higher level of actual balance sheet liquidity than might otherwise be the case, since we utilize a letter of credit from the FHLB rather than investment securities for certain pledging requirements. That letter of credit, which is backed by loans that are pledged to the FHLB by the Company, totaled $45.5 million at December 31, 2016. Management is of the opinion that available investments and other potentially liquid assets, along with the standby funding sources it has arranged, are more than sufficient to meet the Company’s current and anticipated short-term liquidity needs.

The Company’s liquidity ratio as of December 31, 2016 was 15.3%, as compared to internal policy guidelines of 10% minimum. Other liquidity ratios reviewed include the following along with policy guidelines for the periods indicated:

	December 31, 2016	Policy Maximum
Loans to Deposits (including FHLB advances)	79.1%	90.0%	In Policy
Net Non-core Funding Dependency Ratio	8.3%	20.0%	In Policy
Fed Funds Purchased / Total Assets	0.4%	10.0%	In Policy
FHLB Advances / Total Assets	3.9%	20.0%	In Policy
FRB Advances / Total Assets	0.0%	10.0%	In Policy
Pledged Securities to Total Securities	66.6%	90.0%	In Policy

	December 31, 2015	Policy Maximum
Loans to Deposits (including FHLB advances)	75.4%	90.0%	In Policy
Net Non-core Funding Dependency Ratio	13.8%	30.0%	In Policy
Fed Funds Purchased / Total Assets	0.9%	10.0%	In Policy
FHLB Advances / Total Assets	8.9%	20.0%	In Policy
FRB Advances / Total Assets	0.0%	10.0%	In Policy
Pledged Securities to Total Securities	84.7%	90.0%	In Policy

	December 31, 2014	Policy Maximum
Loans to Deposits (including FHLB advances)	71.6%	90.0%	In Policy
Net Non-core Funding Dependency Ratio	10.2%	30.0%	In Policy
Fed Funds Purchased / Total Assets	0.5%	10.0%	In Policy
FHLB Advances / Total Assets	7.8%	20.0%	In Policy
FRB Advances / Total Assets	0.0%	10.0%	In Policy
Pledged Securities to Total Securities	71.0%	90.0%	In Policy

Continued growth in core deposits and relatively high levels of potentially liquid investments have had a positive impact on our liquidity position in recent periods, but no assurance can be provided that our liquidity will continue at current robust levels.

The holding company’s primary uses of funds are ordinary operating expenses and stockholder dividends, and its primary source of funds is dividends from the Bank since the holding company does not conduct regular banking operations. Management anticipates that the Bank will have sufficient earnings to provide dividends to the holding company to meet its funding requirements for the foreseeable future.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Interest Rate Risk Management

Market risk arises from changes in interest rates, exchange rates, commodity prices and equity prices. The Company does not engage in the trading of financial instruments, nor does it have exposure to currency exchange rates. Our market risk exposure is primarily that of interest rate risk, and we have established policies and procedures to monitor and limit our earnings and balance sheet exposure to changes in interest rates. The principal objective of interest rate risk management is to manage the financial components of the Company’s balance sheet in a manner that will optimize the risk/reward equation for earnings and capital under a variety of interest rate scenarios.

To identify areas of potential exposure to interest rate changes, we utilize commercially available modeling software to perform earnings simulations and calculate the Company’s market value of portfolio equity under varying interest rate scenarios every month. The model imports relevant information for the Company’s financial instruments and incorporates Management’s assumptions on pricing, duration, and optionality for anticipated new volumes. Various rate scenarios consisting of key rate and yield curve projections are then applied in order to calculate the expected effect of a given interest rate change on interest income, interest expense, and the value of the Company’s financial instruments. The rate projections can be shocked (an immediate and parallel change in all base rates, up or down), ramped (an incremental increase or decrease in rates over a specified time period), economic (based on current trends and econometric models) or stable (unchanged from current actual levels).

We use seven standard interest rate scenarios in conducting our 12-month net interest income simulations: “static,” upward shocks of 100, 200, 300 and 400 basis points, and downward shocks of 100, and 200 basis points. Pursuant to policy guidelines, we typically attempt to limit the projected decline in net interest income relative to the stable rate scenario to no more than 5% for a 100 basis point (bp) interest rate shock, 10% for a 200 bp shock, 15% for a 300 bp shock, and 20% for a 400 bp shock. As of December 31, 2016, the Company had the following estimated net interest income sensitivity profiles, without factoring in any potential negative impact on spreads resulting from competitive pressures or credit quality deterioration:

December 31, 2016	Net Interest Income at Risk
($ In Thousands)	-200 bp	-100 bp	STATIC	+100 bp	+200 bp	+300 bp	+400 bp
Net Interest Income	36,818	37,528	39,430	41,011	42,563	44,066	45,518
Dollar Change	-2,612	-1,902	-	1,581	3,133	4,636	6,088
NII @ Risk - Sensitivity Y1	-6.6%	-4.8%	-	4.0%	8.0%	11.8%	15.4%

If there were an immediate and sustained downward adjustment of 200 basis points in interest rates, all else being equal, net interest income over the next twelve months would likely be approximately $2.6 million lower than in a stable interest rate scenario, for a negative variance of 6.6%. The unfavorable variance increases if rates were to drop below 200 basis points, due to the fact that certain deposit rates are already relatively low (on NOW accounts and savings accounts, for example), and will hit a natural floor of close to zero while non-floored variable-rate loan yields continue to drop. This effect is exacerbated by accelerated prepayments on fixed-rate loans and mortgage-backed securities when rates decline, although rate floors on some of our variable-rate loans partially offset other negative pressures. While we view further interest rate reductions as highly unlikely, the potential percentage drop in net interest income exceeds our internal policy guidelines in declining interest rate scenarios and we will continue to monitor our interest rate risk profile and take corrective action as deemed appropriate.

Net interest income would likely improve by $3.1 million, or 8.0%, if interest rates were to increase by 200 basis points relative to a stable interest rate scenario, with the favorable variance expanding the higher interest rates rise. The initial increase in rising rate scenarios will be limited to some extent by the fact that some of our variable-rate loans are currently at rate floors, resulting in a re-pricing lag while base rates are increasing to floored levels, but the Company still appears well-positioned to benefit from a material upward shift in the yield curve.

The Company’s one year cumulative GAP ratio was approximately 199.4% at December 31, 2016 and 168.3% at December 31, 2015, which means that there are more assets repricing than liabilities within the first year. The Company is “asset-sensitive.” The Company’s one year cumulative GAP ratio was approximately 92.2% at December 31, 2014, which meant that there were more liabilities repricing than assets within the first year. These results are based on cash flows from assumptions of assets and liabilities that reprice (maturities, likely calls, prepayments, etc.) Typically, the net interest income of asset-sensitive companies should improve with rising rates and decrease with declining rates.

In addition to the net interest income simulations shown above, we run stress scenarios modeling the possibility of no balance sheet growth, the potential runoff of “surge” core deposits which flowed into the Company in the most recent economic cycle, and potential unfavorable movement in deposit rates relative to yields on earning assets. Even though net interest income will naturally be lower with no balance sheet growth, the rate-driven variances projected for net interest income in a static growth environment are similar to the changes noted above for our standard projections. When a greater level of non-maturity deposit runoff is assumed or unfavorable deposit rate changes are factored into the model, projected net interest income in declining rate and flat rate scenarios does not change materially relative to standard growth projections. However, the benefit we would otherwise experience in rising rate scenarios is minimized and net interest income remains relatively flat.

The economic value (or “fair value”) of financial instruments on the Company’s balance sheet will also vary under the interest rate scenarios previously discussed. The difference between the projected fair value of the Company’s financial assets and the fair value of its financial liabilities is referred to as the economic value of equity (“EVE”), and changes in EVE under different interest rate scenarios are effectively a gauge of the Company’s longer-term exposure to interest rate risk. Fair values for financial instruments are estimated by discounting projected cash flows (principal and interest) at projected replacement interest rates for each account type, while the fair value of non-financial accounts is assumed to equal their book value for all rate scenarios. An economic value simulation is a static measure utilizing balance sheet accounts at a given point in time, and the measurement can change substantially over time as the characteristics of the Company’s balance sheet evolve and interest rate and yield curve assumptions are updated.

The change in economic value under different interest rate scenarios depends on the characteristics of each class of financial instrument, including stated interest rates or spreads relative to current or projected market-level interest rates or spreads, the likelihood of principal prepayments, whether contractual interest rates are fixed or floating, and the average remaining time to maturity. As a general rule, fixed-rate financial assets become more valuable in declining rate scenarios and less valuable in rising rate scenarios, while fixed-rate financial liabilities gain in value as interest rates rise and lose value as interest rates decline. The longer the duration of the financial instrument, the greater the impact a rate change will have on its value. In our economic value simulations, estimated prepayments are factored in for financial instruments with stated maturity dates, and decay rates for non-maturity deposits are projected based on historical patterns and Management’s best estimates. The table below shows estimated changes in the Company’s EVE as of the periods indicated under different interest rate scenarios relative to a base case of current interest rates:

	December 31, 2016 - Balance Sheet Shock
($ In Thousands)	-200 bp	-100 bp	STATIC (Base)	+100 bp	+200 bp	+300 bp	+400 bp
Market Value of Equity	315,609	323,038	356,983	384,268	406,044	424,054	438,668
Change in EVE from base	-41,374	-33,945		27,285	49,061	67,071	81,685
% Change	-11.6%	-9.5%		7.6%	13.7%	18.8%	22.9%
Policy Limits	-20.00%	-10.00%		-10.00%	-20.00%	-30.00%	-40.00%

	December 31, 2015 - Balance Sheet Shock
($ In Thousands)	-200 bp	-100 bp	STATIC (Base)	+100 bp	+200 bp	+300 bp	+400 bp
Market Value of Equity	241,882	237,988	268,793	297,881	322,658	343,367	360,886
Change in EVE from base	-26,911	-30,805		29,088	53,865	74,574	92,093
% Change	-10.0%	-11.5%		10.8%	20.0%	27.7%	34.3%
Policy Limits	-20.00%	-10.00%		-10.00%	-20.00%	-30.00%	-40.00%

	December 31, 2014 - Balance Sheet Shock
($ In Thousands)	-200 bp	-100 bp	STATIC (Base)	+100 bp	+200 bp	+300 bp	+400 bp
Market Value of Equity	139,508	125,098	117,504	112,711	108,512	104,338	100,046
Change in EVE from base	22,004	7,594		-4,793	-8,992	-13,166	-17,458
% Change	18.7%	6.5%		-4.1%	-7.7%	-11.2%	-14.9%
Policy Limits	-20.00%	-10.00%		-10.00%	-20.00%	-30.00%	-40.00%

The tables show that our EVE will generally deteriorate in declining rate scenarios, but should benefit from a parallel shift upward in the yield curve. As noted previously, however, Management is of the opinion that the potential for a significant rate decline is low. We also run stress scenarios for EVE to simulate the possibility of higher loan prepayment rates, unfavorable changes in deposit rates, and higher deposit decay rates. Model results are highly sensitive to changes in assumed decay rates for non-maturity deposits, in particular.

Subprime Assets

The Bank does not engage in subprime lending activities targeted towards borrowers in high risk categories.

Accounting Matters

Information on new accounting matters is set forth in Footnote B to the Consolidated Financial Statements included at Item 8 in this report. This information is incorporated herein by reference.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First Bancshares, Inc. and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2017, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ T. E. Lott & Company

Columbus, Mississippi

March 16, 2017

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the internal control over financial reporting of The First Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Because management's assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's Board of Directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

To the Board of Directors and Shareholders of

The First Bancshares, Inc.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The First Bancshares, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, and our report dated March 16, 2017, expressed an unqualified opinion on those consolidated financial statements.

/s/ T. E. Lott & Company

Columbus, Mississippi

March 16, 2017

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015

ASSETS
Cash and due from banks	$31,719,187	$23,634,536
Interest-bearing deposits with banks	29,974,698	17,303,381
Federal funds sold	425,000	321,000
Total cash and cash equivalents	62,118,885	41,258,917
Held-to-maturity securities (fair value of $7,393,828 in 2016 and $8,547,832 in 2015)	6,000,000	7,092,120
Available-for-sale securities	243,205,963	239,732,426
Other securities	6,592,750	8,134,850
Total securities	255,798,713	254,959,396
Loans held for sale	5,879,884	3,973,765
Loans, net of allowance for loan losses of $7,510,314 in 2016 and $6,747,103 in 2015	859,543,789	765,768,073
Interest receivable	4,358,098	3,953,338
Premises and equipment	34,624,352	33,623,011
Cash surrender value of life insurance	21,250,476	14,871,742
Goodwill	13,776,040	13,776,040
Other real estate owned	6,007,621	3,082,694
Other assets	14,009,388	9,863,743
Total assets	$1,277,367,246	$1,145,130,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$202,478,442	$189,444,815
Interest-bearing	836,712,820	727,250,297
Total deposits	1,039,191,262	916,695,112
Interest payable	306,080	245,732
Borrowed funds	69,000,000	110,321,245
Subordinated debentures	10,310,000	10,310,000
Other liabilities	4,033,197	4,122,540
Total liabilities	1,122,840,539	1,041,694,629
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 0 shares issued and outstanding in 2016 and 17,123 shares issued and outstanding in 2015, respectively.	-	17,123,000
Common stock, par value $1 per share: 20,000,000 shares authorized; 9,017,891 shares issued in 2016; 10,000,0000 shares authorized; 5,403,159 shares issued in 2015	9,017,891	5,403,159
Additional paid-in capital	102,574,159	44,650,274
Retained earnings	44,476,386	35,624,715
Accumulated other comprehensive income (loss)	(1,078,084)	1,098,587
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	154,526,707	103,436,090
Total liabilities and stockholders’ equity	$1,277,367,246	$1.145,130,719

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

	2016	2015	2014
INTEREST INCOME
Interest and fees on loans	$38,495,909	$34,242,067	$30,276,477
Interest and dividends on securities:
Taxable interest and dividends	4,052,162	3,948,459	3,884,321
Tax-exempt interest	1,869,644	1,854,213	2,071,782
Interest on federal funds sold	126,833	63,841	52,945
Interest on deposits in banks	59,449	93,276	85,257
Total interest income	44,603,997	40,201,856	36,370,782

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	1,117,929	762,119	782,441
Interest on other deposits	2,325,883	1,800,122	1,586,897
Interest on borrowed funds	871,523	645,207	603,469
Total interest expense	4,315,335	3,207,448	2,972,807
Net interest income	40,288,662	36,994,408	33,397,975
Provision for loan losses	625,271	410,069	1,418,260
Net interest income after provision for loan losses	39,663,391	36,584,339	31,979,715

OTHER INCOME
Service charges on deposit accounts	5,125,846	5,013,983	4,261,795
Other service charges and fees	531,162	470,842	485,991
Secondary market mortgage income	4,258,118	1,075,118	1,452,088
Bank owned life insurance income	528,734	408,535	369,804
Gain (Loss) on sale of premises	(51,838)	133,339	110,734
Securities gains	126,286	-	237,174
Loss on sale of other real estate	(113,755)	(246,859)	(85,256)
Other	842,781	733,574	971,138
Total other income	11,247,334	7,588,532	7,803,468

OTHER EXPENSE
Salaries	17,880,844	15,089,136	14,207,216
Employee benefits	4,255,690	3,447,367	3,254,399
Occupancy	3,459,206	3,422,116	3,140,738
Furniture and equipment	1,261,506	1,198,930	1,540,796
Supplies and printing	286,880	300,022	497,755
Professional and consulting fees	1,805,420	1,331,928	1,617,828
Marketing and public relations	465,344	496,638	445,451
FDIC and OCC assessments	1,019,668	965,642	938,378
ATM expense	882,657	763,248	688.766
Telephone	782,024	631,261	616,160
Other	4,762,460	4,514,834	3,786,121
Total other expense	36,861,699	32,161,122	30,733,608

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

Continued:	2016	2015	2014

Income before income taxes	$14,049,026	$12,011,749	$9,049,575
Income taxes	3,930,339	3,213,047	2,435,879

Net income	10,118,687	8,798,702	6,613,696
Preferred dividends and stock accretion	452,305	342,460	362,953
Net income applicable to common stockholders	$9,666,382	$8,456,242	$6,250,743

Net income per share:
Basic	$1.86	$1.64	$1.27
Diluted	1.64	1.62	1.25
Net income applicable to common stockholders:
Basic	$1.78	$1.57	$1.20
Diluted	1.57	1.55	1.19

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

	2016	2015	2014

Net income	$10,118,687	$8,798,702	$6,613,696

Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains (losses) arising during the period on available-for-sale securities	(3,315,089)	(1,093,182)	4,804,819

Less reclassification adjustment for gains included net income	(126,286)	-	(237,174)

Unrealized holding gains (losses) arising during the period on available-for-sale securities	(3,441,375)	(1,093,182)	4,567,645

Unrealized holding gains (losses) on loans held for sale	(99,283)	2,753	83,826

Income tax benefit (expense)	1,363,987	370,655	(1,584,266)

Other comprehensive income (loss)	(2,176,671)	(719,774)	3,067,205

Comprehensive income	$7,942,016	$8,078,928	$9,680,901

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

						Accumulated
						Other
				Additional		Comprehensive
	Common Stock	Preferred Stock	Stock Warrants	Paid-in Capital	Retained Earnings	Income (Loss)	Treasury Stock	Total
Balance, January 1, 2014	$5,122,941	$17,102,507	$283,738	$41,802,725	$22,508,918	$(1,248,844)	$(463,645)	$85,108,340

Net income 2014	-	-	-	-	6,613,696	-	-	6,613,696
Other comprehensive income	-	-	-	-	-	3,067,205	-	3,067,205
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(784,612)	-	-	(784,612)
Grant of restricted stock	67,627	-	-	(67,627)	-	-	-	-
Compensation cost on restricted stock	-	-	-	617,779	-	-	-	617,779
Preferred stock accretion	-	20,493	-	-	(20,493)	-	-	-
Repurchase of restricted stock for payment of taxes	(5,981)	-	-	(79,551)	-	-	-	(85,532)
Issuance of 158,083 common shares for BCB Holding	158,083	-	-	1,863,085	-	-	-	2,021,168

Balance, December 31, 2014	$5,342,670	$17,123,000	$283,738	$44,136,411	$27,975,049	$1,818,361	$(463,645)	$96,215,584

Net income 2015	-	-	-	-	8,798,702	-	-	8,798,702
Other comprehensive loss	-	-	-	-	-	(719,774)	-	(719,774)

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

Continued:						Accumulated
						Other
				Additional		Comprehensive
	Common Stock	Preferred Stock	Stock Warrants	Paid-in Capital	Retained Earnings	Income (Loss)	Treasury Stock	Total

Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(806,576)	-	-	(806,576)
Grant of restricted stock	69,327	-	-	(69,327)	-	-	-	-
Compensation cost on restricted stock	-	-	-	721,124	-	-	-	721,124
Repurchase of restricted stock for payment of taxes	(6,324)	-	-	(86,066)	-	-	-	(92,390)
Adjustment to consideration issued in BCB Holding acquisition	(2,514)	-	-	(33,196)	-	-	-	(35,710)
Repurchase warrants	-	-	(283,738)	(18,672)	-	-	-	(302,410)
Balance, December 31, 2015	$5,403,159	$17,123,000	$-	$44,650,274	$35,624,715	$1,098,587	$(463,645)	$103,436,090

Net income 2016	-	-	-	-	10,118,687	-	-	10,118,687
Other comprehensive loss	-	-	-	-	-	(2,176,671)	-	(2,176,671)
Dividends on preferred stock	-	-	-	-	(452,305)	-	-	(452,305)

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2016, 2015, and 2014

Continued:						Accumulated
						Other
				Additional		Comprehensive
	Common Stock	Preferred Stock	Stock Warrants	Paid-in Capital	Retained Earnings	Income (Loss)	Treasury Stock	Total
Cash dividend declared, $.15 per common share	-	-	-	-	(814,711)	-	-	(814,711)
Grant of restricted stock	61,247	-	-	(61,247)	-	-	-	-
Compensation cost on restricted stock	-	-	-	772,311	-	-	-	772,311
Repurchase of restricted stock for payment of taxes	(9,895)	-	-	(166,217)	-	-	-	(176,112)
Repayment of CDCI preferred shares	-	(17,123,000)	-	1,198,000	-	-	-	(15,925,000)
Issuance of Preferred Stock, Series E	-	63,249,996	-	-	-	-	-	63,249,996
Conversion of Preferred, Series E to common	3,563,380	(63,249,996)	-	59,686,616	-	-	-	-
Costs associated with capital raise	-	-	-	(3,505,578)	-	-	-	(3,505,578)
Balance, December 31, 2016	$9,017,891	$-	$-	$102,574,159	$44,476,386	$(1,078,084)	$(463,645)	$154,526,707

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
CASH FLOWS FROM OPERATINGACTIVITIES
Net income	$10,118,687	$8,798,702	$6,613,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,302,163	2,296,985	2,182,630
FHLB Stock dividends	(37,700)	(8,600)	(6,000)
Provision for loan losses	625,271	410,069	1,418,260
Deferred income taxes	(10,352)	255,638	331,399
Restricted stock expense	772,311	721,124	617,779
Increase in cash value of life insurance	(528,734)	(408,535)	(369,804)
Amortization and accretion, net	629,304	921,853	900,913
Loss/ (Gain) on sale of land/bank premises/ equipment	51,838	(133,339)	(110,734)
Securities gains	(126,286)	-	(237,174)
Loss on sale/writedown of other real estate	244,466	386,590	395,379
Changes in:
Loans held for sale	(2,005,402)	(1,867,661)	1,659,996
Interest receivable	(404,760)	(294,332)	(152,307)
Other assets	(1,992,955)	135,620	2,643,956
Interest payable	60,348	(70,112)	(109,218)
Other liabilities	(121,118)	(1,406,347)	(8,721,513)
Net cash provided by operating activities	9,577,081	9,737,655	7,057,258

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(53,403,251)	(29,571,287)	(38,459,683)
Purchases of other securities	(1,433,100)	(4,079,400)	(3,296,800)
Proceeds from maturities and calls of available for-sale securities	45,296,821	42,569,677	42,723,486
Proceeds from maturities and calls of held-to maturity securities	1,094,138	1,099,898	246,980
Proceeds from sales of securities available-for sale	250,000	-	10,909,239
Proceeds from redemption of other securities	3,012,900	3,187,500	2,514,485
Increase in loans	(98,560,749)	(68,588,377)	(89,190,269)
Net additions to premises and equipment	(2,706,842)	(1,230,531)	(988,736)
Purchase of bank owned life insurance	(5,850,000)	-	(7,500,000)
Proceeds from sale of land/bank premises	-	949,516	76,375
Cash received (paid) in excess of cash paid for acquisition	-	(843,895)	4,272,735
Net cash used in investing activities	(112,300,083)	(56,506,899)	(78,692,188)

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

Continued:
	2016	2015	2014
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	122,496,150	24,090,591	53,845,509
Proceeds from borrowed funds	252,000,000	194,340,000	180,000,000
Repayment of borrowed funds	(293,321,245)	(173,468,821)	(155,653,580)
Dividends paid on common stock	(782,936)	(778,428)	(763,143)
Dividends paid on preferred stock	(452,305)	(342,460)	(342,460)
Repurchase of shares issued in BCB acquisition	-	(35,710)	-
Net proceeds from issuance of stock	59,744,418	-	-
Repayment of CDCI Preferred shares	(15,925,000)	-	-
Repurchase of warrants	-	(302,410)	-
Repurchase of restricted stock for payment of taxes	(176,112)	(92,390)	(85,532)
Net cash provided by financing activities	123,582,970	43,410,372	77,000,794

Net increase (decrease) in cash and cash equivalents	20,859,968	(3,358,872)	5,365,864
Cash and cash equivalents at beginning of year	41,258,917	44,617,789	39,251,925
Cash and cash equivalents at end of year	$62,118,885	$41,258,917	$44,617,789

Supplemental disclosures:

Cash paid during the year for:
Interest	$4,254,987	$3,448,525	$3,056,939
Income taxes	4,725,814	4,152,050	275,075

Non-cash activities:
Transfers of loans to other real estate	4,722,529	1,050,342	2,208,010
Issuance of restricted stock grants	61,247	69,327	67,627
Loans originated to facilitate the sale of land	-	-	402,982

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (the Bank). The Bank provides a full range of banking services in its primary market area of South Mississippi, South Alabama, and Louisiana. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and the Bank follow accounting principles generally accepted in the United States of America including, where applicable, general practices within the banking industry.

1.	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

2.	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

3.	Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2016, the required reserve balance on deposit with the Federal Reserve Bank was approximately $16,704,000.

4.	Securities

Investments in securities are accounted for as follows:

Available-for-Sale Securities

Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported net of tax, as a component of accumulated other comprehensive income (loss) in stockholders' equity, until realized. Premiums and discounts are recognized in interest income using the interest method. Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

Securities to be Held-to-Maturity

Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method.

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2016 and 2015.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of investments in the Federal Home Loan Bank (FHLB), Federal Reserve Bank and First National Bankers’ Bankshares, Inc. Management reviews for impairment based on the ultimate recoverability of the cost basis.

Other-than-Temporary Impairment

Management evaluates investment securities for other-than-temporary impairment on a quarterly basis. A decline in the fair value of available-for-sale and held-to-maturity securities below cost that is deemed other-than-temporary is charged to earnings for a decline in value deemed to be credit related and a new cost basis for the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income.

5.	Loans held for sale

The Bank originates fixed rate single family, residential first mortgage loans on a presold basis. The Bank issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism. Such loans are sold without the servicing retained by the Bank. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Bank initially funding the loan. The Bank recognizes certain origination fees and service release fees upon the sale, which are included in other income on loans in the consolidated statements of income. Between the initial funding of the loans by the Bank and the subsequent purchase by the investor, the Bank carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

6.	Loans

Loans are carried at the principal amount outstanding, net of the allowance for loan losses. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

A loan is considered impaired, in accordance with the impairment accounting guidance of Accounting Standards Codification (ASC) Section 310-10-35, Receivables, Subsequent Measurement, when—based upon current events and information—it is probable that the scheduled payments of principal and interest will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days or when specifically determined to be impaired. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded in interest income. Past due status is determined based upon contractual terms.

7.	Allowance for Loan Losses

For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimation of the amount necessary to maintain the allowance at an adequate level. Allowances for any impaired loans are generally determined based on collateral values. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Management evaluates the adequacy of the allowance for loan losses on a regular basis. These evaluations are based upon a periodic review of the collectibility considering historical experience, the nature and value of the loan portfolio, underlying collateral values, internal and independent loan reviews, and prevailing economic conditions. In addition, the OCC, as a part of the regulatory examination process, reviews the loan portfolio and the allowance for loan losses and may require changes in the allowance based upon information available at the time of the examination. The allowance consists of two components: allocated and unallocated. The components represent an estimation performed pursuant to either ASC Topic 450, Contingencies, or ASC Subtopic 310-10, Receivables. The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. The analysis is performed quarterly and loss factors are updated regularly.

The unallocated portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, changes in collateral values, unfavorable information about a borrower’s financial condition, and other risk factors that have not yet manifested themselves. In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in the loan loss analysis.

8.	Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in operations.

9.	Other Real Estate

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2016 and 2015, other real estate totaled $6,007,621, and $3,082,694, respectively.

10.	Goodwill and Other Intangible Assets

Goodwill totaled $13,776,040 for the years ended December 31, 2016, and 2015, respectively.

Goodwill totaling $1,500,000 acquired during the year ended December 31, 2015, was a result of the acquisition of The Mortgage Connection. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2015.

The Company performed the required annual impairment tests of goodwill and other intangibles as of December 1, 2016. The Company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill and other intangibles might be impaired.

The Company’s acquisition method recognized intangible assets, which are subject to amortization, and included in other assets in the accompanying consolidated balance sheets, include core deposit intangibles, amortized on a straight-line basis, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2016 and 2015.

		2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
(Dollars in thousands)

Core deposit intangibles	$4,000	$(2,268)	$1,732

	2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
(Dollars in thousands)

Core deposit intangibles	$4,000	$(1,885)	$2,115

The related amortization expense of business combination related intangible assets is as follows:

(Dollars in thousands)
Amount
Aggregate amortization expense for the year ended
December 31:

2014	$387
2015	399
2016	383

Estimated amortization expense for the year ending
December 31:

2017	331
2018	331
2019	331
2020	331
2021	261
Thereafter	147
$1,732

11.	Other Assets and Cash Surrender Value

Financing costs related to the issuance of junior subordinated debentures are being amortized over the life of the instruments and are included in other assets. The Company invests in bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner of the policies and, accordingly, the cash surrender value of the policies is reported as an asset, and increases in cash surrender values are reported as income.

12.	Stock Options

The Company accounts for stock based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation. Compensation cost is recognized for all stock options granted based on the weighted average fair value stock price at the grant date.

13.	Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes related primarily to differences between the bases of assets and liabilities as measured by income tax laws and their bases as reported in the financial statements. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The Company and its subsidiary file consolidated income tax returns. The subsidiary provides for income taxes on a separate return basis and remits to the Company amounts determined to be payable.

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company, at December 31, 2016 and 2015, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2016, 2015 and 2014, was $401,751, $437,085 and $394,363, respectively.

15.	Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Generally, federal funds are sold for a one to seven day period.

16.	Off-Balance Sheet Financial Instruments

In the ordinary course of business, the subsidiary bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

17.	Earnings Applicable to Common Stockholders

Per share amounts are presented in accordance with ASC Topic 260, Earnings Per Share. Under ASC Topic 260, two per share amounts are considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock, such as outstanding stock options.

The following tables disclose the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

For the Year Ended December 31, 2016
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common share	$9,666,382	5,435,088	$1.78

Convertible Preferred Dividend	133,627

Effect of dilutive shares:

Convertible Preferred, Series E		742,371
Restricted Stock		81,874
	$9,800,009	6,259,333	$1.57

For the Year Ended December 31, 2015
	Net
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

Basic per common Share	$8,456,242	5,371,111	$1.57

Effect of dilutive shares:
Restricted Stock		70,939
	$8,456,242	5,442,050	$1.55

For the Year Ended December 31, 2014
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common Share	$6,250,743	5,227,768	$1.20

Effect of dilutive shares:
Restricted Stock		42,901
	$6,250,743	5,270,669	$1.19

The diluted per share amounts were computed by applying the treasury stock method.

18.	Mergers and Acquisitions

Business combinations are accounted for under ASC 805, “Business Combinations”, using the acquisition method of accounting. The acquisition method of accounting requires an acquirer to recognize the assets acquired and the liabilities assumed at the acquisition date measured at their fair values as of that date. To determine the fair values, the Company relies on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. Under the acquisition method of accounting, the Company identifies the acquirer and the closing date and applies applicable recognition principles and conditions. Acquisition-related costs are costs the Company incurs to effect a business combination. Those costs include advisory, legal, accounting, valuation, and other professional or consulting fees. Some other examples of costs to the Company include systems conversion, integration planning consultants and advertising costs. The Company accounts for acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received, with one exception. The costs to issue debt or equity securities is recognized in accordance with other applicable GAAP. These acquisition-related costs have been and will be included within the Consolidated Statements of Income classified within the noninterest expense caption.

19.	Investment in Limited Partnership

The Company is a limited partner in a partnership that provides low-income housing. The carrying value of the Company’s investment in the limited partnership was $4,058,801 at December 31, 2016 and $885,549 at December 31, 2015, net of amortization, using the proportional method and is reported in other assets on the Consolidated Balance Sheets. (The Company’s maximum exposure to loss is limited to the carrying value of its investment.) The Company received $160,442 in low-income housing tax credits during 2016 and $0 in 2015 and 2014.

20.	Reclassifications

Certain reclassifications have been made to the 2014 and 2015 financial statements to conform with the classifications used in 2016. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

21.	Accounting Pronouncements

In January 2017, the FASB issued ASU No. 2017-04, “Simplifying the Test for Goodwill Impairment.” This ASU removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. This guidance is effective for interim and annual period beginning after December 15, 2019, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company is assessing the impact of ASU 2017-04.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments." Current GAAP is unclear or does not include specific guidance on how to classify certain transactions in the statement of cash flows. This ASU is intended to reduce diversity in practice in how eight particular transactions are classified in the statement of cash flows. ASU No. 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted, provided that all of the amendments are adopted in the same period. Entities will be required to apply the guidance retrospectively. If it is impracticable to apply the guidance retrospectively for an issue, the amendments related to that issue would be applied prospectively. As this guidance only affects the classification within the statement of cash flows, ASU No. 2016-15 is not expected to have a material impact on the Company's Consolidated Financial Statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires a new impairment model known as the current expected credit loss (“CECL”) which significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of financial instruments. The main provisions of ASU 2016-13 include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for instruments measured at amortized cost, (2) requiring entities to record an allowance for credit losses related to available-for-sale debt securities rather than a direct write-down of the carrying amount of the investments, as is required by the other-than-temporary-impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. The Company is currently assessing the impact of the adoption of ASU 2016-13.

In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-09 “Compensation (Topic 718) – Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election for forfeitures as they occur. The guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those years. Early adoption is permitted. The Company is assessing the impact of ASU 2016-09 on its accounting and disclosures.

In February 2016 the FASB issued ASU No. 2016-02 “Leases (Topic 842).” ASU 2016-02 establishes a right of use model that requires a lessee to record a right of use asset and a lease liability for all leases with terms longer than 12 months. Leases will be classified as either finance or operating with classification affecting the pattern of expense recognition in the income statement. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. A lease will be treated as sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, with certain practical expedients available. Early adoption is permitted. The Company is assessing the impact of ASU 2016-02 on its accounting and disclosures.

NOTE C – BUSINESS COMBINATIONS

The Company accounts for its business combinations using the acquisition method. Acquisition accounting requires the total purchase price to be allocated to the estimated fair values of assets acquired and liabilities assumed, including certain intangible assets that must be recognized. Typically, this allocation results in the purchase price exceeding the fair value of net assets acquired, which is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the acquisition method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized using the straight-line method over their estimated useful lives of up to ten years. Loans that the Company acquires in connection with acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. The excess or deficit of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount or amortizable premium and is recognized into interest income over the remaining life of the loan.

The Mortgage Connection

On December 14, 2015, the Company completed the acquisition of The Mortgage Connection, a Mississippi corporation, which included two loan production offices located in Madison and Brandon, Mississippi.

In connection with the acquisition, the Company recorded $1.5 million of goodwill.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price:
Cash	$844
Payable	800
Total purchase price	1,644
Identifiable assets:
Intangible	100
Personal property	44
Total assets	144
Liabilities and equity	-
Net assets acquired	144
Goodwill resulting from acquisition	$1,500

Expenses associated with the acquisition were $13,000 for the three and twelve month periods ended December 31, 2015, respectively. These costs included charges for legal and consulting expenses.

NOTE D – SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to- maturity securities at December 31, 2016 and 2015 follows:

	December 31, 2016

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$9,023,293	$27,718	$6,341	$9,044,670
Tax-exempt and taxable obligations of states and municipal subdivisions	98,327,829	1,677,764	1,183,186	98,822,407
Mortgage-backed securities	114,990,863	602,179	1,304,090	114,288,952
Corporate obligations	21,274,200	66,477	1,230,566	20,110,111
Other	1,255,483	-	315,660	939,823
	$244,871,668	$2,374,138	$4,039,843	$243,205,963
Held-to-maturity securities:

Taxable obligations of states and municipal subdivisions	$6,000,000	$1,393,828	$-	$7,393,828

	December 31, 2015

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$19,479,107	$144,408	$12,565	$19,610,950
Tax-exempt and taxable obligations of states and municipal subdivisions	95,631,123	2,361,599	103,391	97,889,331
Mortgage-backed securities	98,222,658	1,127,562	425,100	98,925,120
Corporate obligations	23,494,670	62,408	1,210,996	22,346,082
Other	1,255,483	-	294,540	960,943
	$238,083,041	$3,695,977	$2,046,592	$239,732,426
Held-to-maturity securities:
Mortgage-backed securities	$1,092,120	$15,712	$-	$1,107,832
Taxable obligations of states and municipal subdivisions	6,000,000	1,440,000	-	7,440,000
	$7,092,120	$1,455,712	$-	$8,547,832

The scheduled maturities of securities at December 31, 2016, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$20,176,713	$20,216,901	$-	$-
Due after one year through five years	59,218,198	59,428,805	-	-
Due after five years through ten years	34,799,243	35,262,252	6,000,000	7,393,828
Due greater than ten years	15,686,651	14,009,053	-	-
Mortgage-backed securities	114,990,863	114,288,952	-	-
	$244,871,668	$243,205,963	$6,000,000	$7,393,828

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

A gain of $126,286 was realized in 2016. No gain or loss was realized from the sale of available-for-sale securities in 2015 and a gain of $237,174 was recognized in 2014. No other-than-temporary impairment losses were recognized for each of the three years ended December 31, 2016.

Securities with a carrying value of $170,593,273 and $215,726,751 at December 31, 2016 and 2015, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2016 and 2015, were as follows:

	2016
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$2,989,255	$6,341	$-	$-	$2,989,255	$6,341
Tax-exempt and tax-able obligations of states and municipal subdivisions	48,199,634	1,183,186	-	-	48,199,634	1,183,186
Mortgage-backed securities	78,467,029	1,294,942	1,905,698	9,148	80,372,727	1,304,090
Corporate obligations	5,075,850	17,932	2,828,766	1,212,634	7,904,616	1,230,566
Other	-	-	939,823	315,660	939,823	315,660
	$134,731,768	$2,502,401	$5,674,287	$1,537,442	$140,406,055	$4,039,843

	2015
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$4,975,580	$12,565	$-	$-	$4,975,580	$12,565
Tax-exempt and tax- able obligations of states and municipal subdivisions	12,762,528	50,055	3,049,129	53,336	15,811,657	103,391
Mortgage-backed securities	36,024,587	370,514	2,507,036	54,586	38,531,623	425,100
Corporate obligations	8,531,765	28,627	3,144,333	1,182,369	11,676,098	1,210,996
Other	-	-	960,943	294,540	960,943	294,540
	$62,294,460	$461,761	$9,661,441	$1,584,831	$71,955,901	$2,046,592

Approximately 47.4% of the number of securities in the investment portfolio at December 31, 2016, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2016 and 2015, respectively, loans accounted for 75.3% and 74.0% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

(Dollars in thousands)	December 31, 2016		December 31, 2015
	Amount	Percent of Total	Amount	Percent of Total

Mortgage loans held for sale	$5,880	0.6%	$3,974	0.5%
Commercial, financial and agricultural	129,423	14.8	129,197	16.6
Real Estate:
Mortgage-commercial	314,359	36.0	253,309	32.6
Mortgage-residential	289,640	33.2	272,180	35.1
Construction	109,394	12.5	99,161	12.8
Lease financing receivable	2,204	0.3	2,650	0.3
Obligations of states and subdivisions	6,698	0.8	969	0.1
Consumer and other	15,336	1.8	15,049	2.0
Total loans	872,934	100%	776,489	100%
Allowance for loan losses	(7,510)		(6,747)
Net loans	$865,424		$769,742

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

Activity in the allowance for loan losses for December 31, 2016, 2015 and 2014 was as follows:

(In thousands)

	2016	2015	2014

Balance at beginning of period	$6,747	$6,095	$5,728
Loans charged-off:
Real Estate	(627)	(534)	(1,203)
Installment and Other	(73)	(126)	(167)
Commercial, Financial and Agriculture	(71)	(183)	(89)
Total	(771)	(843)	(1,459)
Recoveries on loans previously charged-off:
Real Estate	755	905	325
Installment and Other	70	81	68

Commercial, Financial and Agriculture	84	99	15
Total	909	1,085	408
Net (Charge-offs) Recoveries	138	242	(1,051)
Provision for Loan Losses	625	410	1,418
Balance at end of period	$7,510	$6,747	$6,095

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2016 and 2015.

Allocation of the Allowance for Loan Losses

	December 31, 2016
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$1,118	15.6%
Commercial Real Estate	4,071	61.6
Consumer Real Estate	1,589	20.3
Consumer	155	2.4
Unallocated	577	.1
Total	$7,510	100%

	December 31, 2015
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4
Consumer Real Estate	1,477	21.9
Consumer	141	2.5
Unallocated	1,216	.1
Total	$6,747	100%

The following table represents the Company’s impaired loans at December 31, 2016 and 2015. This table includes performing troubled debt restructurings.

	December 31,	December 31,
	2016	2015
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$2,667	$6,020
Impaired loans with a valuation allowance	3,461	4,107
Total impaired loans	$6,128	$10,127
Allowance for loan losses on impaired loans at period end	682	957
Total nonaccrual loans	3,264	7,368

Past due 90 days or more and still accruing	198	29
Average investment in impaired loans	8,509	9,652

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014

Interest income recognized during impairment	-	-	129
Cash-basis interest income recognized	188	211	256

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for the years ended December 31, 2016, 2015 and 2014, was $389,000, $437,000 and $321,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2016 and 2015.

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2016 and 2015. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2016
		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$5,935	$40	$153	$6,128
Collectively evaluated	704,923	21,317	134,686	860,926
Total	$710,858	$21,357	$134,839	$867,054

Allowance for Loan Losses
Individually evaluated	$651	$21	$10	$682
Collectively evaluated	5,009	711	1,108	6,828
Total	$5,660	$732	$1,118	$7,510

December 31, 2015
		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,782	$39	$306	$10,127
Collectively evaluated	610,996	19,591	131,801	762,388
Total	$620,778	$19,630	$132,107	$772,515

Allowance for Loan Losses
Individually evaluated	$882	$25	$50	$957
Collectively evaluated	3,613	1,332	845	5,790
Total	$4,495	$1,357	$895	$6,747

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2016, 2015 and 2014. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. Recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2016				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)

Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$-	$-
Commercial real estate	2,324	2,570	-	4,368	37
Consumer real estate	329	329	-	291	1
Consumer installment	14	14	-	9	-
Total	$2,667	$2,913	$-	$4,668	$38

Impaired loans with a related allowance:
Commercial installment	$153	$153	$10	$244	$9
Commercial real estate	2,726	2,726	343	2,832	127
Consumer real estate	556	669	308	733	14
Consumer installment	26	27	21	32	-
Total	$3,461	$3,575	$682	$3,841	$150
Total Impaired Loans:
Commercial installment	$153	$153	$10	$244	$9
Commercial real estate	5,050	5,296	343	7,200	164
Consumer real estate	885	998	308	1,024	15
Consumer installment	40	41	21	41	-
Total Impaired Loans	$6,128	$6,488	$682	$8,509	$188

December 31, 2015
				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
			(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$2	$-
Commercial real estate	5,790	5,828	-	5,099	50
Consumer real estate	223	223	-	205	-
Consumer installment	7	7	-	8	-
Total	$6,020	$6,058	$-	$5,314	$50

Impaired loans with a related allowance:
Commercial installment	$306	$306	$50	$264	$14
Commercial real estate	2,927	2,927	444	2,891	132
Consumer real estate	842	842	438	1,152	15
Consumer installment	32	32	25	31	-
Total	$4,107	$4,107	$957	$4,338	$161
Total Impaired Loans:
Commercial installment	$306	$306	$50	$266	$14
Commercial real estate	8,717	8,755	444	7,990	182
Consumer real estate	1,065	1,065	438	1,357	15
Consumer installment	39	39	25	39	-
Total Impaired Loans	$10,127	$10,165	$957	$9,652	$211

December 31, 2014
				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
			(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$50	$-
Commercial real estate	4,665	4,665	-	2,654	142
Consumer real estate	27	27	-	179	-
Consumer installment	10	10	-	11	-
Total	$4,702	$4,702	$-	$2,894	$142

Impaired loans with a related allowance:
Commercial installment	$240	$240	$18	$189	$20
Commercial real estate	2,558	2,558	315	2,415	59
Consumer real estate	2,032	2,032	607	1,546	33
Consumer installment	28	28	28	33	2
Total	$4,858	$4,858	$968	$4,183	$114
Total Impaired Loans:
Commercial installment	$240	$240	$18	$239	$20
Commercial real estate	7,223	7,223	315	5,069	201
Consumer real estate	2,059	2,059	607	1,725	33
Consumer installment	38	38	28	44	2
Total Impaired Loans	$9,560	$9,560	$968	$7,077	$256

Loans acquired with deteriorated credit quality are those purchased in a 2014 acquisition. These loans were recorded at estimated fair value at the acquisition date with no carryover of the related allowance for loan losses. The acquired loans were segregated as of the acquisition date between those considered to be performing (acquired non-impaired loans) and those with evidence of credit deterioration (acquired impaired loans). Acquired loans are considered impaired if there is evidence of credit deterioration and if it is probable, at acquisition, all contractually required payments will not be collected.

The following table presents information regarding the contractually required payments receivable, cash flows expected to be collected and the estimated fair value of loans acquired in the acquisition as of July 1, 2014, the closing date of the transaction:

	July 1, 2014
	(In thousands)
	Commercial, financial and agricultural	Mortgage- Commercial	Mortgage- Residential	Commercial and other	Total
Contractually required payments	$1,519	$29,648	$7,933	$976	$40,076
Cash flows expected to be collected	1,570	37,869	9,697	1,032	50,168
Fair value of loans acquired	1,513	28,875	7,048	957	38,393

Total outstanding acquired impaired loans were $2,199,477 as of December 31, 2016. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loans, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off.

Changes in the carrying amount and accretable yield for acquired impaired loans were as follows for the year ended December 31, 2016 (in thousands):

	Accretable Yield	Carrying Amount of Loans
Balance at beginning of period	$1,219	$1,821
Accretion	(325)	325
Payments received, net	-	(841)
Balance at end of period	$894	$1,305

The following tables provide additional detail of troubled debt restructurings (TDRs) during the twelve months ended December 31, 2016, 2015 and 2014.

December 31, 2016
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	296	269	1	13
Consumer real estate	-	-	-	-
Consumer installment	-	-	-	-
Total	$296	$269	1	$13

	December 31, 2015
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	499	492	2	10
Consumer real estate	45	40	1	-
Consumer installment	-	-	-	-
Total	$544	$532	3	$10

	December 31, 2014
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$239	$176	1	$15
Commercial real estate	1,345	1,342	7	26
Consumer real estate	94	94	1	1
Consumer installment	-	-	-	-
Total	$1,678	$1,612	9	$42

The TDRs presented above did increase the allowance for loan losses and resulted in charge-offs of $208,000, $0 and $0 for the years ended December 31, 2016, 2015 and 2014, respectively.

The balance of troubled debt restructurings at December 31, 2016, 2015 and 2014, was $4.1 million, $6.9 million and $6.8 million, respectively, calculated for regulatory reporting purpose. As of December 31, 2016, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

All loans were performing as agreed with modified terms.

During the twelve month periods ended December 31, 2016, 2015 and 2014, the terms of 1, 3 and 9 loans, respectively, were modified as TDRs. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

	December 31, 2016
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total
Commercial installment	$150,509	$-	$-	$-	$150,509
Commercial real estate	2,463,484	-	-	1,101,279	3,564,763
Consumer real estate	153,695	89,996	-	122,450	366,141
Consumer installment	5,898	-	-	23,594	29,492
Total	$2,773,586	$89,996	$-	$1,247,323	$4,110,905
Allowance for loan losses	$124,484	$-	$-	$40,165	$164,649

	December 31, 2015
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$206,237	$-	$-	$50,221	$256,458
Commercial real estate	1,823,217	-	-	2,933,287	4,756,504
Consumer real estate	721,110	-	-	1,134,816	1,855,926
Consumer installment	7,894	-	-	29,435	37,329
Total	$2,758,458	$-	$-	$4,147,759	$6,906,217
Allowance for loan losses	$106,028	$-	$-	$197,338	$303,366

	December 31, 2014
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$233,340	$-	$-	$-	$233,340
Commercial real estate	1,684,755	-	-	2,729,170	4,413,925
Consumer real estate	952,162	622,302	-	448,796	2,023,260
Consumer installment	9,983	-	-	103,109	113,092
Total	$2,880,240	$622,302	$-	$3,281,075	$6,783,617
Allowance for loan losses	$120,220	$11,206	$102,657	$-	$234,083

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2016
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$204	$96	$658	$958	$109,394
Real Estate-mortgage	2,745	102	1,662	4,509	289,640
Real Estate-nonfarm nonresidential	269	-	909	1,178	314,359
Commercial	9	-	2	11	129,423
Lease financing receivable	-	-	-	-	2,204
Obligations of states and subdivisions	-	-	-	-	6,698
Consumer	22	-	33	55	15,336
Total	$3,249	$198	$3,264	$6,711	$867,054

	December 31, 2015
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$311	$-	$2,956	$3,267	$99,161
Real Estate-mortgage	3,339	29	2,055	5,423	272,180
Real Estate- nonfarm nonresidential	736	-	2,225	2,961	253,309
Commercial	97	-	100	197	129,197
Lease finance receivable	-	-	-	-	2,650
Obligations of states and subdivisions	-	-	-	-	969
Consumer	70	-	32	102	15,049
Total	$4,553	$29	$7,368	$11,950	$772,515

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

As of December 31, 2016 and 2015 and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)
December 31, 2016
				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$522,949	$174,325	$21,278	$134,235	$852,787
Special Mention	376	237	-	618	1,231
Substandard	11,873	1,336	79	208	13,496
Doubtful	-	200	-	40	240

Subtotal	535,198	176,098	21,357	135,101	867,754
Less:
Unearned Discount	378	60	-	262	700
Loans, net of unearned discount	$534,820	$176,038	$21,357	$134,839	$867,054

December 31, 2015

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$434,638	$167,394	$19,556	$132,101	$753,689
Special Mention	681	153	-	168	1,002
Substandard	16,655	1,453	75	178	18,361
Doubtful	-	327	-	-	327
Subtotal	451,974	169,327	19,631	132,447	773,379
Less:
Unearned Discount	448	76	-	340	864
Loans, net of unearned discount	$451,526	$169,251	$19,631	$132,107	$772,515

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2016	2015
Premises:
Land	$10,566,139	$10,352,314
Buildings and improvements	27,463,504	26,164,412
Equipment	10,436,712	10,927,780
Construction in progress	779,833	76,920
	49,246,188	47,521,426
Less accumulated depreciation and amortization	14,621,836	13,898,415
	$34,624,352	$33,623,011

The amounts charged to operating expense for depreciation were $1,653,663, $1,645,081 and $1,552,297 in 2016, 2015 and 2014, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more as of December 31, 2016, and as of December 31, 2015, was $60,219,749 and $39,786,088 respectively.

At December 31, 2016, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2017	$124,729
2018	39,609
2019	38,530
2020	11,690
2021	8,459
Thereafter	-
$223,017

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	2016	2015

Reverse Repurchase Agreement	$5,000,000	$5,000,000
Fed Funds purchased	-	5,340,000
FHLB advances	48,000,000	99,981,245
First Tennessee Bank	16,000,000	-
	$69,000,000	$110,321,245

Advances from the FHLB have maturity dates ranging from January 2017 through June 2019. Interest is payable monthly at rates ranging from .66% to 1.60%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2016, FHLB advances available and unused totaled $349,511,450.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2016, were as follows:

Year	Amount

2017	$35,000,000
2018	2,500,000
2019	10,500,000
2020	-
Total	$48,000,000

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $5,470,105 at December 31, 2016 and $5,501,503 at December 31, 2015. The repurchase date of the agreement is September 26, 2017, and bears an interest rate of 3.81%.

The Company entered into a loan agreement with First Tennessee Bank for a $20 million revolving line of credit. The maturity date is December 5, 2017. The interest rate will be at a rate of 2.50% over the LIBOR Rate. The Company executed a negative pledge agreement to which it agreed not to pledge any capital stock of the Bank so long as any indebtedness is outstanding under the line of credit. The loan agreement includes covenants that require the Company to maintain key financial ratios above or below a stated benchmark level.

NOTE I – LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $577,000, $530,000 and $421,000 as of December 31, 2016, 2015 and 2014, respectively.

The Company is also committed under two long-term capital lease agreements. One capital lease agreement had an outstanding balance of $879,000 and $1,018,000 at December 31, 2016 and 2015, respectively (included in other liabilities). This lease has a remaining term of 5 years at December 31, 2016. Assets related to the capital lease are included in premises and the cost consists of $2.6 million less accumulated depreciation of approximately $1,389,513 and $1,127,913 at December 31, 2016 and 2015, respectively. The second capital lease agreement had an outstanding balance of $236,000 at December 31, 2016. This lease has a remaining term of 3 years at December 31, 2016. Assets related to the capital lease are included in premises and the cost consists of $0.3 million less accumulated depreciation of approximately $12,000, and $1,000 at December 31, 2016 and 2015, respectively.

Minimum future lease payments for the operating and capital leases at December 31, 2016, were as follows:

	Operating
	Leases	Capital Leases
	(In thousands)

2017	$325	$275
2018	260	275
2019	194	275
2020	130	191
2021	133	175
Thereafter	437	-

Total Minimum Lease Payments	$1,479	$1,191

Less: Amount representing interest		(76)

Present value of minimum lease payments		$1,115

NOTE J - REGULATORY MATTERS

The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital to adjusted total assets (leverage) and common equity Tier 1. Management believes, as of December 31, 2016, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

In 2013, the Federal Reserve voted to adopt final capital rules implementing Basel III requirements for U.S. Banking organizations. Under the final rule, minimum requirements increased for both the quantity and quality of capital held by banking organizations. The final rule includes a new minimum ratio of common equity Tier 1 capital (Tier 1 Common) to risk-weighted assets and a Tier 1 Common capital conservation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets and includes a minimum leverage ratio of 4% for all banking organizations. These new minimum capital ratios were effective on January 1, 2015, and will be fully phased in on January 1, 2019.

At December 31, 2016 and 2015, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. Under Basel III requirements, a financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 8% or more, has a common equity Tier 1 of 6.5%, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2016 and 2015 are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2016
Total risk-based	$157,557	15.5%	$172,572	17.0%
Common equity Tier 1	140,747	13.8%	165,062	16.2%
Tier I risk-based	150,047	14.7%	165,062	16.2%
Tier I leverage	150,047	11.9%	165,062	13.1%
December 31, 2015
Total risk-based	$103,403	11.9%	$102,911	11.8%
Common equity Tier 1	70,587	8.1%	96,164	11.0%
Tier I risk-based	96,656	11.1%	96,164	11.0%
Tier I leverage	96,656	8.7%	96,164	8.6%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2016, 2015 and 2014, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2016
Total risk-based	$81,504	8.0%	$81,391	8.0%
Common equity Tier 1	45,846	4.5%	45,782	4.5%
Tier I risk-based	61,128	6.0%	61,043	6.0%
Tier I leverage	50,412	4.0%	50,364	4.0%

December 31, 2015
Total risk-based	$69,753	8.0%	$69,698	8.0%
Common equity Tier 1	39,236	4.5%	39,205	4.5%
Tier I risk-based	52,315	6.0%	52,274	6.0%
Tier I leverage	44,661	4.0%	44,625	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2016	2015	2014
Current:
Federal	$3,363,290	$2,484,372	$1,757,098
State	577,401	473,037	347,382
Deferred	(10,352)	255,638	331,399
	$3,930,339	$3,213,047	$2,435,879

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2016		2015		2014
	Amount	%	Amount	%	Amount	%

Income taxes at statutory rate	$4,917,159	35%	$4,083,995	34%	$3,076,856	34%
Tax-exempt income	(927,506)	(7)%	(831,141)	(7)%	(863,204)	(10)%
Nondeductible expenses	130,609	1%	161,176	1%	238,638	3%
State income tax, net of federal tax effect	375,311	3%	307,951	3%	215,803	2%
Tax credits, net	(308,684)	(2)%	(295,800)	(2)%	(337,716)	(4)%
Other, net	(256,550)	(2)%	(213,134)	(2)%	105,502	2%
	$3,930,339	28%	$3,213,047	27%	$2,435,879	27%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$2,897,479	$2,516,669
Net operating loss carryover	2,315,140	2,426,903
Other real estate	272,598	275,530
Unrealized loss on available-for-sale securities	642,629	-
Other	1,219,682	1,194,345
	7,347,528	6,413,447

Deferred tax liabilities:
Securities	(115,737)	(112,050)
Premises and equipment	(449,136)	(554,103)
Unrealized gain on available-for-sale securities	-	(560,791)
Core deposit intangible	(231,845)	(149,109)
Goodwill	(1,228,960)	(929,316)
	(2,025,678)	(2,305,369)
Net deferred tax asset, included in other assets	$5,321,850	$4,108,078

With the acquisition of Wiggins in 2006, Baldwin in 2013, and Bay in 2014, the Company assumed federal tax net operating loss carryovers. These net operating losses are available to the Company and expire as follows:

Years	Amounts
2017-2018	$1,011,522
2019	350,928
2020-2032	3,865,563
2033	235,743
2034	101,560
$5,565,316

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2016, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2012. In February 2017, the Company was notified that its federal income tax return for 2014 is to be examined by the Internal Revenue Service.

NOTE L - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $339,200 in 2016, $287,055 in 2015 and $255,716 in 2014.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2016, the ESOP held 5,771 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $5,346 for 2016, $25,506 for 2015 and $26,267 for 2014.

In 2014, the Company established a Supplemental Executive Retirement Plan (“SERP”) for three active key executives. During 2016, the Company established a SERP for 8 additional active key executives. Pursuant to the SERP, these officers are entitled to receive 180 equal monthly payments commencing at the later of obtaining age 65 or separation from service. The costs of such benefits, assuming a retirement date at age 65, will be accrued by the Company at such retirement date. The Company accrued to expense $194,164 for 2016 and $88,992 for 2015 and $0 for 2014 for future benefits payable under the SERP. The SERP is an unfunded plan and is considered a general contractual obligation of the Company.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provided for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  In 2015, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 300,000 shares of Company Common Stock, $1.00 par value per share, for a total of 615,000 shares. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  During the year ended December 31, 2014, 67,627 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2015, 69,327 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2016, 61,247 nonvested restricted stock awards were granted under the Plan and no stock awards were forfeited due to separation. During 2016, 9,895 shares were repurchased for payment of taxes. During 2015, 6,324 shares were repurchased and during 2014, 5,981 shares were repurchased for payment of taxes. The weighted average grant-date fair value for these shares was $17.16 per share. Compensation costs in the amount of $772,311 was recognized for the year ended December 31, 2016, $721,124 was recognized for the year ended December 31, 2015 and $617,779 for the year ended December 31, 2014. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three or five year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends, which are held until vested. As of December 31, 2016, there was approximately $1,543,897 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 4 years).

NOTE N - SUBORDINATED DEBENTURES

On June 30, 2006, the Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities were redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On July 27, 2007, the Company issued $6,186,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 3. The Trust issued $6,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three month LIBOR plus 1.40% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In accordance with the provisions of ASC Topic 810, Consolidation, the trusts are not included in the consolidated financial statements.

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2016, 2015, and 2014.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $15,788,000 and $7,957,000 at December 31, 2016 and 2015, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2016, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$7,957
New loans	9,311
Repayments	(1,480)
Loans outstanding at end of year	$15,788

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $1,742,000 and $1,135,000 at December 31, 2016 and 2015, respectively, and had made loan commitments of approximately $220,252,000 and $144,086,000 at December 31, 2016 and 2015, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2016, nor are any significant losses as a result of these transactions anticipated.

The primary market areas served by the Bank are Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi, as well as Washington Parish, St. Tammany Parish and East Baton Rouge Parish in Louisiana and Baldwin and Mobile Counties in South Alabama. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2016, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

NOTE R - FAIR VALUES OF ASSETS AND LIABILITIES

The Company follows the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, that establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The guidance defines the fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

In accordance with the guidance, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1:	Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets.

Available-for-Sale Securities

The fair value of available-for-sale securities is determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. Level 1 securities include mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. Treasury securities, obligations of U.S. government corporations and agencies, obligations of states and political subdivisions, mortgage-backed securities and collateralized mortgage obligations. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

The following table presents the Company’s available-for-sale securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2016 and 2015 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2016

Obligations of U.S.
Government agencies	$9,045	$-	$9,045	$-
Municipal securities	98,822	-	98,822	-
Mortgage-backed securities	114,289	-	114,289	-
Corporate obligations	20,110	-	17,869	2,241
Other	940	940	-	-
Total	$243,206	$940	$240,025	$2,241

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015

Obligations of U.S.
Government agencies	$19,611	$-	$19,611	$-
Municipal securities	97,889	-	97,889	-
Mortgage-backed securities	98,925	-	98,925	-
Corporate obligations	22,346	-	19,789	2,557
Other	961	961	-	-
Total	$239,732	$961	$236,214	$2,557

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank-Issued Trust Trust Preferred Securities
	2016	2015	2014
Balance of recurring Level 3 assets at January 1	$2,557	$2,801	$2,798
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Unrealized income (loss) included in comprehensive income	(316)	(244)	3
Balance of recurring Level 3 assets at December 31	$2,241	$2,557	$2,801

The following table presents quantitative information about recurring Level 3 fair value measurements (in thousands):

Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
December 31, 2016	$2,241	Discounted cash flow	Discount rate	1.50% - 3.34%
December 31, 2015	$2,557	Discounted cash flow	Discount rate	1.08% - 2.77%
December 31, 2014	$2,801	Discounted cash flow	Discount rate	.79% - 2.49%

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Impaired Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums or discounts existing at origination or acquisition of the loan. Impaired loans are classified within Level 2 of the fair value hierarchy.

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other income. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2016, amounted to $6,007,621. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2016 and 2015 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2016

Impaired loans	$6,128	$-	$6,128	$-
Other real estate owned	6,007	-	6,007	-

December 31, 2015

Impaired loans	$10,127	$-	$10,127	$-
Other real estate owned	3,083	-	3,083	-

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents – For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment in securities available-for-sale and held-to-maturity – The fair value measurement for securities available-for-sale was discussed earlier. The same measurement approach was used for securities held-to-maturity and other securities.

Loans – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Bank-owned Life Insurance – The fair value of bank-owned life insurance approximates the carrying amount, because upon liquidation of these investments, the Company would receive the cash surrender value which equals the carrying amount.

Deposits – The fair values of demand deposits are, as required by ASC Topic 825, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Short-Term Borrowings – The carrying value of any federal funds purchased and other short-term borrowings approximates their fair values.

FHLB and Other Borrowings – The fair value of the fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowing approximates its fair value.

Subordinated Debentures – The subordinated debentures bear interest at a variable rate and the carrying value approximates the fair value.

Off-Balance Sheet Instruments – Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

As of December 31, 2016			Fair Value Measurements
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$62,119	$62,119	$62,119	$-	$-
Securities available-for-sale	243,206	243,206	940	240,025	2,241
Securities held-to-maturity	6,000	7,394	-	7,394	-
Other securities	6,593	6,593	-	6,593	-
Loans, net	865,424	883,161	-	-	883,161
Bank-owned life insurance	21,250	21,250	-	21,250	-

Liabilities:

Noninterest-bearing deposits	$202,478	$202,478	$-	$202,478	$-
Interest-bearing deposits	836,713	835,658	-	835,658	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	69,000	69,000	-	69,000	-

As of December 31, 2015			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Instruments:
Assets:
Cash and cash equivalents	$41,259	$41,259	$41,259	$-	$-
Securities available-for-sale	239,732	239,732	961	236,214	2,557
Securities held-to-maturity	7,092	8,548	-	8,548	-
Other securities	8,135	8,135	-	8,135	-
Loans, net	769,742	784,113	-	-	784,113
Bank-owned life insurance	14,872	14,872	-	14,872	-

Liabilities:
Noninterest-bearing deposits	$189,445	$189,445	$-	$189,445	$-
Interest-bearing deposits	727,250	726,441	-	726,441	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	110,321	110,321	-	110,321	-

NOTE S - PREFERRED STOCK

Pursuant to the terms of a letter agreement between the Company and the United States Department of the Treasury (“Treasury”), the Company issued 17,123 CDCI Preferred Shares.

The Letter Agreement contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends were declared and paid in 2011 through 2016) and on the Company’s ability to repurchase its common stock in the event of a non-payment of our dividend, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company. The CDCI Preferred Shares entitle the holder to an annual dividend of 2% for 8 years of the liquidation value of the shares, payable quarterly in arrears.

On May 13, 2015, The First Bancshares, Inc. (the “Company”) entered into a Letter Agreement, including Schedule A thereto (the “Letter Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company redeemed the Warrant to purchase up to 54,705 shares of the Company’s common stock, no par value per share (the “Common Stock”) issued to Treasury on February 6, 2009 under the Capital Purchase Program. In connection with this redemption, on May 13, 2015, the Company paid Treasury an aggregate redemption price of $302,410.

On December 6, 2016, the Company repurchased all 17,123 shares of its CDCI Preferred Shares at fair market value $15,925,000, which equated to a discount of 7% to par, or $1,198,000.

On October 14, 2016, the Company issued 3,563,380 shares of Series E Convertible Preferred Stock at $17.75 per share in a private placement offering and received approximately $59,744,000 in net proceeds after offering expenses of $3,506,000. The net proceeds from this private placement were used to finance the Iberville Bank acquisition and pay related expenses, to support our capital ratios in connection with the Iberville Bank acquisition and Gulf Coast Community Bank acquisition, and for general corporate purposes. See Note T – Subsequent Events. All 3,563,380 shares of the Series E Convertible Preferred Stock were converted into 3,563,380 shares of common stock on December 30, 2016, following shareholder approval. Dividends were declared and paid on the Series E Convertible Preferred Stock.

NOTE T – SUBSEQUENT EVENTS

Acquisitions

Iberville Bank

On January 1, 2017, the Company completed its acquisition of 100% of the common stock of Iberville Bank, Plaquemine, Louisiana from A. Wilbert’s Sons Lumber and Shingle Co. (“Iberville Parent”), and immediately thereafter merged Iberville Bank with and into The First. The Company paid a total of $31.1 million in cash. Approximately $2.5 million of the purchase price is being held in escrow as contingency for flood-related losses in the loan portfolio that may be incurred due to recent flooding in Iberville Bank’s market area. At December 31, 2016, Iberville Bank had $269.4 in total assets, $147.3 million in net loans, $243.6 million in deposits and $22.4 million in stockholders’ equity.

In connection with the acquisition, the Company expects to record approximately $4.2 million of goodwill and $3.2 million of core deposit intangible. The core deposit intangible is to be expensed over 10 years.

The Company acquired the $149.4 million loan portfolio at an estimated fair value discount of $.9 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.

Expenses associated with the acquisition were $193,000 for the twelve month period ended December 31, 2016. These costs included charges associated with due diligence as well as legal and consulting expenses, which have been expensed as incurred.

The following unaudited pro-forma financial information for the year ended December 31, 2016, gives effect to the Iberville acquisition as if the acquisition had occurred on January 1, 2016. The pro-forma financial information is not necessarily indicative of the results of operations had the acquisition been effective as of this date.

(Dollars in thousands)

Pro-Forma
December 31, 2016
(unaudited)

Net interest income	$49,639
Non-interest income	13,461
Total revenue	63,100
Income before income taxes	$15,171

Supplemental pro-forma earnings for 2016 were adjusted to exclude acquisition costs incurred during 2016.

Gulf Coast Community Bank

Also on January 1, 2017, the Company completed the merger of Gulf Coast Community Bank, Pensacola, Florida, with and into The First. The Company issued to Gulf Coast Community Bank’s shareholders shares of the Company’s common stock which, for purposes of the Gulf Coast acquisition, were valued through averaging the trading price of the Company’s common stock price over a 30 day trading period ending on the fifth business day prior to the closing of the Gulf Coast acquisition. The consideration for the Gulf Coast Acquisition was approximately $2.3 million. As of December 31, 2016, Gulf Coast had total assets of approximately $121.9 million, $88.1 million in net loans and deposits of approximately $111.9 million.

In connection with the acquisition, the Company expects to record approximately $1.7 million of goodwill and $.8 million of core deposit intangible. The core deposit intangible is to be expensed over 10 years.

The Company acquired the $91.0 million loan portfolio at a fair value discount of approximately $2.2 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.

Expenses associated with the acquisition were $328,000 for the twelve month period ended December 31, 2016. These costs included charges associated with due diligence, as well as legal and consulting expenses, which have been expensed as incurred.

The acquisition of Gulf Coast Community Bank is not considered significant.

The acquisition of both Iberville Bank and Gulf Coast Community Bank is an effort to expand the Company’s market presence and enhance shareholder value.

NOTE U - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$69,158	$213,621
Investment in subsidiary bank	179,541,693	112,943,885
Investments in statutory trusts	310,000	310,000
Other	1,112,514	686,409
	$181,033,365	$114,153,915
Liabilities and Stockholders’ Equity:
Subordinated debentures	$10,310,000	$10,310,000
Advances from First Tennessee Bank	16,000,000	-
Other	196,658	407,825
Stockholders’ equity	154,526,707	103,436,090
	$181,033,365	$114,153,915

Condensed Statements of Income

	Years Ended December 31,
	2016	2015	2014
Income:
Interest and dividends	$6,680	$5,573	$5,453
Dividend income	2,875,000	1,650,000	5,109,668
Other	-	-	364,719
	2,881,680	1,655,573	5,479,840
Expenses:
Interest on borrowed funds	222,152	185,351	181,330
Legal	910,214	295,637	504,130
Other	1,240,863	833,502	752,027
	2,373,229	1,314,490	1,437,487
Income before income taxes and equity in undistributed income of subsidiary	508,451	341,083	4,042,353
Income tax benefit	835,757	487,853	296,388
Income before equity in undistributed income of subsidiary	1,344,208	828,936	4,338,741
Equity in undistributed income of subsidiary	8,774,479	7,969,766	2,274,955

Net income	$10,118,687	$8,798,702	$6,613,696

Condensed Statements of Cash Flows

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$10,118,687	$8,798,702	$6,613,696
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(8,774,479)	(7,969,766)	(2,274,955)
Restricted stock expense	772,311	721,124	617,779
Gain on sale of assets	-	-	(364,719)
Other, net	(669,047)	151,251	689,740
Net cash provided by operating activities	1,447,472	1,701,311	5,281,541

Cash flows from investing activities:
Investment in subsidiary bank	(60,000,000)	-	-
Outlays for acquisitions	-	(35,709)	(4,034,668)
Net cash used in investing activities	(60,000,000)	(35,709)	(4,034,668)

Cash flows from financing activities:
Dividends paid on common stock	(782,936)	(778,428)	(763,488)
Dividends paid on preferred stock	(452,305)	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(176,112)	(92,390)	(85,532)
Repurchase of warrants	-	(302,410)	-
Net proceeds from issuance of 3,563,380 shares	59,744,418	-	-
Repayment of CDCI Preferred Shares	(15,925,000)	-	-
Proceeds of borrowed funds	16,000,000	-	-
Net cash provided by (used in) financing activities	58,408,065	(1,515,688)	(1,191,480)

Net increase (decrease) in cash and cash equivalents	(144,463)	149,914	55,393
Cash and cash equivalents at beginning of year	213,621	63,707	8,314

Cash and cash equivalents at end of year	$69,158	$213,621	$63,707

NOTE V - OPERATING SEGMENTS

The Company is considered to have three principal business segments in 2016, 2015, and 2014, the Commercial/Retail Bank, the Mortgage Banking Division, and the Holding Company. (Dollars in thousands)

	Year Ended December 31, 2016
	Commercial/	Mortgage
	Retail	Banking	Holding
	Bank	Division	Company	Total

Interest income	$43,785	$812	$7	$44,604
Interest expense	3,679	414	222	4,315
Net interest income (loss)	40,106	398	(215)	40,289
Provision (credit) for loan losses	667	(42)	-	625
Net interest income (loss) after provision for loan losses	39,439	440	(215)	39,664
Non-interest income	6,989	4,258	-	11,247
Non-interest expense	31,369	3,342	2,151	36,862

Income (loss) before income taxes	15,059	1,356	(2,366)	14,049
Income tax (benefit) expense	4,386	380	(836)	3,930
Net income (loss)	$10,673	$976	$(1,530)	$10,119

Total Assets	$1,254,476	$21,400	$1,491	$1,277,367
Net Loans	851,947	13,477	-	865,424

	Year Ended December 31, 2015
	Commercial/	Mortgage
	Retail	Banking	Holding
	Bank	Division	Company	Total

Interest income	$39,422	$774	$6	$40,202
Interest expense	2,727	296	185	3,208
Net interest income (loss)	36,695	478	(179)	36,994
Provision for loan losses	410	-	-	410
Net interest income (loss) after provision for loan losses	36,285	478	(179)	36,584
Non-interest income	6,513	1,075	-	7,588
Non-interest expense	29,786	1,245	1,129	32,160
Income (loss) before income taxes	13,012	308	(1,308)	12,012
Income tax (benefit) expense	3,618	82	(487)	3,213
Net income (loss)	$9,394	$226	$(821)	$8,799

Total Assets	$1,123,240	$20,681	$1,210	$1,145,131
Net Loans	755,077	14,665	-	769,742

	Year Ended December 31, 2014
	Commercial/	Mortgage
	Retail	Banking	Holding
	Bank	Division	Company	Total

Interest income	$35,506	$860	$5	$36,371
Interest expense	2,482	310	181	2,973
Net interest income (loss)	33,024	550	(176)	33,398
Provision for loan losses	1,401	17	-	1,418
Net interest income (loss) after provision for loan losses	31,623	533	(176)	31,980
Non-interest income	5,986	1,452	365	7,803
Non-interest expense	28,034	1,443	1,256	30,733
Income (loss) before income taxes	9,575	542	(1,067)	9,050
Income tax (benefit) expense	2,586	146	(296)	2,436
Net income (loss)	$6,989	$396	$(771)	$6,614

Total Assets	$1,075,439	$17,147	$1,182	$1,093,768
Net Loans	685,563	14,977	-	700,540

NOTE W - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2016
Total interest income	$10,596	$10,871	$11,269	$11,868
Total interest expense	922	1,016	1,202	1,176
Net interest income	9,674	9,855	10,067	10,692
Provision for loan losses	190	204	143	88
Net interest income after provision for loan losses	9,484	9,651	9,924	10,604
Total non-interest income	2,484	2,961	3,099	2,705
Total non-interest expense	8,395	8,921	9,416	10,132
Income tax expense	969	1,042	1,049	870
Net income	2,604	2,649	2,558	2,307
Preferred dividends	85	86	86	195
Net income applicable to common stockholders	$2,519	$2,563	$2,472	$2,112
Per common share:
Net income, basic	$.47	$.47	$.46	$.39
Net income, diluted	.46	.47	.45	.26
Cash dividends declared	.0375	.0375	.0375	.0375

2015
Total interest income	$9,683	$10,022	$10,080	$10,417
Total interest expense	804	806	793	804
Net interest income	8,879	9,216	9,287	9,613
Provision for loan losses	150	-	250	10
Net interest income after provision for loan losses	8,729	9,216	9,037	9,603
Total non-interest income	1,850	1,854	1,982	1,903
Total non-interest expense	7,818	8,092	7,977	8,275
Income tax expense	732	793	815	873
Net income	2,029	2,185	2,227	2,358
Preferred dividends	85	86	86	85
Net income applicable to common stockholders	$1,944	$2,099	$2,141	$2,273
Per common share:
Net income, basic	$.36	$.39	$.40	$.42
Net income, diluted	.36	.39	.39	.42
Cash dividends declared	.0375	.0375	.0375	.0375

2014
Total interest income	$8,447	$8,574	$9,688	$9,662
Total interest expense	623	726	833	791
Net interest income	7,824	7,848	8,855	8,871
Provision for loan losses	358	277	631	152
Net interest income after provision for loan losses	7,466	7,571	8,224	8,719
Total non-interest income	1,672	2,055	2,021	2,055
Total non-interest expense	7,227	7,384	8,071	8,051
Income tax expense	484	629	641	682
Net income	1,427	1,613	1,533	2,041
Preferred dividends and stock accretion	106	86	85	86
Net income applicable to common stockholders	$1,321	$1,527	$1,448	$1,955
Per common share:
Net income, basic	$.26	$.30	$.27	$.37
Net income, diluted	.25	.29	.27	.36
Cash dividends declared	.0375	.0375	.0375	.0375

EXHIBIT 21.1

SUBSIDIARIES OF

THE FIRST BANCSHARES, INC.

The First, A National Banking Association

(a nationally chartered banking association)

The First Bancshares Statutory Trust 2

(Delaware statutory trust)

The First Bancshares Statutory Trust 3

(Delaware statutory trust)

EXHIBIT 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171996), Form S-3 (No. 333-202920), and Form S-1 (No. 333-215157) of the First Bancshares, Inc. of our reports dated March 16, 2017, with respect to the consolidated financial statements of The First Bancshares, Inc., and the effectiveness of internal control over financial reporting included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

March 16, 2017

EXHIBIT 31.1

CERTIFICATIONS

I, M. Ray (Hoppy) Cole, Jr., certify that:

1.	I have reviewed this annual report on Form 10-K of The First Bancshares, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f))for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant’s fourth quarter in case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 16, 2017

/s/ M. Ray (Hoppy) Cole, Jr.
M. Ray (Hoppy) Cole, Jr.
Chief Executive Officer

EXHIBIT 31.2

CERTIFICATIONS

I, Dee Dee Lowery, certify that:

1.	I have reviewed this annual report on Form 10-K of The First Bancshares, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f))for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant’s fourth quarter in case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 16, 2017

/s/ Dee Dee Lowery
Dee Dee Lowery
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATIONS

In connection with the Annual Report on Form 10-K of The First Bancshares, Inc. (the “Company”) for the year ending December 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), M. Ray (Hoppy) Cole, Jr., as Chief Executive Officer of the Company, hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 16, 2017

/s/ M. Ray (Hoppy) Cole, Jr.
M. Ray (Hoppy) Cole, Jr.
Chief Executive Officer

In connection with the Annual Report on Form 10-K of The First Bancshares, Inc. (the “Company”) for the year ending December 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Dee Dee Lowery, as Chief Financial Officer of the Company, hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to the best of her knowledge:

The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and that information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date: March 16, 2017

/s/ Dee Dee Lowery
Dee Dee Lowery
Chief Financial Officer

EXHIBIT 99.1

EESA CERTIFICATION

I, M. Ray (Hoppy) Cole, Jr., certify, based on my knowledge, that:

(i) The compensation committee of The First Bancshares, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to The First Bancshares, Inc.;

(ii) The compensation committee of The First Bancshares, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of The First Bancshares, Inc., and has identified any features of the employee compensation plans that pose risks to The First Bancshares, Inc. and has limited those features to ensure that The First Bancshares, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of The First Bancshares, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of The First Bancshares, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of The First Bancshares, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of The First Bancshares, Inc.;

(B) Employee compensation plans that unnecessarily expose The First Bancshares, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of The First Bancshares, Inc. to enhance the compensation of an employee;

(vi) The First Bancshares, Inc. has required bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The First Bancshares, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) The First Bancshares, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) The First Bancshares, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) The First Bancshares, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) The First Bancshares, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) The First Bancshares, Inc. will disclose whether The First Bancshares, Inc., the board of directors of The First Bancshares, Inc. or the compensation committee of The First Bancshares, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The First Bancshares, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) The First Bancshares, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between The First Bancshares, Inc. and Treasury, including any amendments;

(xv) The First Bancshares, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. ( See, for example, 18 U.S.C. 1001.)

By:	/s/ M. Ray (Hoppy) Cole, Jr.
M. Ray (Hoppy) Cole, Jr.
Principal Executive Officer

Date: March 16, 2017

EXHIBIT 99.2

EESA CERTIFICATION

I, Dee Dee Lowery, certify, based on my knowledge, that:

(i) The compensation committee of The First Bancshares, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to The First Bancshares, Inc.;

(ii) The compensation committee of The First Bancshares, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of The First Bancshares, Inc., and has identified any features of the employee compensation plans that pose risks to The First Bancshares, Inc. and has limited those features to ensure that The First Bancshares, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of The First Bancshares, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of The First Bancshares, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of The First Bancshares, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of The First Bancshares, Inc.;

(B) Employee compensation plans that unnecessarily expose The First Bancshares, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of The First Bancshares, Inc. to enhance the compensation of an employee;

(vi) The First Bancshares, Inc. has required bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The First Bancshares, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) The First Bancshares, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) The First Bancshares, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) The First Bancshares, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) The First Bancshares, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) The First Bancshares, Inc. will disclose whether The First Bancshares, Inc., the board of directors of The First Bancshares, Inc. or the compensation committee of The First Bancshares, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The First Bancshares, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) The First Bancshares, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between The First Bancshares, Inc. and Treasury, including any amendments;

(xv) The First Bancshares, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. ( See, for example, 18 U.S.C. 1001.)

By:	/s/ Dee Dee Lowery
Dee Dee Lowery
Principal Financial Officer

Date: March 16, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2017

THE FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Mississippi

(State or other jurisdiction of incorporation)

333-94288	64-0862173
(Commission File Number)	(IRS Employer Identification No.)

6480 U.S. Hwy 98 West
Hattiesburg, MS	39402
(Address of principal executive offices)	(Zip Code)

(601) 268-8998

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Explanatory Note

This Current Report on Form 8-K/A is being filed to amend the Current Report on Form 8-K filed by The First Bancshares, Inc. (the “Company”) with the Securities and Exchange Commission on January 4, 2017 (the “Initial Report”). The Company is filing this Current Report on Form 8-K/A to (1) amend and restate an item number contained in the Initial Report as it relates to the acquisition of Iberville Bank (“Iberville”) and (2) provide the information required by Item 9.01(a) and Item 9.01(b) of Form 8-K to be filed by amendment as soon as practicable, but no later than 71 calendar days after the date on which the Company’s initial report on Form 8-K was required to be filed in connection with the Company’s acquisition of Iberville.

In the Initial Report, the Company announced the consummation of its previously announced (1) acquisition of Iberville, pursuant to that certain Stock Purchase Agreement dated as of October 12, 2016, between the Company and Iberville’s parent company, A. Wilbert’s Sons Lumber and Shingle Co., and (2) merger with Gulf Coast Community Bank (“Gulf Coast”), pursuant to that certain Agreement and Plan of Merger, dated as of October 12, 2016, between the Company and Gulf Coast. The Initial Report inadvertently used Item 8.01 to report the closing of the acquisition of Iberville instead of Item 2.01.

The Company hereby amends the Initial Report to (1) restate that the information provided under Item 8.01 with regard to Iberville is provided under Item 2.01 and (2) provide the historical and pro forma information required by Item 9.01(a) and Item 9.01(b), respectively, of Form 8-K. No other modifications to the Initial Report are being made by this amendment. This amendment should be read in conjunction with the Initial Report.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The Audited Consolidated Financial Statements of Iberville as of December 31, 2016 and the Independent Auditor’s Report thereon, as well as the accompanying Notes thereto, are filed as Exhibit 99.2.

(b)	Pro Forma Financial Information.

The Unaudited pro forma condensed combined balance sheet as of December 31, 2016 and the Unaudited pro forma condensed statements of operations for the twelve months ended December 31, 2016, are filed as Exhibit 99.3.

(d)	Exhibits.

Exhibit No.	Exhibit
2.1	Stock Purchase Agreement, dated as of October 12, 2016, between The First Bancshares, Inc. and A. Wilbert’s Sons Lumber and Shingle Co. (incorporated herein by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K filed on October 14, 2016)
2.2	Agreement and Plan of Merger, dated as of October 12, 2016, between The First Bancshares, Inc., The First, A National Banking Association and Gulf Coast Community Bank (incorporated herein by reference to Exhibit 1.2 of the Company’s Current Report on Form 8-K filed on October 14, 2016)
23.1**	Consent of Postlethwaite & Netterville, independent registered public accounting firm for Iberville
99.1*	Press Release: The First Bancshares, Inc. Announces the Acquisition of Iberville Bank and Gulf Coast Community Bank dated January 3, 2017
99.2**	Audited Consolidated Financial Statements of Iberville as of and for the year ended December 31, 2016 and the Independent Auditor’s Report thereon, as well as the accompanying Notes thereto
99.3**	Unaudited pro forma condensed combined balance sheet as of December 31, 2016 and the Unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2016, as well as the accompanying Notes thereto.

* Exhibit filed with the Company’s Current Report on Form 8-K filed on January 4, 2017.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCSHARES, INC.

Dated: March 16, 2017	By:	/s/ Donna T. Lowery
Donna T. (Dee Dee) Lowery
Executive Vice President and Chief Financial Officer

Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171996), Form S-3 (No. 333-202920) and Form S-1 (No. 333-215157) of the First Bancshares, Inc. of our report dated March 3, 2017, with respect to the financial statements of Iberville Bank, which comprise the statements of condition as of December 31, 2016 and 2015, and the related statements of operations, comprehensive income (loss), changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes to the financial statements, included herein.

/s/ Postlethwaite & Netterville

Donaldson, Louisiana

March 16, 2017

Exhibit 99.2

IBERVILLE BANK

FINANCIAL STATEMENTS

2016

C O N T E N T S

Page

Independent Auditors' Report	1

Statements of Condition,
December 31, 2016 and 2015	2

Statements of Operations,
Years ended December 31, 2016, 2015, and 2014	4 - 5

Statements of Comprehensive Income (Loss),
Years ended December 31, 2016, 2015, and 2014	6

Statements of Changes in Stockholders' Equity,
Years ended December 31, 2016, 2015, and 2014	7

Statements of Cash Flows
Years ended December 31, 2016, 2015, and 2014	8 - 9

Notes to Financial Statements	10 - 41

215 Saint Patrick St. – Donaldsonville, LA 70346 225-473-4179 Phone – 225-473-7204 Fax – pncpa.com A Professional Accounting Corporation

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder

Iberville Bank

Plaquemine, Louisiana

We have audited the accompanying financial statements of Iberville Bank, which comprise the statements of condition as of December 31, 2016 and 2015, and the related statements of operations, comprehensive income (loss), changes in stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2016 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iberville Bank as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Donaldsonville, Louisiana

March 3, 2017

IBERVILLE BANK

Plaquemine, Louisiana

STATEMENTS OF CONDITION

ASSETS

	December 31,
	2016	2015

Cash and due from banks	$25,982,538	$4,635,141
Federal funds sold	1,440,000	16,045,000
Cash and cash equivalents	27,422,538	20,680,141

Interest-bearing deposits in banks	1,242,508	5,958,194

Securities available-for-sale	78,218,926	82,711,622

Federal Home Loan Bank stock, at cost	226,000	225,300

FNBB stock, at cost	205,000	205,000

Loans, net of allowance for loan losses of $2,022,791 and $1,916,184, respectively	147,338,502	140,732,934

Accrued interest receivable	1,262,564	1,291,201

Premises and equipment, net	4,093,482	3,935,292

Cash surrender value of life insurance	4,116,468	-

Goodwill, net	682,900	682,900

Other assets	4,385,055	3,171,751

TOTAL ASSETS	$269,193,943	$259,594,335

The accompanying notes are an integral part of these financial statements.

LIABILITIES AND STOCKHOLDER'S EQUITY

	December 31,
	2016	2015
LIABILITIES
Deposits:
Noninterest-bearing	$82,808,035	$71,877,340
Interest-bearing	160,744,254	161,252,556
Total deposits	243,552,289	233,129,896

FHLB advances	455,767	628,465
Accrued interest payable	7,541	9,602
Long term debt	-	-
Other liabilities	2,750,113	1,061,811

Total Liabilities	246,765,710	234,829,774

STOCKHOLDER'S EQUITY
Common stock - $10,000 par value Authorized, issued, and outstanding - 81 shares	810,000	810,000
Surplus	11,277,986	7,277,986
Undivided profits	11,278,272	16,731,341
Accumulated other comprehensive loss	(938,025)	(54,766)

Total Stockholder's Equity	22,428,233	24,764,561

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$269,193,943	$259,594,335

IBERVILLE BANK

Plaquemine, Louisiana

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014
INTEREST INCOME
Loans, including fees	$7,873,114	$7,308,474	$6,771,008
Debt securities:
Taxable	1,195,018	1,338,587	1,506,852
Tax-exempt	431,650	383,334	337,867
Interest on federal funds sold	42,962	19,683	16,139
Interest on deposits with other banks	33,228	13,452	19,443
Other	11,145	6,564	6,594
Total interest income	9,587,117	9,070,094	8,657,903

INTEREST EXPENSE
Deposits	374,534	377,376	404,126
Interest on advances from FHLB	22,388	31,556	39,616
Other	78,227	32,774	9,012
Total interest expense	475,149	441,706	452,754

NET INTEREST INCOME	9,111,968	8,628,388	8,205,149
Provision for loan losses	123,000	-	76,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,988,968	8,628,388	8,128,649

NONINTEREST INCOME
Customer service fees	812,964	869,578	900,240
Net gain on available-for-sale securities	58,978	190,298	1,494
Other income	1,341,830	609,151	1,047,006
Total noninterest income	2,213,772	1,669,027	1,948,740

NONINTEREST EXPENSES
Salaries and employee benefits	6,174,571	4,975,108	4,755,790
Occupancy and equipment	1,553,031	1,399,091	1,452,195
Data processing	1,123,481	723,725	719,761
Other	3,354,690	2,458,115	2,383,844
Total noninterest expenses	12,205,773	9,556,039	9,311,590

NET INCOME (LOSS)	$(1,003,033)	$741,376	$765,799

The accompanying notes are an integral part of these financial statements.

IBERVILLE BANK

Plaquemine, Louisiana

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014

Per Common Share Data:
Net income (loss) per share of common stock	$(12,383.12)	$9,152.79	$9,454.31

Cash dividends per share of common stock	$5,556.00	$2,470.00	$786.00

Average shares outstanding	81	81	81

The accompanying notes are an integral part of these financial statements.

IBERVILLE BANK

Plaquemine, Louisiana

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2016	2015	2014

NET INCOME (LOSS)	$(1,003,033)	$741,376	$765,799

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized holding gains (losses) on available-for-sale securities arising during the period	(942,237)	(716,760)	3,069,460
Reclassification adjustment for gains realized in net income for available-for-sale securities	58,978	190,298	1,494
Total other comprehensive income (loss)	(883,259)	(526,462)	3,070,954

TOTAL COMPREHENSIVE INCOME (LOSS)	$(1,886,292)	$214,914	$3,836,753

The accompanying notes are an integral part of these financial statements.

IBERVILLE BANK

Plaquemine, Louisiana

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

Years Ended December 31, 2016, 2015, and 2014

			Accumulated Other
	Common		Undivided	Comprehensive
	Stock	Surplus	Profits	Income (Loss)	Total
Balance, December 31, 2013	$810,000	$8,777,986	$13,987,902	$(2,599,258)	$20,976,630
Comprehensive income:
Net income	-	-	765,799	-	765,799
Change in net unrealized loss on securities available-for-sale,	-	-	-	3,070,954	3,070,954
Total comprehensive income					3,836,753
Transfer from surplus	-	(1,500,000)	1,500,000		-
Cash dividends paid	-	-	(63,666)	-	(63,666)
Balance, December 31, 2014	810,000	7,277,986	16,190,035	471,696	24,749,717
Comprehensive income:
Net income	-	-	741,376	-	741,376
Change in net unrealized gain on securities available-for-sale	-	-	-	(526,462)	(526,462)
Total comprehensive income					214,914
Cash dividends paid	-	-	(200,070)	-	(200,070)
Balance, December 31, 2015	810,000	7,277,986	16,731,341	(54,766)	24,764,561
Comprehensive loss:
Net loss	-	-	(1,003,033)	-	(1,003,033)
Change in net unrealized loss on securities available-for-sale	-	-	-	(883,259)	(883,259)
Total comprehensive loss					(1,886,292)
Transfer to surplus	-	4,000,000	(4,000,000)		-
Cash dividends paid	-	-	(450,036)	-	(450,036)
Balance, December 31, 2016	$810,000	$11,277,986	$11,278,272	$(938,025)	$22,428,233

The accompanying notes are an integral part of these financial statements.

IBERVILLE BANK

Plaquemine, Louisiana

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,003,033)	$741,376	$765,799
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	123,000	-	76,500
Depreciation and amortization	438,334	425,329	461,123
Write downs of other real estate	-	-	90,000
Net investment securities gains	(58,978)	(190,298)	(1,494)
Net property and equipment losses	60,777	44,565	27,878
Net gains on sales of other real estate owned	(6,134)	-	(56,320)
Dividends - FHLB	(700)	(800)	(800)
Net change in accrued income and other assets	(1,494,971)	(174,278)	(389,122)
Net change in accrued expenses and other liabilities	2,692,564	1,131,503	1,110,432
Net cash provided by operating activities	750,859	1,977,397	2,083,996

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in interest-bearing deposits in banks	4,715,686	3,419,258	7,574,997
Proceeds from sale/maturity of investment securities
Held to maturity	-	-	1,305,000
Available for sale	14,351,689	16,576,435	12,450,280
Purchases of investment securities
Available for sale	(11,689,597)	(13,179,599)	(17,577,766)
Net increase in loans	(6,728,568)	(18,804,699)	(6,298,754)
Proceeds from sales of other real estate owned	199,970	5,500	393,020
Purchase of bank owned life insurance	(4,000,000)	-	-
Purchases of property and equipment	(736,101)	(247,553)	(338,870)
Proceeds from sales of property and equipment	78,800	-	-
Net cash used in investing activities	(3,808,121)	(12,230,658)	(2,492,093)

The accompanying notes are an integral part of these financial statements.

IBERVILLE BANK

Plaquemine, Louisiana

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits	$10,422,393	$17,470,010	$(3,345,542)
Repayment of long term debt	(172,698)	(165,389)	(259,201)
Dividends paid	(450,036)	(200,070)	(63,666)
Net cash provided by (used in) financing activities	9,799,659	17,104,551	(3,668,409)

Net change in cash and cash equivalents	6,742,397	6,851,290	(4,076,506)

Cash and cash equivalents at beginning of year	20,680,141	13,828,851	17,905,357

Cash and cash equivalents at end of year	$27,422,538	$20,680,141	$13,828,851

SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
Interest paid on deposits and borrowed funds	$477,210	$443,191	$452,981
Noncash investing activity:
Transfers to foreclosed real estate	187,436	-	131,000

The accompanying notes are an integral part of these financial statements.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Iberville Bank (Bank), conform to accounting principles generally accepted in the United States of America and the prevailing practices within the banking industry. A summary of the significant policies is as follows:

Nature of Operations

The Bank generates commercial and consumer loans and receives deposits from customers located primarily in southern Louisiana. The Bank operates under a state charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Commissioner of Financial Institutions of the State of Louisiana and the Federal Deposit Insurance Corporation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairments of securities, and the fair value of financial instruments.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located in southern parishes within the state of Louisiana. Note #3 discusses the types of securities in which the Bank invests. Note #4 discusses the types of loans made by the Bank. The Bank does not have any significant concentrations in any one industry or customer.

Loans secured by real estate represent 93.92% and 94.74% of the total portfolio at December 31, 2016, and 2015.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which have original maturities of 90 days or less.

Interest-bearing Deposits in Banks

Interest-bearing deposits in banks mature within one year and are carried at cost.

Investment Securities

Securities are being accounted for in accordance with applicable guidance contained in the Accounting Standards Codification (ASC) which requires the classification of securities into one of three categories: trading, available-for-sale, or held-to-maturity.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity or trading are classified as available-for-sale. The Bank had no significant trading account securities during the three years ended December 31, 2016. Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity until realized.

The ASC guidance related to presentation of other-than-temporary impairment specifies that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporary impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion, and accrued interest are included in interest income on securities. Gains and losses on the sale of securities available-for-sale are recorded on the trade date and are determined using the specific-identification method.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Securities (continued)

The Bank has chosen to early adopt a provision in Accounting Standards Update (ASU) No. 2016-01, Financial Instruments–Recognition and Measurement of Financial Assets and Financial Liabilities that allows the Bank to eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (FHLB), Dallas system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on the stock.

Loans

The Bank grants commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout southern Louisiana. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding principal adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged-off no later than 180 days past due unless the credit is well-secured. Past due status is determined based on contractual terms. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

During the normal course of business, the Bank may transfer a portion of a financial asset, for example, a participation loan or government guaranteed portion of a loan. In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria for a participation interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties, and no loan holder has the right to pledge or exchange the entire loan.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a loan-by-loan basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of loan losses inherent in the loan portfolio and the related allowance may change in the future. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-off’s, net of recoveries.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed assets.

Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed principally by the straight-line and accelerated methods over the estimated useful lives of the assets.

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance. The Bank adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

Effective for the year ended December 31, 2006, the Bank, along with the shareholders of its parent company elected “S” Corporation status under the provisions of the Internal Revenue Code, which provides that in lieu of corporate income taxes, the shareholders are taxed on their proportionate share of the corporation’s taxable income. The State of Louisiana does not assess an income tax on income resulting from banking operations.

The Bank has no uncertain tax positions.

The Bank files a consolidated federal income tax return with its parent company. The statute of limitations for the examination of the consolidated federal income tax returns is generally 3 years from the due date of the tax return including extensions. The federal tax years open for assessment are years ending December 31, 2013 through December 31, 2016.

Earnings per Share

Net income per share of common stock has been computed on the basis of the weighted average number of shares of common stock.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of condition, such items, along with net income, are components of comprehensive income (loss).

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Pension Costs

Pension costs are charged to salaries and employee benefits expense.

Goodwill

Goodwill represents the unamortized excess of cost over the fair value of assets purchased. Goodwill is deemed to have an indefinite useful life because it is expected to generate cash flow indefinitely. Thus, the Bank ceased amortizing goodwill on January 1, 2002. This is subject to impairment testing annually.

Advertising

The Bank expenses advertising costs as they are incurred.

Reclassifications

Certain amounts in the 2015 financial statements have been reclassified to conform to the 2016 presentation.

2.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2016 and 2015, these reserve balances amounted to $648,000 and $-, respectively.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

3.	INVESTMENT SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	December 31, 2016
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities available-for-sale
Debt securities:
Mortgage-backed securities	$30,032,587	$25,504	$698,900	$29,359,191
Obligations of state and political subdivisions	33,959,122	229,595	475,738	33,712,979
Other	15,165,242	-	247,514	14,917,728
Total debt securities	79,156,951	255,099	1,422,152	77,989,898
Marketable equity securities	-	229,028	-	229,028
Total securities available-for-sale	$79,156,951	$484,127	$1,422,152	$78,218,926

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities available-for-sale
Debt securities:
Mortgage-backed securities	$26,963,772	$19,821	$342,025	$26,641,568
Obligations of state and political subdivisions	37,622,528	340,312	158,851	37,803,989
Other	18,180,088	7,779	151,592	18,036,275
Total debt securities	82,766,388	367,912	652,468	82,481,832
Marketable equity securities	-	229,790	-	229,790
Total securities available-for-sale	$82,766,388	$597,702	$652,468	$82,711,622

At December 31, 2016 and 2015, securities pledged with a carrying value of $32,819,100 and $28,866,041 respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The Bank has purchased common stock in First National Bankers Bank (FNBB) valued at cost of $205,000 at December 31, 2016 and 2015. Stock is held at a purchase cost of $293 per share.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

3.	INVESTMENT SECURITIES (continued)

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2016 follows:

	Securities Available-for-Sale
	Amortized Cost	Fair Value

Within one year	$432,258	$433,462
After one year through five years	3,617,242	3,596,875
After five years through ten years	9,769,844	9,607,655
After ten years	65,337,607	64,351,906
	79,156,951	77,989,898
Marketable equity securities	-	229,028
	$79,156,951	$78,218,926

Proceeds from sales of securities and gross realized gains and losses for the years ended December 31, were:

	2016	2015	2014
Securities available-for-sale
Mortgage backed securities
Gross realized gains	$-	$-	$21,410
Gross realized losses	$-	$-	$4,786
Obligations of state and political subdivisions
Gross realized gains	$66,765	$216,447	$-
Gross realized losses	$3,573	$26,149	$13,446
Other
Gross realized gains	$-	$-	$-
Gross realized losses	$4,214	$-	$1,684
Proceeds from sales of securities	$5,563,791	$7,958,396	$2,330,283

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

3.	INVESTMENT SECURITIES (continued)

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the entity’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015.

Securities that have been in a continuous unrealized loss position at December 31, 2016 are as follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$483,672	$15,406,771	$215,228	$10,243,555
Obligations of state and political subdivisions	475,738	21,094,839	-	-
Other	2,327	1,196,485	245,187	13,721,243
	$961,737	$37,698,095	$460,415	$23,964,798

Securities that have been in a continuous unrealized loss position at December 31, 2015, are as follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$119,467	$13,095,619	$222,558	$9,739,946
Obligations of state and political subdivisions	89,027	10,311,549	69,824	4,864,448
Other	56,399	10,671,937	95,163	6,611,236
	$264,893	$34,079,105	$387,575	$21,215,630

At December 31, 2016, eighty-nine debt securities have unrealized losses with aggregate depreciation of 2.25% from the Bank’s amortized cost basis. These securities are guaranteed by either the U.S. Government or one of its agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS

A summary of loans follows:

	(In Thousands) December 31,
	2016	2015

Commercial and industrial	$3,784	$2,949
Real estate	140,277	135,146
Loans to individuals for personal expenditures	3,416	2,909
All others	1,885	1,645
	149,362	142,649
Allowance for loan losses	(2,023)	(1,916)

Loans, net	$147,339	$140,733

Allowance for loan losses

The Bank has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the Bank’s portfolio. For purposes of determining the allowance for loan losses, the Bank segments its loan portfolio into the following class codes: 1-4 family construction, other construction, consumer, 1-4 family/multifamily residential, non-farm/non-residential commercial R/E, commercial & industrial, and agricultural & farmland.  The models and assumptions the Bank uses to determine the allowance are continuously reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

The Bank’s Estimation Process

The Bank estimates losses by grading each loan using various risk factors as identified through periodic reviews.  The Bank applies loss factors to the various classes of loans based on historical losses over a relevant period of time; these loss estimates are adjusted as appropriate based on additional analysis of long-term aggregate loss experience compared to previously forecasted losses, external loss data or other risks identified from current economic conditions and credit quality trends.

Reflected in the portions of the allowance previously described is an amount for imprecision or uncertainty inherent in estimates used for the allowance, which may change from period to period. This amount is the result of the management’s judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience and other subjective factors, including industry trends, calculated to better reflect the Bank’s view of risk in the loan portfolio. No single statistic or measurement determines the adequacy of the allowance for loan loss. Changes in the allowance for loan loss and the related provision expense can materially affect net income.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

The Bank’s Estimation Process (continued)

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the statement of condition date. The Bank considers the allowance for loan losses of $2,022,791 adequate to cover loan losses inherent in the loan portfolio at December 31, 2016.The following table presents by portfolio segment, the changes in the allowance for loan losses for the year ended December 31, 2016, and the recorded investment in loans as of and for the year ended December 31, 2016.

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2016

(in thousands)

				1-4 Family/	Nonfarm/
	1-4 Family	Other		Multifamily	Nonresidential	Commercial	Agricultural
	Construction	Construction	Consumer	Residential	Commercial R/E	& Industrial	& Farmland	Total

Allowance for loan losses:
Beginning balance	$594	$364	$231	$255	$193	$105	$174	$1,916
Recoveries	-	-	7	11	-	1	-	19
Charge-offs	-	(1)	(24)	(10)	-	-	-	(35)
Provision	17	18	17	18	18	17	18	123
Ending balance	$611	$381	$231	$274	$211	$123	$192	$2,023

Ending balance - individually evaluated for impairment	$-	$-	$-	$158	$-	$-	$-	$158

Ending balance - collectively evaluated for impairment	$611	$381	$231	$116	$211	$123	$192	$1,865

Loans receivable:
Ending balance - individually evaluated for impairment	$-	$836	$-	$5,499	$1,223	$-	$-	$7,558

Ending balance - collectively evaluated for impairment	$13,058	$6,162	$5,883	$29,358	$81,907	$2,928	$2,507	$141,803

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2015

(in thousands)

				1-4 Family/	Nonfarm/
	1-4 Family	Other		Multifamily	Nonresidential	Commercial	Agricultural
	Construction	Construction	Consumer	Residential	Commercial R/E	& Industrial	& Farmland	Total

Allowance for loan losses:
Beginning balance	$593	$359	$220	$253	$193	$103	$174	$1,895
Recoveries	1	5	11	2	-	2	-	21
Charge-offs	-	-	-	-	-	-	-	-
Provision	-	-	-	-	-	-	-	-
Ending balance	$594	$364	$231	$255	$193	$105	$174	$1,916

Ending balance - individually evaluated for impairment	$-	$-	$-	$173	$-	$-	$-	$173

Ending balance - collectively evaluated for impairment	$594	$364	$231	$82	$193	$105	$174	$1,743

Loans receivable:
Ending balance - individually evaluated for impairment	$836	$-	$-	$4,773	$1,194	$-	$-	$6,803

Ending balance - collectively evaluated for impairment	$12,114	$9,640	$3,899	$32,580	$73,098	$2,949	$1,566	$135,846

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2014

(in thousands)

				1-4 Family/	Nonfarm/
	1-4 Family	Other		Multifamily	Nonresidential	Commercial	Agricultural
	Construction	Construction	Consumer	Residential	Commercial R/E	& Industrial	& Farmland	Total

Allowance for loan losses:
Beginning balance	$581	$361	$189	$439	$182	$83	$163	$1,998
Recoveries	1	33	26	36	-	10	-	106
Charge-offs	-	(46)	(6)	(233)	-	(1)	-	(286)
Provision	11	11	11	11	11	11	11	77
Ending balance	$593	$359	$220	$253	$193	$103	$174	$1,895

Ending balance - individually evaluated for impairment	$-	$-	$-	$137	$-	$12	$-	$149

Ending balance - collectively evaluated for impairment	$593	$359	$220	$116	$193	$91	$174	$1,746

Loans receivable:
Ending balance - individually evaluated for impairment	$-	$-	$-	$6,425	$799	$12	$-	$7,236

Ending balance - collectively evaluated for impairment	$11,276	$10,359	$3,504	$28,175	$59,998	$1,723	$1,552	$116,587

An analysis of the allowance for loan losses follows:

	(In Thousands) Years Ended December 31,

	2016	2015
Balance at beginning of year	$1,916	$1,895
Provision for loan losses	123	-
Loans charged off	(35)	-
Recoveries of loans previously charged off	19	21
Balance at end of year	$2,023	$1,916

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

Credit Quality Information

Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, and current economic trends, among other factors. The Bank uses the following risk rating definitions to assess risk within the various loan portfolios:

Exceptional High – Loans rated exceptional high are those of superior quality and no apparent risk.

Excellent – Loans rated excellent are those with excellent credit and minimal risk.

Good – Loans rated good are those with good credit, above average quality, normal credit standards and minimal risk.

Satisfactory – Loans rated satisfactory are those of satisfactory credit, average quality and moderate risk.

Conditional Satisfactory – Loans rated conditional satisfactory are those with marginal credit, possible policy exceptions, acceptable asset quality, and insignificant risk.

Special Mention – Loans rated special mention are those with deficiencies, considerable risk and potential weaknesses.

Substandard – Loans rated substandard are heavily leveraged, have very high risk and potential loss, and show obvious deterioration.

Not Rated – These loans have not been rated as of December 31, 2016.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

Credit Quality Information (continued)

The following table presents the classification of loans by risk rating range for the loan portfolio at December 31, 2016:

Credit Quality Indicators

Credit Risk Profile by Creditworthiness Category by Class of Loan

For the Year Ended December 31, 2016

(in thousands)

				Residential	Nonfarm/
	1-4 Family	Other		1-4 Family/	Nonresidential	Commercial	Agricultural
	Construction	Construction	Consumer	Multifamily	Commerical R/E	& Industrial	& Farmland	Total
Exceptional High	$-	$-	$2,422	$98	$2,507	$1,241	$405	$6,673
Excellent	-	944	-	2,428	13,385	587	336	17,680
Good	3,343	429	294	10,408	27,318	407	1,422	43,621
Satisfactory	152	66	26	3,101	7,306	499	79	11,229
Conditional Satisfactory	7,687	5,137	1,803	9,502	16,448	179	265	41,021
Special Mention	1,876	422	1,338	5,177	12,750	15	-	21,578
Substandard	-	-	-	4,143	3,416	-	-	7,559
Not Rated	-	-	-	-	-	-	-	-
Total	$13,058	$6,998	$5,883	$34,857	$83,130	$2,928	$2,507	$149,361

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

Credit Quality Information (continued)

The following table presents the classification of loans by risk rating range for the loan portfolio at December 31, 2015:

Credit Quality Indicators

Credit Risk Profile by Creditworthiness Category by Class of Loan

For the Year Ended December 31, 2015

(in thousands)

				Residential	Nonfarm/
	1-4 Family	Other		1-4 Family/	Nonresidential	Commercial	Agricultural
	Construction	Construction	Consumer	Multifamily	Commerical R/E	& Industrial	& Farmland	Total
Exceptional High	$-	$-	$1,769	$277	$2,659	$1,316	$524	$6,545
Excellent	510	265	-	1,803	11,948	222	323	15,071
Good	1,827	856	-	8,032	29,487	100	179	40,481
Satisfactory	7,933	4,570	2,963	11,127	15,935	171	1,137	43,836
Conditional Satisfactory	2,679	519	843	6,236	12,242	61	50	22,630
Special Mention	-	90	31	1,570	4,556	510	136	6,893
Substandard	-	875	-	4,945	1,194	-	-	7,014
Not Rated	-	-	171	8	-	-	-	179
Total	$12,949	$7,175	$5,777	$33,998	$78,021	$2,380	$2,349	$142,649

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

Age Analysis of Past Due Loans Receivable by Class

The following table includes an aging analysis of the recorded investment of past due loans receivable by class as of December 31, 2016:

Age Analysis of Past Due Loans by Class of Loan

As of December 31, 2016

(in thousands)

		60-89	Greater than				Total
	30-59 Days	Days	90 Days And	Total	Non-		Loans
	Past Due	Past Due	Accruing	Past Due	Accruing	Current	Receivable

1-4 Family Construction	$-	$-	$-	$-	$-	$13,058	$13,058
Other Construction	-	-	-	-	861	6,137	6,998
Consumer	26	-	-	26	-	5,857	5,883
Residential 1-4 Family/Multifamily	-	-	-	-	979	33,878	34,857
Nonfarm/Nonresidential Commercial R/E	-	-	-	-	123	83,007	83,130
Commercial & Industrial	-	-	-	-	-	2,928	2,928
Agricultural & Farmland	-	-	-	-	-	2,507	2,507
Total	$26	$-	$-	$26	$1,963	$147,372	$149,361

The following table includes an aging analysis of the recorded investment of past due loans receivable by class as of December 31, 2015:

Age Analysis of Past Due Loans by Class of Loan

As of December 31, 2015

(in thousands)

			Greater than				Total
	30-59 Days	60-89 Days	90 Days And	Total	Non-		Loans
	Past Due	Past Due	Accruing	Past Due	Accruing	Current	Receivable

1-4 Family Construction	$-	$-	$-	$-	$-	$12,950	$12,950
Other Construction	-	-	-	-	-	9,640	9,640
Consumer	-	-	-	-	-	3,899	3,899
Residential 1-4 Family/Multifamily	-	-	-	-	1,894	35,459	37,353
Nonfarm/Nonresidential Commercial R/E	-	-	-	-	-	74,292	74,292
Commercial & Industrial	-	-	-	-	-	2,949	2,949
Agricultural & Farmland	-	-	-	-	-	1,566	1,566
Total	$-	$-	$-	$-	$1,894	$140,755	$142,649

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

Nonaccrual Loans

The Bank places a loan on nonaccrual status, until it qualifies for return to accrual status. Generally the Bank returns a loan to accrual status when (a) all delinquent interest and principal become current under the terms of the loan agreement or (b) the loan is both well-secured and in the process of collection and collectability is no longer doubtful. The Bank has determined that the entire balance of a loan is contractually delinquent if the minimum payment is not received by the specified due date on the borrower’s statement. Interest and fees continue to accrue on past due loans until the date the loan goes into nonaccrual status, if applicable.

The following table presents the loans on nonaccrual status as of December 31, 2016 and December 31, 2015:

	2016	2015

1-4 Family Construction	$-	$-
Other Construction	860,575	-
Consumer	-	-
Residential 1-4 Family/Multifamily	979,515	1,893,943
Nonfarm/Nonresidential Commercial R/E	122,957	-
Commercial & Industrial	-	-
Agrilcultural & Farmland	-	-
	$1,963,047	$1,893,943

Impaired Loans

A loan is considered impaired, in accordance with the impairment accounting guidance, when based on current information and events, it is probable that the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on nonaccrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on nonaccrual status, contractual interest is credited to interest income when received, under the cash basis method.

At December 31, 2016 and 2015, the total recorded investment in loans on non-accrual amounted to $1,963,047 and $1,893,943, respectively. There was no recorded investment in loans past due ninety days or more and still accruing interest at December 31, 2016 and 2015. The average recorded investment in loans on non-accrual amounted to $1,539,652, $1,407,826, and $895,820 for the years ended December 31, 2016, 2015, and 2014, respectively. The allowance for loan losses related to impaired loans amounted to approximately $158,000 and $173,000 and at December 31, 2016 and 2015, respectively. Interest income on impaired loans of $26,314, $23,717, and $27,247, was recognized for cash payments received in 2016, 2015, and 2014, respectively. The Bank has no commitments to loan additional funds to borrowers whose loans have been modified.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, and the average recorded investment of the impaired loans as of December 31, 2016.

Impaired Loans Information

As of December 31, 2016

(in thousands)

		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest Income
	Investment	Balance	Allowance	Investment	Recognized
With No Related Allowance:
(in thousands)
1-4 Family Construction	$-	$-	$-	$-	$-
Other Construction	836	-	-	836	17
Residential 1-4 Family/Multifamily	3,218	-	-	3,640	129
Nonfarm/Nonresidential Commercial R/E	1,224	-	-	1,131	62
Commercial & Industrial	-	-	-	-	-
With An Allowance:
(in thousands)
1-4 Family Construction	-	-	-	-	-
Other Construction	-	-	-	-	-
Consumer	-	-	-	-	-
Residential 1-4 Family/Multifamily	2,280	-	158	2,404	83
Nonfarm/Nonresidential Commercial R/E	-	-	-	-	-
Commercial & Industrial	-	-	-	-	-
Total	$7,558	$-	$158	$8,011	$291

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, and the average recorded investment of the impaired loans as of December 31, 2015.

Impaired Loans Information

As of December 31, 2015

(in thousands)

		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest Income
	Investment	Balance	Allowance	Investment	Recognized
With No Related Allowance:
(in thousands)
1-4 Family Construction	$-	$-	$-	$-	$-
Other Construction	836	-	-	836	42
Residential 1-4 Family/Multifamily	2,210	-	-	2,467	65
Nonfarm/Nonresidential Commercial R/E	1,194	-	-	1,294	62
Commercial & Industrial	-	-	-	-	-
With An Allowance:
(in thousands)
1-4 Family Construction	-	-	-	-	-
Other Construction	-	-	-	-	-
Consumer	-	-	-	-	-
Residential 1-4 Family/Multifamily	2,563	-	173	2,684	133
Nonfarm/Nonresidential Commercial R/E	-	-	-	-	-
Commercial & Industrial	-	-	-	-	-
Total	$6,803	$-	$173	$7,281	$302

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, and the average recorded investment of the impaired loans as of December 31, 2014.

Impaired Loans Information

As of December 31, 2014

(in thousands)

		Unpaid		Average
	Recorded	Principal	Related	Recorded	Interest Income
	Investment	Balance	Allowance	Investment	Recognized
With No Related Allowance:
(in thousands)
1-4 Family Construction	$-	$-	$-	$-	$-
Other Construction	836	836	-	836	36
Residential 1-4 Family/Multifamily	3,634	3,634	-	3,655	150
Nonfarm/Nonresidential Commercial R/E	799	799	-	812	49
Commercial & Industrial	-	-	-	-	-
With An Allowance:
(in thousands)
1-4 Family Construction	-	-	-	-	-
Other Construction	-	-	-	-	-
Consumer	-	-	-	-	-
Residential 1-4 Family/Multifamily	1,955	1,955	137	2,163	38
Nonfarm/Nonresidential Commercial R/E	-	-	-	-	-
Commercial & Industrial	12	12	12	15	-
Total	$7,236	$7,236	$149	$7,481	$273

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

4.	LOANS (continued)

Troubled Debt Restructurings (TDRs)

There were no loans modified as a troubled debt restructuring during the years ended December 31, 2016 and December 31, 2015.

The following table includes loans modified as TDRs during the year by portfolio class at December 31, 2014:

(in thousands)
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Loans	Investment	Investment
Troubled Debt Restructurings:
Other Construction	-	$-	$-
Consumer	-	-	-
Residential 1-4 Family/Multifamily	1	991	797
Nonfarm/Nonresidential Commercial R/E	-	-	-
Commercial & Industrial	-	-	-
Total	1	$991	$797

There were no TDRs that subsequently defaulted during the three year period ended December 31, 2016.

Restructured loans were modified as follows during the years ended December 31, 2016, 2015, and 2014:

Troubled Debt Restructurings

(in thousands)

	2016	2015	2014

Extended payment terms	$-	$-	$797
Reduced payment	-	-	-
Reduced rate	-	-	-
Reduced rate and payment terms	-	-	-
Total loans	$-	$-	$797

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

5.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of property and equipment follows:

	December 31,
	2016	2015

Land	$966,183	$966,183
Buildings	4,694,146	4,669,466
Equipment	5,207,322	5,488,866
Leasehold improvements	584,952	584,952
Automobiles	-	42,559
Construction-in-progress	33,170	8,675
Total cost	11,485,773	11,760,701
Less: Accumulated depreciation and amortization on property and equipment	(7,392,291)	(7,825,409)

Net book value	$4,093,482	$3,935,292

Depreciation and amortization expense on property and equipment amounted to $438,334, $425,329, and $461,123 for 2016, 2015, and 2014, respectively.

6.	DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2016 and 2015 was $2,544,227 and $3,543,759, respectively.

At December 31, 2016, the scheduled maturities of time deposits are as follows:

2017	$20,170,672
2018	2,158,919
2019	1,331,301
2020	595,003
2021	368,548
Thereafter	-
$24,624,443

Additionally, IRA certificates of deposit totaled $6,410,085 and $7,237,205 for December 31, 2016 and 2015, respectively.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

7.	FEDERAL HOME LOAN BANK ADVANCES

The Bank has purchased stock in the Federal Home Loan Bank (FHLB) valued at cost of $226,000 and $225,300 at December 31, 2016 and 2015, respectively. It is pledged as collateral for FHLB advances. The total outstanding advance on this line was $455,767 and $628,465 at December 31, 2016 and 2015, respectively. These advances bear interest at rates ranging from 4.186% to 4.722%. The contractual maturities of the outstanding advances begin in year 2018 and continue thereafter.

The line-of-credit is secured by wholly-owned residential (1-4 units) first mortgage loans with balances of approximately $75,369,974 and $75,825,310 at December 31, 2016 and 2015, respectively. The line-of-credit requires a FHLB stock investment of at least 4.1% of the amount borrowed. As of December 31, 2016 and 2015, the Bank could borrow up to $2,526,829, and $2,504,878, respectively.

The contractual maturities of FHLB advances are as follows:

Due in 2017	$-
Due in 2018	220,785
Due in 2019	-
Due in 2020	-
Due in 2021	-
Due thereafter	234,982
$455,767

8.	SHORT TERM BORROWINGS

At December 31, 2016, the Bank had $8,700,000 available under a Federal Funds line-of-credit with First National Banker’s Bank that expires on June 30, 2017. As of December 31, 2016 and December 31, 2015, the balance on the line of credit was zero.

At December 31, 2016, the Bank had a $5,000,000 line-of-credit with The Independent Banker’s Bank that can be terminated with or without notice at any time. As of December 31, 2016 and December 31, 2015, the balance on the line of credit was zero.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

9.	OFF-BALANCE SHEET ACTIVITIES

The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and inherent risk in excess of the amount recognized in the statements of condition.

The Bank’s exposure to credit loss is represented by the contractual amounts of these commitments. The Bank uses the same credit policies in making commitments as it does instruments that are included in the statements of condition.

At December 31, 2016 and 2015, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2016	2015

Unfunded commitments to extend credit	$21,560,176	$14,948,059
Letters of credit	$177,812	$60,690

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in 2016, 2015, or 2014.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

10.	SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located in southern Louisiana. Investments in state and municipal securities involve governmental entities within the Bank's market area. Generally, the loans are secured. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, unless otherwise approved by the Board of Directors, does not extend credit in excess of approximately $6,000,000 to any single borrower or group of related borrowers.

The contractual amounts of credit-related financial instruments such as commitments to extend credit, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

11.	EMPLOYEE BENEFIT PLANS

Pension Plan. The Bank provides pension benefits for eligible employees through a defined benefit pension plan. There are 16 active participants in the plan and 2 deferred employees in the plan since the plan was frozen in 1995. These employees participate in the retirement plan on a non-contributing basis, and were fully vested after five years of participation. Information pertaining to the activity in the plan is as follows:

	Years Ended December 31,
	2016	2015	2014
Change in benefit obligation:
Benefit obligation at beginning of year	$1,487,306	$1,505,735	$1,219,286
Interest cost	64,549	59,966	60,964
Actuarial loss	12,000	4,233	11,002
Change in discount rate	113,192	(78,326)	220,752
Benefits paid	(27,013)	(4,302)	(6,269)
Benefit obligation at end of year	1,650,034	1,487,306	1,505,735

Change in plan assets:
Fair value of plan assets at beginning of year	1,393,148	1,412,716	1,344,998
Actual return on plan assets	104,035	(15,266)	73,987
Employer contribution	-	-	-
Benefits paid	(27,013)	(4,302)	(6,269)
Fair value of plan assets at end of year	1,470,170	1,393,148	1,412,716

Funded status	(179,864)	(94,158)	(93,019)
Unrecognized net actuarial loss	-	664,204	675,531
Unrecognized prior service cost	-	-	-
Prepaid pension cost	$(179,864)	$570,046	$582,512

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

11.	EMPLOYEE BENEFIT PLANS (continued)

The components of net periodic pension cost (income) are as follows:

	Years Ended December 31,
	2016	2015	2014

Interest cost	$64,549	$59,966	$60,964
Expected return on plan assets	(97,520)	(98,890)	(94,150)
Amortization of prior service cost	-	-	-
Amortization of unrecognized net loss	56,525	51,390	26,856
	$23,554	$12,466	$(6,330)

The Bank is in the process of liquidating this plan. For the year ended December 31, 2016, actuarial assumptions are based on rate for lump sum distributions of 1.57% for any benefit payable in the next five years, 3.45% for any benefit payable in the subsequent fifteen years, and 4.39% for any benefit payable after twenty years.

For the years ended December 31, 2015, and 2014, actuarial assumptions include an assumed discount rate on benefit obligations of 4.34%, and 4.00%, respectively, and an expected long-term rate of return on plan assets of 7.00 percent. The Bank’s pension plan assets at December 31, 2016 and 2015 are invested in mutual funds and money market funds. The mutual funds seek a level of return consistent with a moderate level of risk. The mutual funds are invested primarily in a combination of U.S. and international equity securities, debt securities, and cash.

401(k) Plan. The Bank has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Bank made discretionary matching contributions equal to 100 percent of the first 4 percent not to exceed $9,000 per participant of an employee’s compensation contributed to the Plan for the three years ended December 31, 2016. For the years ended December 31, 2016, 2015, and 2014 expense attributable to the Plan amounted to $131,563, $128,232, and $109,967, respectively.

12.	RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its principal officers and directors and their affiliates (related parties). An analysis of activity during 2016 and 2015 with respect to loans to officers and directors of the Bank is as follows:

	2016	2015
Balance, January 1	$199,308	$33,074
New loans	323,790	182,734
Repayments	(64,164)	(16,500)
Balance, December 31	$458,934	$199,308

Deposits from related parties held by the Bank totaled $7,308,891 and $5,983,817 at December 31, 2016 and 2015, respectively. The holding company of the Bank, A. Wilbert’s Sons Lumber and Shingle Co., is related by common ownership and control with A. Wilbert’s Sons, LLC.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

13.	LEGAL CONTINGENCES

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s financial statements.

14.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to the bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2016 and 2015, that the Bank met all capital adequacy requirements to which they are subject.

In 2014, FDIC adopted final rules implementing the Basel Committee on Banking Supervision's capital guidelines for U.S. banks. Under the final rules, minimum requirements will increase for both the quantity and quality of capital held by the Bank. The rules include a new common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.5%; raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0%; require a minimum ratio of Total capital to risk-weighted assets of 8.0%; and require a minimum Tier 1 leverage ratio of 4.0%. A new capital conservation buffer, comprised of common equity Tier 1 capital, is also established above the minimum regulatory capital requirements. This capital conservation buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increases each subsequent year by an additional 0.625% until reaching its final level of 2.5% on January 1, 2019. Strict eligibility criteria for regulatory capital instruments were also implemented under the final rules.

The phase-in period for the final rules began for the Bank on January 1, 2015, with full compliance with all of the final rule's requirements phased in over a multi-year schedule and should be fully phased-in by January 1, 2019. Management believes that the Bank's capital levels will remain characterized as "well-capitalized" under the new rules.

The last Office of the Commissioner of Financial Institutions (OFI) and Federal Deposit Insurance Corporation (FDIC) joint examinations were performed as of September 30, 2015. As of December 31, 2016, the most recent notification from the OFI categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

14.	MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

The actual and required capital amounts and ratios as of December 31, 2016 and 2015 are as follows:

			For Capital		To Be Well Capitalized Under Prompt Corrective Action
	Actual		Adequacy Purposes:		Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2016:
Total Capital (to Risk Weighted Assets)
Iberville Bank	$24,809,000	13.74%	$14,446,000	≥8.00%	$18,058,000	≥10.00%
Tier I Capital (to Risk Weighted Assets)
Iberville Bank	$22,683,000	12.56%	$10,835,000	≥6.00%	$14,446,000	≥ 8.00%
Tier I Capital (to Average Assets)
Iberville Bank	$22,683,000	8.71%	$10,415,000	≥4.00%	$13,018,000	≥ 5.00%
Common Tier I Capital (to Risk Weighted Assets)
Iberville Bank	$22,683,000	12.56%	$9,255,000	≥5.13%	$12,866,000	≥ 7.13%

As of December 31, 2015:
Total Capital (to Risk Weighted Assets)
Iberville Bank	$26,157,000	15.81%	$13,238,000	≥8.00%	$16,547,000	≥10.00%
Tier I Capital (to Risk Weighted Assets)
Iberville Bank	$24,136,000	14.59%	$9,928,000	≥6.00%	$13,238,000	≥8.00%
Tier I Capital (to Average Assets)
Iberville Bank	$24,136,000	9.61%	$10,050,000	≥4.00%	$12,563,000	≥5.00%
Common Tier I Capital (to Risk Weighted Assets)
Iberville Bank	$24,136,000	14.59%	$7,446,000	≥4.50%	$10,756,000	≥6.50%

15.	RESTRICTIONS ON RETAINED EARNINGS

The Bank, as a state bank, is subject to the dividend restrictions set forth by the Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner, declare dividends in excess of the sum of the current year's retained net profits (as defined) plus the retained net profits (as defined) from the prior year. During 2016, the Bank could, without prior approval, declare dividends of $541,306 plus any 2016 net profits retained to the date of the dividend declaration.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

•	Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•	Level 2 – Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•	Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Securities: Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE (Government sponsored enterprises) obligations, such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal Home Loan Banks), corporate bonds, and other securities. Mortgage backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Fair Value of Assets Measured on a Recurring Basis

The Bank’s securities are measured on a recurring basis through a model used by its investment custodian. All of its bond price adjustments meet level 2 criteria. Prices are derived from a model which uses actively quoted rates, prepayment models and other underlying credit and collateral data.

Fair Value Assets Measured on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a non-recurring basis. Impaired loans are level 2 assets measured using appraisals from external parties of the collateral less any prior liens and the estimated cost of holding and selling the collateral. As of December 31, 2016 the fair value of impaired loans was approximately $7.6 million.

17.	DEFERRED COMPENSATION AGREEMENTS

The Bank has a non-qualified deferred compensation arrangement with certain key employees under which future defined benefits are expected to be funded by individual life insurance policies. The present value of future benefits will be accrued over the remaining service lives of the individual employees. The total change in the amounts accrued under such arrangements for the years ended December 31, 2016, 2015, and 2014 were $24,577, ($33,376), and ($50,888), respectively.

18.	COMMITMENTS AND CONTINGENCIES

The Bank is self-insured for group health insurance and pays all claims up to $50,000 per person covered up to an aggregate amount calculated using an average monthly factor. The excess is insured with an insurance company. Employees pay a portion of this cost based on a preset premium amount.

IBERVILLE BANK

Plaquemine, Louisiana

NOTES TO FINANCIAL STATEMENTS

18.	COMMITMENTS AND CONTINGENCIES (continued)

Leases that do not meet criteria for capitalization are classified as operating leases with related rentals charged to operations as incurred. The bank leases several pieces of property from an affiliated company related through common ownership. The following is a schedule by year of future minimum lease payments under these arrangements as of December 31, 2016:

Year Ending December 31	Minimum Payments
2017	$237,655
2018	237,655
2019	203,159
2020	123,073
2021	93,445
Thereafter	63,816
$958,803

Rent expense amounted to $223,484, $222,357, and $217,953 for 2016, 2015, and 2014, respectively.

19.	SUBSEQUENT EVENTS

As of the close of business on December 31, 2016, The First Bancshares, Inc., a Mississippi corporation, purchased one hundred percent of the issued and outstanding capital stock of Iberville Bank from A. Wilbert’s Sons Lumber and Shingle Co. Simultaneous with the purchase, Iberville Bank merged with and into The First, A National Banking Association. The First is the surviving entity in the merger and shall continue its corporate existence under the name, “The First, A National Banking Association”, and the separate corporate existence of the Bank has ceased.

Management has evaluated subsequent events through March 3, 2017, the date that the financial statements were available to be issued, and determined that no additional disclosures are necessary.

Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of The First Bancshares, Inc. (hereinafter referred to as the "Company" or "we" and similar terms unless the context indicates otherwise) and Iberville Bank ("Iberville") and are adjusted to give effect to the January 1, 2017 acquisition of Iberville. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 gives effect to the acquisition of Iberville as if it had occurred on December 31, 2016. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 give effect to the acquisition of Iberville as if it had occurred on January 1, 2016.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary because valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. The estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date).

The pro forma condensed combined financial statements do not necessarily reflect what the combined companies' financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved if the Company and Iberville had been a combined company during the period presented. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as Iberville's historical consolidated financial statements and related notes for the year ended December 31, 2016 which are included as Exhibit 99.2 to this Current Report filed on Form 8-K/A.

THE FIRST BANCSHARES, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2016

(in thousands)

(unaudited)

	Historical
	The First Bancshares, Inc.	Iberville Bank	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash, due from banks and interest-bearing bank balances and interest-bearing time deposits	$62,119	$28,666	$(31,100	)(4)	$59,685
Securities and Federal Home Loan Bank Stock	255,799	78,650	-		334,449
Loans, net	859,544	147,339	1,178	(3)(5)(7)	1,008,061
Mortgage loans held for sale	5,880	-	-		5,880
Other assets	38,496	9,763	-		48,259
Buildings, Furniture & Fixtures and Equipment	34,624	4,093	350	(10)	39,067
Deferred tax asset	5,322		(740	)(2)	4,582
Core deposit intangible	1,807		3,186	(6)	4,993
Goodwill	13,776	683	4,802	(9)	19,261
Total assets	$1,277,367	$269,194	$(22,324)		$1,524,237
Liabilities and Stockholders' Equity
Deposits	$1,039,191	$243,552	$104	(1)	$1,282,847
Federal Home Loan Bank Advances and other borrowings	79,310	456	-		79,766
Other liabilities	4,340	2,758	-		7,098
Total liabilities	1,122,841	246,766	104		1,369,711
Stockholders' equity
Common stock	9,018	810	(810	)(8)	9,018
Additional paid-in capital	102,574	11,278	(11,278	)(8)	102,574
Retained earnings	44,476	11,278	(11,278	)(8)	44,476
Accumulated other comprehensive loss	(1,078)	(938)	938	(8)	(1,078)
Treasury stock	(464)	-	-		(464)
Total stockholders' equity	154,526	22,428	(22,428)		154,526
Total liabilities and stockholders' equity	$1,277,367	$269,194	$(22,324)		$1,524,237

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2016

(in thousands, except per share data)

(unaudited)

	Historical
	The First Bancshares, Inc.	Iberville Bank	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Loans	$38,496	$7,873	$153	(11)	$46,522
Investment securities and other	6,108	1,714	-		7,822
Total interest income	44,604	9,587	153		54,344
INTEREST EXPENSE
Deposits	3,443	453	(85	)(12)	3,811
Borrowed funds	872	22	-		894
Total interest expense	4,315	475	(85)		4,705
Net interest income	40,289	9,112	238		49,639
Provision for loan losses	625	123	-		748
Net interest income after provision for loan losses	39,664	8,989	238		48,891
NON-INTEREST INCOME
Fees and service charges	5,657	813	-		6,470
Other	5,590	1,401	-		6,991
Total non-interest income	11,247	2,214	-		13,461
NON-INTEREST EXPENSE
Salaries and employee benefits	22,137	6,175	(934	)(16)	27,378
Occupancy and equipment	4,721	1,553	9	(15)	6,283
Other operating expense	10,004	4,478	-		14,482
Amortization of core deposit intangible	-	-	319	(13)	319
Merger related expense	-	-	(1,281	)(16)	(1,281)
Total non-interest expense	36,862	12,206	(1,887)		47,181
Income before provision for income taxes	14,049	(1,003)	2,125		15,171
Provision for income taxes	3,930	-	314	(14)	4,244
Net Income (loss)	10,119	(1,003)	1,811		10,927
Preferred dividends and stock accretion	452	-	-		452
Net income (loss) applicable to common shareholders	$9,667	$(1,003)	$1,811		$10,475
Net Income per share:
Basic	$1.78				$1.93
Diluted	$1.57				$1.69
Weighted-average shares used in computed net income per share:
Basic	5,435,088				5,435,088
Diluted	6,259,333				6,259,333

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1-Basis of Presentation

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.

Note 2 – The Company’s Acquisition of Iberville Bank

On January 1, 2017, the Company completed a transaction in which it acquired all of the stock of Iberville Bank, Plaquemine, LA (“Iberville”) for a total consideration of $31.1 million pursuant to a previously-announced Stock Purchase Agreement entered into on October 12, 2017 among the Company and A. Wilbert’s Sons Lumber & Shingle Co., a Louisiana corporation. The following table summarizes the cash paid and the preliminary estimated fair values of the assets and the liabilities assumed as if the acquisition of Iberville occurred on December 31, 2016 (in thousands):

Purchase Price:
Cash paid		$31,100

Fair Value of assets acquired:
Cash and due from banks	28,789
Securities, FHLB Stock and FNBB Stock	78,650
Loans, net	148,517
Buildings, Furniture & Fixtures and Equipment	4,443
Goodwill	683
Core Deposit Intangible	3,186
Other Assets	8,900
Total assets acquired	273,168

Fair Value of deposits acquired:
Deposits	243,725
FHLB Advances	456
Other liabilities	2,689
Total liabilities assumed	246,870

Fair Value of net assets acquired		26,298
Preliminary pro forma goodwill		$4,802

Note 3-Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change:

1.	Adjustment reflects the fair value premium on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

2.	Adjustment reflects the deferred tax impact of prepaid software termination.

3.	Adjustment reflects elimination of Iberville's historical allowance for loan losses.

4.	Adjustment reflects payment of cash consideration of $31.1 million to A. Wilbert’s Sons Lumber and Shingle Co. for the Iberville stock.

5.	Adjustment reflects a fair value discount due to credit.

6.	Adjustment reflects the fair value of acquired core deposit intangible of $3.2 million. The core deposit intangible is calculated as the present value of the difference between a market participant's cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts.

7.	Adjustment reflects a fair value premium due to interest rates.

8.	Adjustment reflects elimination of Iberville's historical stockholder's equity.

9.	Adjustment reflects the excess of the purchase price over the fair value of net assets acquired, net of Iberville's existing goodwill balance.

10.	Adjustment reflects fair value on land and buildings.

11.	Interest income on loans was adjusted to reflect the difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.

12.	Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the deposits.

13.	Adjustment reflects the amortization of core deposit intangible over an estimated ten year useful life and calculated on a straight-line basis.

14.	Adjustment reflects the tax impact of the pro forma acquisition accounting adjustments, as well as the tax impact due to the S Corp status of Iberville at the Company’s effective tax rate.

15.	Adjustment to depreciation expense relating to the fair value of buildings over their estimated useful lives.

16.	Adjustment reflects nonrecurring merger costs of $0.6 million for the Company and $1.6 million for Iberville.